   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY __, 1995
                                                       REGISTRATION NO. __-_____
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------
                           TELE-COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     4841                  84-1260157
      (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
       ORGANIZATION)

                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111
                                 (303) 267-5500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             STEPHEN M. BRETT, ESQ.
                           TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111
                                 (303) 267-5500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                    COPY TO:
                            CHARLES Y. TANABE, ESQ.
                            SHERMAN & HOWARD L.L.C.
                       633 SEVENTEENTH STREET, SUITE 3000
                             DENVER, COLORADO 80202
                                 (303) 297-2900

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon consummation of the Merger described herein.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================
                                            Proposed        Proposed
                               Amount       Maximum         Maximum
  Title of Each Class of       to be     Offering Price    Aggregate        Amount of
Securities to be Registered  Registered    Per Share     Offering Price  Registration Fee
- ------------------------------------------------------------------------------------------
Class A Common Stock,
  $1.00 par value..........   2,000,000   Not applicable  $2,413,630         $832.29(1)
==========================================================================================

(1) Pursuant to Rule 457(f)(2) the registration fee was computed on the basis of the book value of TeleCable Corporation Common Stock to be exchanged in the Merger.

     Pursuant to Rule 429 under the Securities Act of 1933, the Proxy Statement/Prospectus which constitutes part of this Registration Statement also relates to an aggregate of 42,000,000 shares of the Registrant's Class A Common Stock, 1,000,000 shares of Registrant's Convertible Preferred Stock, Series D and an indeterminate number of shares of Class A Common Stock issuable upon conversion of Convertible Preferred Stock, Series D registered on Form S-4, Registration No. 33-56135.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           TELE-COMMUNICATIONS, INC.

                             CROSS-REFERENCE SHEET

               PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
      LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-4.

         ITEM NUMBER AND HEADING IN
       FORM S-4 REGISTRATION STATEMENT             LOCATION IN PROSPECTUS
       -------------------------------             ----------------------
  1. Forepart of Registration Statement
      and Outside Front Cover Page of     Outside Front Cover Page
      Prospectus.......................
  2. Inside Front and Outside Back
      Cover Pages of Prospectus........   Inside Front and Outside Back Cover
                                          Pages; Available Information;
                                          Incorporation of Certain Documents by
                                          Reference; Table of Contents
  3. Risk Factors and Ratio of Earnings
      to Fixed Charges and Other          Summary
      Information......................
  4. Terms of the Transaction..........   Summary; The Merger; Certain
                                          Consequences of the Merger; The Merger
                                          Agreement; Description of TCI Capital
                                          Stock; Comparison of Stockholders'
                                          Rights
  5. Pro Forma Financial Information...   Condensed Pro Forma Financial
                                          Statements--Tele-Communications, Inc.
                                          and Subsidiaries
  6. Material Contacts with Company       The Merger; The Merger Agreement
      being Acquired...................
  7. Additional Information Required
      for Reoffering by Persons and                          *
      Parties Deemed to be
      Underwriters.....................
  8. Interests of Named Experts and       Legal Matters; Experts
      Counsel..........................
  9. Disclosure of Commission Position
      on Indemnification for Securities                      *
      Act Liabilities..................
 10. Information with Respect to S-3      Certain Information Concerning TCI;
      Registrants......................   Recent Developments
 11. Incorporation of Certain             Incorporation of Certain Documents by
      Information by Reference.........   Reference
 12. Information with Respect to S-2 or                      *
      S-3 Registrants..................
 13. Incorporation of Certain                                *
      Information by Reference.........
 14. Information with Respect to
      Registrants Other Than S-3 or S-2                      *
      Registrants......................
 15. Information with Respect to S-3                         *
      Companies........................
 16. Information with Respect to S-2 or                      *
      S-3 Companies....................
 17. Information with Respect to
      Companies Other Than S-3 or S-2     Certain Information Concerning
      Companies........................   TeleCable
 18. Information if Proxies, Consents
      or Authorizations are to be         Summary; The Special Meeting; The
      Solicited........................   Merger; Management of TCI; Ownership of
                                          TCI and TeleCable Stock; Incorporation
                                          of Certain Documents by Reference
 19. Information if Proxies, Consents
      or Authorizations are not to be                        *
      Solicited or in an Exchange
      Offer............................

- --------
* Omitted because inapplicable or answer is in the negative.

                             TELECABLE CORPORATION
                                DOMINION TOWER
                              999 WATERSIDE DRIVE
                            NORFOLK, VIRGINIA 23510
                                (804) 624-5000

                                                              December 24, 1994

Dear Shareholder:

  You are cordially invited to attend a special meeting of shareholders of TeleCable Corporation ("TeleCable"), which will be held at the Waterside Marriott, 235 East Main Street, Norfolk, Virginia, on Thursday, January 26, 1995, starting at 10:00 a.m., local time. A notice of the special meeting, a proxy card and a Proxy Statement/Prospectus containing important information about the matters to be acted upon at the special meeting are enclosed.

  At the special meeting, (i) holders of TeleCable Class A and Class B common stock will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 8, 1994 (the "Merger Agreement"), among TeleCable, Tele-Communications, Inc. ("TCI") and TCI Communications, Inc. ("TCIC"), a wholly owned subsidiary of TCI, pursuant to which TeleCable will be merged with and into TCIC (the "Merger") with TCIC as the surviving corporation; and (ii) holders of TeleCable Class A Common Stock will be asked to consider and vote upon a proposal to approve and adopt an amendment to the Bylaws of TeleCable.

  Upon consummation of the Merger, each outstanding share (other than shares held by TeleCable or any of its subsidiaries) of TeleCable Class A Common Stock and Class B Common Stock (together, the "TeleCable Common Stock") will be converted into the right to receive (i) that number of shares of Class A Common Stock of TCI ("TCI Class A Common Stock,") equal to the "Common Conversion Number" and (ii) that number of shares of Convertible Preferred Stock, Series D, of TCI ("TCI Series D Preferred Stock") equal to the "Preferred Conversion Number", or .345 of a share of TCI Series D Preferred Stock for each share of TeleCable Common Stock (assuming that no additional shares of TeleCable Common Stock are issued before the Effective Date). The "Common Conversion Number" is the number determined by dividing (i) the quotient resulting from dividing the "Merger Value" (less $300 million aggregate liquidation value of the TCI Series D Preferred Stock) by $24 by
(ii) the total number shares of TeleCable Common Stock outstanding (including shares issuable pursuant to any outstanding warrant, option, convertible security or other right to acquire TeleCable Common Stock, but excluding shares of TeleCable Common Stock held by TeleCable or any of its subsidiaries ("Outstanding TeleCable Common Stock") at the effective date of the Merger (the "Effective Date"). The "Preferred Conversion Number" is the number determined by dividing (i) 1,000,000 (the aggregate number of shares of TCI Series D Preferred Stock to be paid to shareholders of TeleCable pursuant to the Merger) by (ii) the total number shares of Outstanding TeleCable Common Stock at the Effective Date. The Merger Value is equal to $1.6 billion less the amount of Net Liabilities (as defined in the Merger Agreement) of TeleCable as of the Effective Date and less the amount, if any, by which the product of 11.43 times Annualized EBITDA (as defined in the Merger Agreement) for the three full months prior to the Effective Date is less than $1.54 billion. While the Merger Value plus Net Liabilities at the Effective Date cannot exceed $1.6 billion, there is no limit on the amount by which the Merger Value can be reduced as a result of the adjustments provided for in the Merger Agreement. Had the Merger been consummated on October 31, 1994, each share of Outstanding TeleCable Common Stock would have been converted into approximately 14.4 shares of TCI Class A Common Stock. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger." The initial liquidation value for the TCI Series D Preferred Stock is $300 per share, subject to increase in an amount equal to aggregate accrued but unpaid dividends, if any. Dividends on the TCI Series D Preferred Stock accrue at the rate of 5 1/2% of the liquidation value and, subject to the rights of holders of any parity securities and the provision of any debt instrument of TCI, are payable semi-annually out of funds legally available therefor. Dividends are cumulative and, in the event the dividends are not paid in full on two consecutive payment dates or in the event that TCI fails to effect any required redemption of the TCI Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. Shares of TCI Series D Preferred Stock are convertible into TCI Class A Common Stock at the rate of ten shares of TCI Class A Common Stock for each share of TCI Series D Preferred Stock. See "DESCRIPTION

OF TCI CAPITAL STOCK--TCI Preferred Stock--TCI Series D Preferred Stock". The accompanying Proxy Statement/Prospectus provides you with detailed information concerning the Merger Agreement (a copy of which is included therein as Appendix I thereto), the Class A Common Stock and the Convertible Preferred Stock, Series D, of TCI to be issued in connection with the Merger and other information. Please give all of this information your careful attention.

  Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement. In addition, the Board retained Lehman Brothers, which has delivered to the TeleCable Board a written opinion, dated August 8, 1994, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of TeleCable Common Stock in the proposed Merger is fair, from a financial point of view, to such shareholders taken as a whole. A copy of Lehman Brothers' opinion, which sets forth the assumptions made, matters considered and the scope of review undertaken in connection therewith, is set forth as Appendix II to the accompanying Proxy Statement/Prospectus and should be read carefully in its entirety. In light of, among other things, the Lehman Brothers opinion, your Board of Directors, by the unanimous vote, has determined that the terms of the Merger Agreement are fair to, and in the best interests of, the holders of TeleCable Common Stock and recommends that you vote FOR the proposal to approve and adopt the Merger Agreement. For a further discussion of the Board's consideration and evaluation of the Merger Agreement as well as a discussion of the interests of certain directors and executive officers of TeleCable in the proposed Merger, see "THE MERGER--Recommendation of TeleCable Board; TeleCable's Reasons for the Merger" and "--Interests of Certain Persons in the Merger" in the accompanying Proxy Statement/Prospectus.

  Holders of shares of TeleCable Common Stock who comply with the applicable procedural requirements of the Virginia Stock Corporation Act are entitled to appraisal rights with respect to their shares. See "APPRAISAL RIGHTS" in, and Appendix III to, the accompanying Proxy Statements/Prospectus.

  Whether or not you are personally able to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote personally.

                                          Sincerely yours,

                                          Frank Batten Chairman of the Board

  PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME.

                             TELECABLE CORPORATION
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 26, 1995

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders (together with any adjournment or postponement thereof, the "Special Meeting") of TeleCable Corporation, a Virginia corporation ("TeleCable"), will be held at the Waterside Marriott, 235 East Main Street, Norfolk, Virginia, starting at 10:00 a.m., local time, on Thursday, January 26, 1995, for the following purposes:

    1. For holders of each of TeleCable Class A Common Stock, par value $2.50 per share ("TeleCable Class A Common Stock"), and TeleCable Class B Common Stock, par value $2.50 per share ("TeleCable Class B Common Stock"), to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 8, 1994 (the "Merger Agreement"), among TeleCable, Tele-Communications, Inc., a Delaware corporation ("TCI"), and TCI Communications, Inc., a Delaware corporation ("TCIC") and wholly-owned subsidiary of TCI. Pursuant to the Merger Agreement, among other things,
  (a) TeleCable will be merged (the "Merger") with and into TCIC, with TCIC as the surviving corporation and (b) each outstanding share (other than shares held directly by TeleCable or any of its subsidiaries) of TeleCable Class A Common Stock, and TeleCable Class B Common Stock, (together, the "TeleCable Common Stock") will be converted into the right to receive (i) a number of shares of TCI Class A Common Stock, $1.00 par value per share, equal to the Common Conversion Number (as defined in the Merger Agreement) and (ii) a number of shares of TCI Convertible Preferred Stock, Series D equal to the Preferred Conversion Number (as defined in the Merger Agreement). The terms of the Merger Agreement, the TCI Class A Common Stock and TCI Convertible Preferred Stock, Series D, are described in detail in the accompanying Proxy Statement/Prospectus, and the full text of the Merger Agreement (exclusive of Exhibits and Schedules) is included as Appendix I thereto.

    2. For holders of TeleCable Class A Common Stock to consider and vote upon a proposal to approve and adopt an amendment to TeleCable's Bylaws. The full text of the proposed amendment, which amends and restates in its entirety Article VI of TeleCable's Bylaws, is included as Appendix I hereto.

  Holders of shares of TeleCable Common Stock who comply with the applicable procedural requirements of the Virginia Stock Corporation Act are entitled to appraisal rights with respect to their shares. See "APPRAISAL RIGHTS" in, and Appendix III to, the accompanying Proxy Statement/Prospectus.

  In accordance with the TeleCable Bylaws, December 24, 1994, the date of this Notice of Special Meeting of Shareholders, is the date for the determination of holders of record of shares of TeleCable Common Stock entitled to vote at the Special Meeting.

  To assure that your interests will be represented at the Special Meeting, regardless of whether you plan to attend in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you wish to attend the Special Meeting and vote personally.

                                          By Order of the Board of Directors


                                          Louis F. Ryan
                                          Secretary

Norfolk, Virginia
December 24, 1994

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

         TELECABLE CORPORATION                TELE-COMMUNICATIONS, INC.
            DOMINION TOWER                         TERRACE TOWER II
          999 WATERSIDE DRIVE                      5619 DTC PARKWAY
        NORFOLK, VIRGINIA 23510               ENGLEWOOD, COLORADO 80111

            PROXY STATEMENT                           PROSPECTUS

  FOR SPECIAL MEETING OF SHAREHOLDERS
      TO BE HELD JANUARY 26, 1995


  This Proxy Statement/Prospectus is being furnished to holders of common stock of TeleCable Corporation, a Virginia corporation ("TeleCable"), in connection with the solicitation of proxies by the Board of Directors of TeleCable (the "TeleCable Board") for use at the special meeting of the shareholders of TeleCable, or any adjournment or postponement thereof (the "Special Meeting"), called (i) for holders of TeleCable Class A Common Stock and Telecable Class B Common Stock to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 8, 1994 (the "Merger Agreement"), by and among TeleCable, Tele-Communications, Inc. (formerly TCI/Liberty Holding Company), a Delaware corporation ("TCI"), and TCI Communications, Inc. (formerly Tele-Communications, Inc.), a Delaware corporation ("TCIC") and a wholly-owned subsidiary of TCI; and (ii) for holders of TeleCable Class A Common Stock to consider and vote upon a proposal to approve and adopt an amendment (the "Bylaw Amendment") to the Bylaws of TeleCable (the "TeleCable Bylaws").

  The Merger Agreement provides, among other things, for the merger of TeleCable with and into TCIC (the "Merger"). As a result of the Merger, shareholders of TeleCable will become stockholders of TCI on the terms described in this Proxy Statement/Prospectus. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia (the "Effective Date"), which is currently expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement have been satisfied, or where permissible, waived. See "THE MERGER AGREEMENT."

  TCI has filed a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to (i) 1,000,000 shares of Convertible Preferred Stock, Series D, par value $.01 per share, of TCI (the "TCI Series D Preferred Stock") that are proposed to be issued in connection with the Merger, and (ii) a number of shares of Class A Common Stock, par value $1.00 per share, of TCI (the "TCI Class A Common Stock") that are proposed to be issued in connection with the Merger (currently estimated to be 41.7 million shares) and upon conversion of the TCI Series D Preferred Stock, to holders of outstanding shares of TeleCable Class A Common Stock, par value $2.50 per share (the "TeleCable Class A Common Stock"), and TeleCable Class B Common Stock, par value $2.50 per share ("TeleCable Class B Common Stock" and together with TeleCable Class A Common Stock, the "TeleCable Common Stock").

  Upon consummation of the Merger, each outstanding share of TeleCable Common Stock will be converted into the right to receive (i) that number of shares of TCI Class A Common Stock equal to the "Common Conversion Number" and (ii) that number of shares of TCI Series D Preferred Stock equal to the "Preferred Conversion Number", or .345 of a share of TCI Series D Preferred Stock for each share of TeleCable Common Stock (assuming that no additional shares of TeleCable Common Stock are issued before the Effective Date). The "Common Conversion Number" is the number determined by dividing (i) the quotient resulting from dividing the "Merger Value" (less $300 million aggregate liquidation value of the TCI Series D Preferred Stock) by $24 by (ii) the total number of shares of TeleCable Common Stock outstanding (including shares issuable pursuant to any outstanding warrant, option, convertible security or other right to acquire TeleCable Common Stock, but excluding shares of TeleCable Common Stock held by TeleCable or any of its subsidiaries) ("Outstanding TeleCable Common Stock") at the effective date of the Merger (the "Effective Date"). The "Preferred Conversion Number" is the number determined by dividing (i) 1,000,000 (the aggregate number of shares of TCI Series D Preferred Stock to be paid to shareholders of TeleCable pursuant to the Merger) by (ii) the total number shares of Outstanding TeleCable Common Stock at the Effective Date. The Merger Value is equal to $1.6 billion less the amount of Net Liabilities (as defined in the Merger Agreement) of TeleCable as of the Effective Date and less the amount, if any, by which the product of 11.43 times Annualized EBITDA (as defined in the Merger Agreement) for the three months prior to the Effective Date is less than $1.54 billion. While the Merger Value plus Net Liabilities at the Effective Date cannot exceed $1.6 billion, there is no limit on the amount by which the Merger Value can be reduced as a result of the adjustments provided for in the Merger Agreement. Had the Merger been consummated on October 31, 1994, each share of Outstanding TeleCable Common Stock would have been converted into approximately 14.4 shares of TCI Class A Common Stock. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger." The initial liquidation value for the TCI Series D Preferred Stock is $300 per share, subject to increase in an amount equal to aggregate accrued but unpaid dividends, if any. Dividends on the TCI Series D Preferred Stock accrue at the rate of 5 1/2% of the liquidation value and, subject to the rights of holders of any parity securities and the provision of any debt instrument of TCI, are payable semi-annually out of funds legally available therefor. Dividends are cumulative and, in the event the dividends are not paid in full on two consecutive payment dates or in the event that TCI fails to effect any required redemption of the TCI Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. Shares of TCI Series D Preferred Stock are convertible into TCI Class A Common Stock at the rate of ten shares of TCI Class A Common Stock for each share of TCI Series D Preferred Stock. This Proxy Statement/Prospectus also constitutes the Prospectus of TCI filed as part of the Registration Statement. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger."

  Upon consummation of the Merger, it is estimated that former TeleCable shareholders will hold (i) approximately 6.8% (8.3% assuming the conversion of all issued shares of the TCI Series D Preferred Stock) of the aggregate number of outstanding shares of TCI Class A Common Stock and TCI Class B Common Stock (together, the "TCI Common Stock") and (ii) approximately 3.0% (3.7% assuming the conversion of all issued shares of the TCI Series D Preferred Stock) of the aggregate voting interests attributable to the TCI Common Stock. The foregoing ownership and voting percentages are based upon the number of shares of TCI Common Stock outstanding on November 29, 1994 and assumes a Common Conversion Number of 14.4. The actual ownership and voting interests of the former TeleCable shareholders will be dependent upon a variety of factors and may vary from the estimated percentages set forth above.

  On December 22, 1994, the last trading day before the date of this Proxy Statement/Prospectus, the last reported sale price on the Nasdaq National Market for shares of TCI Class A Common Stock was $21 /1//3///1//6/.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the shareholders of TeleCable on or about December 24, 1994.

  THE SECURITIES  TO BE  ISSUED PURSUANT  TO THIS  PROXY STATEMENT/PROSPECTUS
    HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES  AND EXCHANGE
      COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
        COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED  UPON THE
           ACCURACY OR ADEQUACY  OF THIS PROXY  STATEMENT/PROSPECTUS.
             ANY  REPRESENTATION TO  THE  CONTRARY  IS  A CRIMINAL
               OFFENSE.

The date of this Proxy Statement/Prospectus is December 23, 1994.

                             AVAILABLE INFORMATION

  TCI and TCIC are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file and filed reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

  This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement filed by TCI with the Commission under the Act, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TCI SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by TCI and TCIC with the Commission under the Exchange Act are incorporated herein by reference:

    (a) TCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, as amended by Form 10-Q/A (amendment no. 1) and Form 10-Q/A (amendment no. 2) (Commission File No. 0-20421) (the "TCI Quarterly Report");

    (b) TCI's Current Reports on Form 8-K dated August 5, 1994, August 18, 1994 (which includes the June 30, 1994 unaudited consolidated financial statements of Liberty Media Corporation ("Liberty")), August 26, 1994, October 27, 1994 and December 2, 1994, as amended by Form 8-K/A (amendment no. 1) (Commission File No. 0-20421) (collectively, the "TCI Current Reports");

    (c) Description of Capital Stock of TCI (the "Description of Capital Stock") set forth in Item 4 of a Registration Statement on Form 8-B filed by TCI on July 13, 1994 (Commission File No. 0-20421) (collectively with the TCI Quarterly Report and TCI Current Reports, the "TCI Reports");

    (d) TCIC's Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A, (amendment no. 1) (Commission File No. 0-
  5550) (the "TCIC Form 10-K");

                                      (i)

    (e) TCIC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended by Form 10-Q/A (amendment no. 1), and TCIC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (collectively, the "TCIC Forms 10-Q") (Commission File No. 0-5550);

    (f) TCIC's Current Reports on Form 8-K dated February 15, 1994, February 25, 1994, April 6, 1994 (which includes the December 31, 1993 consolidated financial statements of Liberty), and May 27, 1994 (which includes the March 31, 1994 unaudited consolidated financial statements of Liberty) (Commission File No. 0-5550) (collectively with the TCIC Form 10-K and the TCIC Forms 10-Q, the "TCIC Reports").

  All documents filed by TCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

  Information contained in this Proxy Statement/Prospectus concerning TeleCable was provided by TeleCable to TCI.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, FROM STEPHEN M. BRETT, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL, TELE-COMMUNICATIONS, INC., TERRACE TOWER II, 5619 DTC PARKWAY, ENGLEWOOD, COLORADO 80111 (TELEPHONE 303-267-5500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 19, 1995.

                               ----------------

                                      (ii)

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION..................................................... (i)
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... (i)
SUMMARY...................................................................   1
 The Companies............................................................   1
 The Special Meeting......................................................   1
 The Merger...............................................................   2
 Opinion of Financial Advisor.............................................   5
 Interests of Certain Persons in the Merger...............................   5
 Appraisal Rights.........................................................   5
 Certain Federal Income Tax Consequences..................................   5
 Comparative Market Price Data............................................   5
 Dividends................................................................   6
 Certain Comparative Per Share Data.......................................   7
 Selected Historical Financial Data.......................................   9
 Selected Pro Forma Financial Data for TCI after the Merger...............  12
CERTAIN CONSIDERATIONS....................................................  14
THE SPECIAL MEETING.......................................................  15
 Time and Place; Purpose..................................................  15
 Voting Rights; Votes Required for Approval...............................  15
 Proxies..................................................................  16
THE MERGER................................................................  17
 Background...............................................................  17
 Recommendation of TeleCable Board; TeleCable's Reasons for the Merger....  18
 TCI's Reasons for the Merger.............................................  21
 Opinion of Financial Advisor.............................................  22
 Interests of Certain Persons in the Merger...............................  26
CERTAIN CONSEQUENCES OF THE MERGER........................................  27
 General..................................................................  27
 Certain Federal Income Tax Consequences..................................  28
 Accounting Treatment.....................................................  29
THE MERGER AGREEMENT......................................................  29
 General; Effective Date..................................................  29
 Consideration to be Received in the Merger...............................  29
 Conditions to the Merger.................................................  31
 Governmental Approvals...................................................  32
 Covenants................................................................  33
 No Solicitation of Transactions..........................................  34
 Certain Personnel Matters................................................  34
 Indemnification..........................................................  35
 Termination; Amendment and Waiver........................................  35
 Certain Restrictions on Resale of TCI Common Stock and TCI Series D
  Preferred Stock.........................................................  35
 Expenses.................................................................  36
CERTAIN INFORMATION REGARDING TELECABLE...................................  36
 General..................................................................  36
 Management's Discussion and Analysis of Financial Condition and Results
  of Operations...........................................................  36
 Revenue..................................................................  38
 Operating Costs and Expenses.............................................  38
 Other Income and Expense.................................................  38

                                     (iii)

                                                                            PAGE
                                                                            ----
CERTAIN INFORMATION CONCERNING TCI.........................................  39
 General...................................................................  39
 Domestic Cable and Communications.........................................  39
 Programming...............................................................  39
 International Cable and Programming.......................................  40
 Technology/Venture Capital................................................  40
RECENT DEVELOPMENTS........................................................  40
DESCRIPTION OF TCI CAPITAL STOCK...........................................  41
 TCI Common Stock..........................................................  41
 TCI Preferred Stock.......................................................  42
COMPARISON OF STOCKHOLDERS' RIGHTS.........................................  45
 Authorized Capital Stock..................................................  45
 Voting....................................................................  45
 Special Meeting of Stockholders...........................................  46
 Directors.................................................................  46
 Removal of Directors......................................................  46
 Vacancies on the Board of Directors.......................................  47
 Mergers, Consolidations and Sales of Assets...............................  47
 Amendments to Certificate or Articles of Incorporation....................  47
 Amendments to Bylaws......................................................  47
 Limitation of Liability of Directors and Officers.........................  48
 Anti's Takeover Statutes..................................................  48
 Preferred Stock...........................................................  49
APPRAISAL RIGHTS...........................................................  49
MANAGEMENT OF TCI..........................................................  51
 Directors.................................................................  51
 Compensation of Directors.................................................  52
 Indemnification...........................................................  53
 Executive Officers........................................................  53
 Executive Cash Compensation...............................................  54
 TCI Stock Incentive Plan..................................................  54
 Employment Arrangements...................................................  55
 Certain Transactions with Management......................................  56
OWNERSHIP OF TCI AND TELECABLE STOCK.......................................  56
 Security Ownership of TCI.................................................  56
 Security Ownership of TeleCable...........................................  60
LEGAL MATTERS..............................................................  63
EXPERTS....................................................................  63
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

Appendix I:Merger Agreement
Appendix II:Opinion of Lehman Brothers
Appendix III:Article 15 of the Virginia Stock Corporation Act
Appendix IV:Certificate of Designation of Convertible Preferred Stock, Series D

                                      (iv)

                                    SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Shareholders are urged to review this entire Proxy Statement/Prospectus carefully, including the Appendices hereto.

THE COMPANIES

  TCI. TCI, through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. TCI believes that, measured by the number of basic subscribers, it is the largest provider of cable television services in the United States. At September 30, 1994, TCI operated cable television systems serving approximately 11.3 million basic subscribers (12.1 million after giving pro forma effect to the Merger). In addition, at December 31, 1993, TCI's affiliates, accounted for under the equity method, provided cable television services to approximately 4.7 million basic subscribers. TCI is also an investor in new television and telecommunications ventures and technologies.

  TCI recently reorganized its business into four business units, focusing on domestic distribution of cable and telephony; programming and software products; international programming and cable investments; and technology ventures. On November 17, 1994, TCI announced that its Board of Directors (the "TCI Board") had approved a plan to create several new classes of TCI common stock ("Tracking Stock"), intended to track and reflect the performance of these four business units. The Board of Directors has not yet determined the circumstances under which any Tracking Stock would be issued. Creation of the Tracking Stock is also subject to approval by the TCI stockholders of an amendment to the Restated Certificate of Incorporation. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger" for a description of the rights of TeleCable shareholders in the event TCI, or a corporation (a "Spinoff Corporation") the assets of which are comprised of all or substantially all of the assets of any of the Company's four business units, makes a distribution of, or distributes rights or warrants to subscribe for, Tracking Stock or capital stock of any Spinoff Corporation to holders of TCI Class A Common Stock or makes an offer to such holders to exchange their shares of TCI Class A Common Stock for Tracking Stock or capital stock of a Spinoff Corporation. See "CERTAIN INFORMATION CONCERNING TCI" and "RECENT DEVELOPMENTS."

  The Company is a Delaware corporation and its executive offices are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000. Its telephone number at that address is (303) 267-5500.

  TeleCable. TeleCable, directly and through its subsidiaries and affiliates, is principally engaged in the ownership and operation of cable television systems in 15 states. The mailing address and telephone number of TeleCable's principal executive offices are Dominion Tower, 999 Waterside Drive, Norfolk, Virginia 23510, (804) 624-5000. See "CERTAIN INFORMATION REGARDING TELECABLE."

THE SPECIAL MEETING

  The Special Meeting will be held at the Waterside Marriott, 235 East Main Street, Norfolk, Virginia, on Thursday, January 26, 1995, starting at 10:00 a.m., local time. At the Special Meeting, (i) holders of TeleCable Class A Common Stock and TeleCable Class B Common Stock will be asked to approve and adopt the Merger Agreement, which is summarized below and described in more detail elsewhere in this Proxy Statement/Prospectus and (ii) holders of TeleCable Class A Common Stock will be asked to approve and adopt Bylaw Amendment, which is attached as Appendix I to the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. See "THE MERGER AGREEMENT."

  In accordance with the TeleCable Bylaws, December 24, 1994, the date of the Notice of Special Meeting accompanying this Proxy Statement/Prospectus, is the date for the determination of holders of TeleCable Common Stock entitled to vote at the Special Meeting (the "Record Date"). Each share of TeleCable Class A Common Stock and TeleCable Class B Common Stock is entitled to one vote on the Merger and each share of TeleCable Class A Common Stock is entitled to one vote on the Bylaw Amendment at the Special Meeting under the Amended and Restated Articles of Incorporation of TeleCable, as amended (the "TeleCable Charter"), and the Virginia Stock Corporation Act ("VSCA"). Pursuant to the VSCA, the affirmative vote of the holders of more than two-thirds of the shares of TeleCable Class A Common Stock and TeleCable Class B Common Stock issued and outstanding on the Record Date, voting as two separate classes, is required to approve and adopt the Merger Agreement. If a quorum of the TeleCable Class A Common Stock is present at the Special Meeting, the number of votes cast, in person or by proxy, in favor of the Bylaw Amendment must exceed the number of votes cast, in person or by proxy, against the Bylaw Amendment in order to approve the Bylaw Amendment. Holders of TeleCable Class B Common Stock have no right to vote on the Bylaw Amendment. As of the Record Date, TeleCable's directors and executive officers owned 101,430 outstanding shares of TeleCable's Class A Common Stock, representing approximately 87% of the outstanding shares of TeleCable Class A Common Stock on such date, and 1,738,128 outstanding shares of TeleCable's Class B Common Stock, representing approximately 62.5% of the outstanding shares of TeleCable's Class B Common Stock on such date. As of the Record Date, TeleCable's directors and executive officers and a number of other holders of TeleCable Common Stock, who together hold approximately 87% and 67% of the outstanding shares of TeleCable Class A and Class B Common Stock, respectively, have entered into voting agreements with TCI pursuant to which they have agreed to vote all of their shares of TeleCable Common Stock in favor of the Merger Agreement and the Merger. See "THE SPECIAL MEETING--Voting Rights; Votes Required for Approval." A vote in favor of the Merger Agreement by a TeleCable shareholder will preclude such shareholder from any right to exercise appraisal rights under the VSCA (see "APPRAISAL RIGHTS"), and may, under applicable law, estop such shareholder from later challenging the Merger on fairness grounds.

  IF TELECABLE'S DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER SHAREHOLDERS VOTE THEIR SHARES AS THEY HAVE PREVIOUSLY AGREED, THE MERGER AGREEMENT WILL BE APPROVED AND ADOPTED AT THE SPECIAL MEETING IRRESPECTIVE OF THE VOTE OF ANY OTHER SHAREHOLDER OF TELECABLE.

  Notwithstanding the fact that the shareholders holding a number of shares sufficient to approve the Merger have agreed to vote for the Merger, TeleCable has determined to hold the Special Meeting because it is the only practical way to approve the Merger and the Bylaw Amendment. Pursuant to the VSCA, the merger of a Virginia corporation and an amendment to its bylaws requires the approval of such corporation's shareholders, which action may be taken either at a meeting or, without a meeting, by unanimous written consent of the shareholders. It is impractical, if not impossible, for the Merger Agreement and Bylaw Amendment to be approved by unanimous written consent, thus the TeleCable Board has determined to submit the Merger Agreement and the Bylaw Amendment to shareholder vote at the Special Meeting.

THE MERGER

  Consideration to be Received by TeleCable Shareholders. Pursuant to the Merger Agreement, TeleCable will be merged with and into TCIC, a wholly owned subsidiary of TCI, with TCIC as the surviving corporation of the Merger (TCIC or the "Surviving Corporation"). Upon consummation of the Merger, each outstanding share (other than shares held directly by TeleCable or any of its subsidiaries (all of which will be cancelled)) of TeleCable Common Stock will be converted into the right to receive (i) a number of shares of TCI Class A Common Stock equal to the "Common Conversion Number" and (ii) a number of shares of TCI Series D Preferred Stock equal to the "Preferred Conversion Number." The "Common Conversion Number" is the number determined by dividing
(i) the quotient resulting from dividing the "Merger Value"

(less $300 million aggregate liquidation value of the TCI Series D Preferred Stock) by $24 by (ii) the total number of shares of TeleCable Common Stock outstanding (including shares issuable pursuant to any outstanding warrant, option, convertible security or other right to acquire TeleCable Common Stock, but excluding shares of TeleCable Common Stock held by TeleCable or any of its subsidiaries) ("Outstanding TeleCable Common Stock") at the Effective Date. The "Preferred Conversion Number" is the number determined by dividing
(i) 1,000,000 (the aggregate number of shares of TCI Series D Preferred Stock to be paid to shareholders of TeleCable pursuant to the Merger) by (ii) the total number of shares of Outstanding TeleCable Common Stock at the Effective Date. Merger Value is equal to $1.6 billion less the amount of Net Liabilities (as defined in the Merger Agreement) of TeleCable as of the Effective Date and less the amount, if any, by which the product of 11.43 times "Annualized EBITDA" (as defined in the Merger Agreement) for the three full months prior to the Effective Date is less than $1.54 billion. The Merger Value is deliverable as follows: (i) 1,000,000 shares ($300 million in aggregate liquidation value) of TCI Series D Preferred Stock and (ii) the balance in shares of TCI Class A Common Stock. While the Merger Value plus Net Liabilities at the Effective Date cannot exceed $1.6 billion, there is no limit on the amount by which the Merger Value can be reduced as a result of the adjustments provided for in the Merger Agreement. The initial liquidation value for the TCI Series D Preferred Stock is $300 per share, subject to increase in an amount equal to aggregate accrued but unpaid dividends, if any. Dividends on the TCI Series D Preferred Stock accrue at the rate of 5 1/2% of the liquidation value and, subject to the rights of holders of any parity securities and the provision of any debt instrument of TCI, are payable semi-annually out of funds legally available therefor. Dividends are cumulative and, in the event the dividends are not paid in full on two consecutive payment dates or in the event that TCI fails to effect any required redemption of the TCI Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. Shares of TCI Series D Preferred Stock are convertible into TCI Class A Common Stock at the rate of ten shares of TCI Class A Common Stock for each share of TCI Series D Preferred Stock.

  Had the Merger been consummated on October 31, 1994 each share of Outstanding TeleCable Common Stock would have been converted into approximately 14.4 shares of TCI Class A Common Stock and .345 of a share of TCI Series D Preferred Stock. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger." For a description of the TCI Class A Common Stock and the TCI Series D Preferred Stock (collectively, "TCI Stock"), see "DESCRIPTION OF TCI CAPITAL STOCK." For a summary of differences between the rights of holders of TCI Class A Common Stock and TCI Series D Preferred Stock and the rights of holders of TeleCable Common Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS."

  Recommendation of the TeleCable Board; TeleCable's Reasons for the
Merger. The TeleCable Board has unanimously approved the Merger Agreement, has determined unanimously that the Merger is advisable and fair and in the best interests of TeleCable and its shareholders taken as a whole and unanimously recommends that holders of shares of TeleCable Common Stock vote FOR approval of the Merger Agreement. In reaching its decision to approve the Merger Agreement and to recommend that TeleCable's shareholders vote to approve the Merger Agreement, the TeleCable Board considered the following factors: (i) industry, economic and market conditions, including anticipated regulation that could increase competition between telephone companies and cable companies and could result in increased consolidation within the cable industry; (ii) the presentation by TeleCable's management; (iii) the opinion of Lehman Brothers as to the fairness of the consideration, from a financial point of view, to be received by shareholders of TeleCable taken as a whole in the Merger; (iv) the terms of the Merger Agreement, including the consideration to be received by TeleCable shareholders in the Merger, and the representations, warranties, covenants and conditions of the parties contained therein; and (v) the opportunity for TeleCable shareholders to participate, as holders of TCI Stock, in a larger, more diversified publicly-held company of which TeleCable would become a significant part, and to do so by means of a transaction that is designed to be tax-free to the holders of TeleCable Common Stock. See "THE MERGER--Recommendation of the TeleCable Board; TeleCable's Reasons for the Merger" and "--Opinion of Financial Advisor". For a discussion of the interests of certain members of TeleCable's management and the TeleCable Board in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

  TCI's Reasons for the Merger. The TCI Board has unanimously approved the Merger Agreement. The TCI Board believes that the Merger represents an attractive opportunity for TCI to acquire substantial cable television assets and historically profitable operations on a basis that does not require expenditure of its cash resources or the borrowing of funds. The TCI Board has concluded that the Merger will benefit TCI because the Board believes that TeleCable has a strong operations team and is a profitable business with a consistent record of growth of revenue and cash provided by operations. The TCI Board further believes that the acquisition of TeleCable will provide TCI with the opportunity to realize operational efficiencies and strategic opportunities to enter new product markets where TeleCable's cable systems are located in close proximity to the cable systems owned or operated by TCI, and will increase TCI's cash provided by operations and borrowing capacity, thereby enhancing its ability to fund acquisitions, capital expenditures and other investments.

  In reaching these conclusions, the TCI Board considered a number of factors, including among other things, the terms and conditions of the transaction contemplated by the Merger Agreement; information with respect to the financial condition, business, operations and prospects of TeleCable and TCI on both a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis and TeleCable's historical cash provided by operations; and the views and opinions of the management of TCI. See "THE MERGER--TCI's Reasons for the Merger."

  Conditions to the Merger. The respective obligations of TeleCable and TCI to consummate the Merger are subject to the satisfaction of certain conditions, including (i) the Merger Agreement and the transactions contemplated thereby shall have been duly approved by the holders of TeleCable Common Stock; (ii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") shall have expired or been terminated; (iii) the Registration Statement shall have become effective in accordance with the provisions of the Act and any necessary state securities law approvals shall have been obtained and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; (iv) an opinion of TeleCable's legal counsel, Willkie Farr & Gallagher, to the effect that the Merger will constitute a "reorganization" for Federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") shall have been delivered to TeleCable; (v) all consents of governmental entities necessary for the transfer of control of cable television franchises, to the extent required to be obtained under the Merger Agreement, shall have been obtained; and (vi) the Federal Communications Commission ("FCC") shall have consented, to the extent such consent is legally required, to the transfer of control to TCI of all FCC licenses possessed by TeleCable, except where the failure to receive such consent would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, or operation of TCI, TCIC and TeleCable taken as a whole. On September 28, 1994, the Federal Trade Commission ("FTC") issued a Request for Additional Information and Documentary Material to TCI and TeleCable in connection with the proposed Merger. TCI and TeleCable responded to such second request on November 15 and 16, 1994. The parties are cooperating with the FTC in its review of the Merger. See "THE MERGER AGREEMENT--Conditions to the Merger" and "--Governmental Approvals" and "CERTAIN CONSEQUENCES OF THE MERGER--Certain Federal Income Tax Consequences."

  Termination of the Merger Agreement. The Merger Agreement is subject to termination at the option of either TeleCable or TCI if the Merger has not been consummated on or before May 31, 1995, except that if the shareholders of TeleCable shall not have approved the Merger by such date, such termination may not occur before August 31, 1995; provided that the party seeking to terminate the Merger Agreement has not breached its obligations under the Merger Agreement in any material respect. The Merger Agreement also is subject to termination prior to such time upon the occurrence of certain events. See "THE MERGER AGREEMENT--Termination; Amendment and Waiver."

  Indemnification. The Bylaw Amendment is being proposed to increase the indemnification available to TeleCable's directors, officers, employees and agents to the fullest extent permitted by the VSCA. The Merger Agreement provides that TCI will cause TCIC to continue to provide indemnification to the directors, officers and employees of TeleCable for a period of six years from the Effective Date to the fullest extent permitted by applicable law, to the extent that such persons would have been indemnified under the TeleCable Charter and the TeleCable Bylaws in effect at the Effective Date. The Bylaw Amendment, if approved, will be included as part of the TeleCable Bylaws in effect at the Effective Date. TCI has guaranteed unconditionally full payment and performance of such indemnification. See "THE MERGER AGREEMENT-- Indemnification."

  Accounting Treatment. The Merger will be accounted for using the purchase method for accounting and financial reporting purposes.

OPINION OF FINANCIAL ADVISOR

  On August 8, 1994, prior to the execution of the Merger Agreement Lehman Brothers rendered to the TeleCable Board an oral and written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters, the consideration to be received in the Merger by holders of TeleCable Common Stock was fair, from a financial point of view, to such holders taken as a whole.

  TeleCable shareholders are urged to read the opinion of Lehman Brothers, which is set forth in its entirety as Appendix II to this Proxy
Statement/Prospectus, carefully for a description of the procedures followed, the factors considered and the assumptions made by Lehman Brothers in rendering its opinion. See "THE MERGER--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the TeleCable Board with respect to the Merger, shareholders should be aware that certain members of the TeleCable Board and of management have certain interests in the Merger that are in addition to or different from the interests of the shareholders of TeleCable generally. See "THE MERGER--Interests of Certain Persons in the Merger." The TeleCable Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

APPRAISAL RIGHTS

  Under the VSCA, holders of TeleCable Common Stock will have appraisal rights in connection with the Merger. See "THE MERGER--General," "APPRAISAL RIGHTS" and Article 15 of the VSCA attached hereto as Appendix III.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code for each of TCIC, TeleCable and TeleCable's shareholders (other than shareholders who properly exercise their appraisal rights under the VSCA). It is a condition to the Merger that TeleCable receives an opinion from Willkie Farr & Gallagher to the effect that no gain or loss will be recognized by TeleCable's shareholders (other than shareholders who properly exercise their appraisal rights) in connection with the Merger (other than with respect to cash received in lieu of fractional shares). See "CERTAIN CONSEQUENCES OF THE MERGER--Certain Federal Income Tax Consequences."

COMPARATIVE MARKET PRICE DATA

  TCI. The TCI Class A Common Stock is traded on the Nasdaq National Market under the symbol "TCOMA". The following table sets forth the high and low sales prices of the TCI Class A Common Stock for the periods indicated. The prices have been rounded up to the nearest eighth and do not include retail markups, markdowns or commissions. TCI's fiscal year ends on December 31.

                                                                  HIGH    LOW
                                                                 ------ --------
TCI CLASS A COMMON STOCK
Year ended December 31, 1992
 First Quarter.................................................. 18 1/8 15 3/8
 Second Quarter................................................. 20     16 1/8
 Third Quarter.................................................. 20 7/8 16 3/4
 Fourth Quarter................................................. 22     16 1/2
Year ended December 31, 1993
 First Quarter.................................................. 25 1/2 20 3/4
 Second Quarter................................................. 24     17 1/2
 Third Quarter.................................................. 26 3/4 21 5/8
 Fourth Quarter................................................. 33 1/4 24 7/8
Year ended December 31, 1994
 First Quarter.................................................. 30 1/4 20 3/8
 Second Quarter................................................. 23 3/8 18 1/4
 Third Quarter*................................................. 24 1/8 19 45/64
 Fourth Quarter (through December 22, 1994)..................... 25     20 1/4

- --------
* The TCI/Liberty Combination was consummated on August 4, 1994.

  TeleCable. There is no established public trading market for TeleCable Common Stock. The only purchases and sales of TeleCable Common Stock since January 1, 1992 of which TeleCable is aware are sales and repurchases of TeleCable Class B Common Stock pursuant to TeleCable's Executive Stock Purchase Plans in effect from time to time (the "Executive Plans"). There were no sales or purchases of TeleCable Class A Common Stock during such period. All sales of TeleCable Class B Common Stock under the Executive Plans are subject to TeleCable's option to repurchase such TeleCable Class B Common Stock (upon the occurrence of certain specified events) at a formula price per share set forth in related Stock Restriction Agreements. Since January 1, 1992, TeleCable has sold and repurchased 27,410 and 18,465 shares, respectively, of TeleCable Class B Common Stock as follows:

       YEAR        NO. OF SHARES           SALE OR REPURCHASE           PRICE PER SHARE
       ----        -------------           ------------------           ---------------
       1992           12,510                      Sale                      $48.17
                       9,945                   Repurchase                    48.17
       1993           14,900                      Sale                       48.34
                       8,520                   Repurchase                    48.34
       1994              -0-                      --                           --

  On August 5, 1994, the last trading day before TCI and TeleCable publicly announced that they had entered into the Merger Agreement, the last reported sale price on the Nasdaq National Market for shares of TCI Class A Common Stock was $23 1/16. On December 22, 1994, the last trading day before the date of this Proxy Statement/Prospectus, the last reported sale price on the Nasdaq National Market for shares of TCI Class A Common Stock was $21 13/16.

DIVIDENDS

  TCI. Payment of cash dividends on the TCI Class A Common Stock is determined by the TCI Board in light of TCI's earnings, financial condition and other relevant considerations. Prior to the TCI/Liberty

Combination, TCIC did not pay, and since its formation in 1994, TCI has not paid, any cash dividends and it is anticipated that no cash dividends will be paid on the TCI Class A Common Stock or TCI Class B Common Stock for the foreseeable future. As a holding company, TCI's ability to pay cash dividends will be dependent on its ability to receive cash dividends and advances from its subsidiaries, including TCIC and Liberty. Certain loan agreements to which TCIC or certain subsidiaries of TCIC or Liberty are parties or are subject contain restricted payment provisions that limit the amount of dividends, other than stock dividends, that those companies may pay. Future loan agreements may contain similar restrictions.

  Payment of dividends by TCI will also be subject to the terms of the TCI Series D Preferred Stock and other preferred stock of TCI. See "DESCRIPTION OF TCI CAPITAL STOCK--TCI Series D Preferred Stock."

  TeleCable. As of the date of the Merger Agreement, there were five holders of TeleCable Class A Common Stock (excluding shares held by subsidiaries of TeleCable) and 160 holders of TeleCable Class B Common Stock. For the last three fiscal years, dividends on TeleCable Common Stock have been paid quarterly at an annual rate of $3.00 per share.

CERTAIN COMPARATIVE PER SHARE DATA

  The following table sets forth certain comparative data related to book value and earnings (loss) per common share (i) on a historical basis for TCI and TeleCable, (ii) on a pro forma basis for TCI and (iii) on a pro forma equivalent basis for TeleCable. The pro forma information shown is derived from the condensed pro forma financial statements presented elsewhere herein, which give effect to the Merger as if it had occurred as of September 30, 1994 with respect to the pro forma balance sheet data. The pro forma operating data gives effect to the TCI/Liberty Combination (which occurred on August 4, 1994) and the Merger as if they had occurred as of January 1, 1993. The information shown below should be read in conjunction with the consolidated historical financial statements and notes thereto of TCI, TCIC and Liberty, which are incorporated by reference into this Proxy Statement/Prospectus, the accompanying historical financial statements of TeleCable and notes thereto and the accompanying condensed pro forma financial statements and notes thereto of TCI and TCIC. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS." TCI and TCIC did not pay any cash dividends on their common stock during the year ended December 31, 1993, or during the nine month period ended September 30, 1994. See "--Dividends."

                                                                  TELECABLE
                                TCI     TELECABLE     TCI         PRO FORMA
                             HISTORICAL HISTORICAL PRO FORMA   EQUIVALENTS (4)
                             ---------- ---------- ---------   ---------------
Book value (deficit) per
 common share
 September 30, 1994.........   $5.21      (18.23)    6.48 (1)       92.66
Primary and fully diluted
 earnings (loss)
 attributable to common
 shareholders per common and
 common equivalent share:
  Year ended December 31,
   1993.....................   $(.02)      11.88     (.04)(2)        (.57)
  Nine months ended
   September 30, 1994.......   $ .12        9.12      .15 (3)        2.15

- --------
(1) The pro forma book value per common share is based upon 526,785,738 shares of TCI Class A Common Stock (after giving effect to an estimated 41,700,000 shares of TCI Class A Common Stock to be issued in connection with the Merger and the elimination of shares of TCI Class A Common Stock held by subsidiaries of TCI) and 85,976,717 shares of TCI Class B Common Stock (after giving effect to the elimination of shares of TCI Class B Common Stock held by subsidiaries of TCI).

(2) The pro forma loss per common share is based upon 591,282,340 weighted average shares. Such amount is calculated utilizing (i) 432,566,150 weighted averages shares of TCIC for the year ended December 31, 1993 (such amount representing TCIC's weighted average shares, as disclosed in its historical financial statements) reduced by 6,525,721 shares of TCI common stock held by Liberty, (ii) 126,932,745 weighted averages shares of Liberty at December 31, 1993 (such amount representing Liberty's weighted average shares, as disclosed in its historical financial statements and Liberty common stock repurchased from TCIC in 1993, all of which have been adjusted by 0.975 of a share) reduced by 3,390,834 shares of Liberty common stock held by TCIC and (iii) an estimated 41,700,000 shares of TCI Class A Common Stock to be issued in connection with the Merger. Shares issuable upon conversion of the TCI Series D Preferred Stock have not been included in the computation of weighted average shares outstanding for the year ended December 31, 1993 because their inclusion would be anti-dilutive.

(3) The pro forma earnings per common and common equivalent share is based upon 650,386,837 weighted average shares. Such amount is calculated utilizing 517,168,689 weighted average shares of TCI for the nine months ended September 30, 1994 (such amount representing TCI's weighted average shares, as disclosed in its historical financial statements), adjusted for the effect of shares issued in the TCI/Liberty Combination as if such transaction had occurred on January 1 and adjusted for the issuance of an estimated 41,700,000 shares of TCI Class A Common Stock to be issued in connection with the Merger. Shares issuable upon conversion of the TCI Series D Preferred Stock have not been included in the computation of weighted shares outstanding for the nine months ended September 30, 1994 because their inclusion would be anti-dilutive.

(4) TeleCable pro forma equivalents are determined by multiplying TCI pro forma book value and pro forma earnings (loss) per share times 14.3, the estimated Common Conversion Number that would have been calculated if the Merger had been consummated on September 30, 1994. The actual Common Conversion Number will be dependent upon a variety of factors. Accordingly, it is likely that the actual Common Conversion Number will differ from the September 30, 1994 pro forma calculation. For example, if the Merger had been consumated on October 31, 1994, the estimated Common Conversion Number would have been 14.4. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger."

SELECTED HISTORICAL FINANCIAL DATA

  TCI. The following table sets forth selected historical financial data for TCI and subsidiaries (i) as of September 30, 1994 and as of December 31 for each of the years in the five-year period ended December 31, 1993 and (ii) for the nine months ended September 30, 1994 and 1993 and for each of the years in the five-year period ended December 31, 1993. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto of TCI, incorporated by reference into this Proxy Statement/Prospectus and with the condensed pro forma financial statements and notes thereto of TCI and TCIC appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS."

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                       DECEMBER 31,
                              SEPTEMBER 30, ----------------------------------
                                 1994(1)     1993   1992   1991   1990   1989
                              ------------- ------ ------ ------ ------ ------
SUMMARY BALANCE SHEET DATA:
Property and equipment, net..    $ 5,729     4,935  4,562  4,081  4,156  3,692
Franchise costs, net.........    $ 9,391     9,197  9,300  8,104  7,348  6,811
Net assets of discontinued
 operations..................    $   --        --     --     242     54    580
Total assets.................    $19,117    16,520 16,310 15,166 14,106 13,560
Debt.........................    $10,654     9,900 10,285  9,455  8,922  8,007
Stockholders' equity.........    $ 2,975     2,112  1,726  1,570    748    840
Shares outstanding (net of
 treasury shares):
  Class A common stock.......        485       403    382    370    310    305
  Class B common stock.......         86        47     48     49     48     48
Book value per common share..    $  5.21      4.69   4.01   3.75   2.09   2.38

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                             --------------  ---------------------------------
                             1994(1)  1993   1993   1992   1991   1990   1989
                             -------  -----  -----  -----  -----  -----  -----
SUMMARY OPERATING DATA:
Revenue....................  $3,427   3,104  4,153  3,574  3,214  2,940  2,358
Operating income...........  $  625     729    916    864    674    546    455
Earnings (loss) from:
  Continuing operations....  $   63      14     (7)     7    (78)  (191)  (262)
  Discontinued operations..     --      --     --     (15)   (19)   (63)    (3)
                             ------   -----  -----  -----  -----  -----  -----
                                 63      14     (7)    (8)   (97)  (254)  (265)
Dividend requirement on
 redeemable preferred
 stocks....................      (3)     (2)    (2)   (15)   --     --     --
                             ------   -----  -----  -----  -----  -----  -----
Net earnings (loss)
 attributable to common
 shareholders..............  $   60      12     (9)   (23)   (97)  (254)  (265)
                             ======   =====  =====  =====  =====  =====  =====
Earnings (loss)
 attributable to common
 shareholders per common
 share:
  Continuing operations....  $ 0.12    0.03  (0.02) (0.01) (0.22) (0.54) (0.74)
  Discontinued operations..     --      --     --   (0.04) (0.05) (0.18) (0.01)
                             ------   -----  -----  -----  -----  -----  -----
                             $ 0.12    0.03  (0.02) (0.05) (0.27) (0.72) (0.75)
                             ======   =====  =====  =====  =====  =====  =====
Weighted average common
 shares outstanding........     517     432    433    424    360    355    353
Ratio of earnings to
 combined fixed charges and
 preferred stock
 dividends(2)..............    1.04    1.32   1.22   1.02    --     --     --

- --------
(1) Reflects the consummation of the TCI/Liberty Combination on August 4, 1994, whereby Liberty became a wholly owned subsidiary of TCI.
(2) For the ratio calculations, earnings available for combined fixed charges and preferred stock dividends consist of earnings (losses) before income taxes plus fixed charges (minus capitalized interest), distributions from and (earnings) losses of less than 50%-owned affiliates with debt not guaranteed by TCI (net of earnings not distributed of less than 50%-owned affiliates), and minority interests in earnings (losses) of consolidated subsidiaries (other than preferred stock dividend requirements). Fixed charges consist of (i) interest (including capitalized interest) on indebtedness, excluding interest to 50%-owned affiliates, (ii) TCI's proportionate share of interest of 50%-owned affiliates, (iii) that portion of rental expense TCI believes to be representative of interest (one-third of rental expense), (iv) amortization of deferred debt expense, (v) that portion of minority interest in earnings of consolidated subsidiaries that represents preferred stock dividend requirements, excluding preferred stock dividend requirements to 50%-owned affiliates, and (vi) preferred stock dividend requirements of 50%-owned affiliates, other than amounts payable to TCI. TCI has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Fixed charges of $13,833,000, $2,517,000, $506,000, $710,000, and $745,000
    relating to such guarantees for the years ended December 31, 1993, 1992, 1991, 1990 and 1989, respectively, and $10,676,000 and $1,888,000 for the nine months ended September 30, 1994 and 1993, respectively, have not been included in fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was less than 1.00 for the years ended December 31, 1991, 1990 and 1989 as earnings available for fixed charges were inadequate to cover fixed charges for such periods. The amount of the coverage deficiencies for the years ended December 31, 1991, 1990 and 1989 were $177,000,000, $399,000,000 and $430,000,000, respectively. On a pro forma basis, the effect of the TCI/Liberty Combination and the Merger would change the historical ratios of earnings to combined fixed charges and preferred stock dividends to 1.31 and 1.18 for the nine months ended September 30, 1994 and the year ended December 31, 1993, respectively.

  TeleCable. The following table sets forth selected historical financial data for TeleCable and subsidiaries (i) as of September 30, 1994 and as of December 31 for each of the years in the five-year period ended December 31, 1993 and
(ii) for the nine-month periods ended September 30, 1994 and 1993 and for each of the years in the five-year period ended December 31, 1993. The following data, insofar as they relate to each of the years 1989 to 1993, has been derived from TeleCable's annual financial statements, including the consolidated balance sheets at December 31, 1992 and 1993, and the related consolidated statements of income and of cash flows for the three years ended December 31, 1993, and the notes thereto appearing elsewhere herein. The data for the nine months ended September 30, 1993 and 1994 has been derived from TeleCable's unaudited financial statements also appearing herein and, which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the unaudited period. The following information is qualified in its entirety by, and should be read in conjunction with, the accompanying consolidated financial statements and notes thereto of TeleCable, and with the accompanying condensed pro forma financial statements and notes thereto of TCI and TCIC. See "INDEX TO FINANCIAL STATEMENTS."

                     TELECABLE CORPORATION AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      DECEMBER 31,
                         SEPTEMBER 30, -----------------------------------------------
                             1994       1993      1992      1991      1990      1989
                         ------------- -------  --------  --------  --------  --------
SUMMARY BALANCE SHEET
 DATA:
Property and equipment,
 net....................   $257,707    231,824   228,761   227,668   227,007   220,737
Total assets............   $317,084    283,483   281,721   285,416   281,061   272,103
Debt....................   $281,810    278,372   304,195   327,998   349,897   354,115
Stockholders' deficit...   $(52,822)   (79,327) (104,901) (125,457) (143,379) (153,293)
Shares outstanding:
  Class A common stock..        117        117       117       117       117       117
  Class B common stock..      2,780      2,780     2,773     2,771     2,760     2,753
Stockholders' deficit
 per common share.......   $ (18.23)    (27.38)   (36.30)   (43.44)   (49.84)   (53.41)

                           NINE MONTHS
                              ENDED
                          SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                         ---------------- ---------------------------------------
                           1994    1993    1993    1992    1991    1990    1989
                         -------- ------- ------- ------- ------- ------- -------
SUMMARY OPERATING DATA:
Revenue................. $221,946 213,675 286,676 268,404 249,068 230,835 204,452
Operating income........ $ 60,601  59,443  78,661  73,758  64,273  61,376  53,649
Net earnings............ $ 26,422  27,030  34,284  29,338  26,370  18,726  17,611
Net earnings per common
 share.................. $   9.12    9.37   11.88   10.19    9.17    6.53    6.18
Cash dividends per
 common share........... $   1.50    0.75    3.00    3.00    3.00    3.00    2.25
Weighted average common
 shares outstanding.....    2,896   2,886   2,885   2,878   2,875   2,868   2,851

SELECTED PRO FORMA FINANCIAL DATA FOR TCI AFTER THE MERGER

  The following selected pro forma balance sheet data for TCI and subsidiaries assumes that the Merger occurred as of September 30, 1994 and the following selected pro forma operating data for TCI and subsidiaries assumes that the TCI/Liberty Combination and the Merger occurred as of January 1, 1993. The pro forma financial data are unaudited and are not necessarily indicative of the financial position or results of operations of TCI and subsidiaries that would have occurred had the TCI/Liberty Combination and the Merger occurred as of the dates indicated or of the future results of operations of TCI and subsidiaries. The following pro forma information should be read in conjunction with the historical financial statements and notes thereto of TCI, TCIC and Liberty, incorporated by reference into this Proxy Statement/Prospectus, the accompanying historical financial statements and notes thereto of TeleCable, and with the accompanying condensed pro forma financial statements and notes thereto of TCI and TCIC. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS."

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                             TCI     TELECABLE   LIBERTY    PRO FORMA     TCI
                          HISTORICAL HISTORICAL HISTORICAL ADJUSTMENTS PRO FORMA
                          ---------- ---------- ---------- ----------- ---------
SUMMARY OPERATING DATA:
Revenue.................   $ 4,153       287       1,153       (55)       5,538
Operating, selling,
 general and
 administrative expenses
 and compensation
 relating to stock
 appreciation rights....    (2,326)     (163)     (1,105)       55       (3,539)
Depreciation and
 amortization...........      (911)      (45)        (49)      (48)      (1,053)
                           -------      ----      ------       ---      -------
Operating income (loss).   $   916        79          (1)      (48)         946
Interest expense........   $  (731)      (24)        (31)       17         (769)
Share of earnings of
 Liberty................   $     4       --          --         (4)         --
Share of earnings
 (losses) of affiliates,
 net....................   $   (76)      --           34       --           (42)
Loss on transactions
 with TCI...............   $   --        --          (30)      --           (30)
Net earnings (loss).....   $    (7)       34           4       (30)           1
Preferred stock dividend
 requirements...........   $    (2)      --          (32)        8          (26)
Earnings (loss)
 attributable to common
 shareholders...........   $    (9)       34         (28)      (22)         (25)
Loss per common share
 attributable to common
 shareholders...........   $  (.02)      N/A         N/A       N/A         (.04)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                             TCI     TELECABLE   LIBERTY    PRO FORMA     TCI
                          HISTORICAL HISTORICAL HISTORICAL ADJUSTMENTS PRO FORMA
                          ---------- ---------- ---------- ----------- ---------
SUMMARY OPERATING DATA:
Revenue.................   $ 3,427       222        790        (37)       4,402
Operating, selling,
 general and
 administrative expenses
 and compensation
 relating to stock
 appreciation rights....    (2,080)     (127)      (726)        37       (2,896)
Depreciation and
 amortization...........      (722)      (34)       (32)       (35)        (823)
                           -------      ----       ----       ----      -------
Operating income........   $   625        61         32        (35)         683
Interest expense........   $  (568)      (17)       (22)        12         (595)
Share of earnings of
 Liberty................   $   125       --         --        (125)         --
Share of earnings
 (losses) of affiliates,
 net....................   $   (56)      --          23        --           (33)
Net earnings............   $    63        26        125        (95)         119
Preferred stock dividend
 requirements...........   $    (3)      --         (14)        (4)         (21)
Net earnings
 attributable to common
 shareholders...........   $    60        26        111        (99)          98
Primary and fully
 diluted earnings
 attributable to common
 shareholders per common
 and common equivalent
 share..................   $   .12       N/A        N/A        N/A          .15

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                       TCI     TELECABLE   PRO FORMA     TCI
                                    HISTORICAL HISTORICAL ADJUSTMENTS PRO FORMA
                                    ---------- ---------- ----------- ---------
SUMMARY BALANCE SHEET DATA:
Cash, receivables and other
 current assets...................   $   369         16        --         385
Investment in other affiliates and
 Turner Broadcasting System, Inc.
 and related receivables..........   $ 2,218         22        --       2,240
Property and equipment, net.......   $ 5,729        258        333      6,320
Franchise costs, intangibles and
 other assets, net................   $10,801         21      1,803     12,625
Total assets......................   $19,117        317      2,136     21,570
Debt..............................   $10,654        282        --      10,936
Redeemable preferred stock........   $   --         --         300        300
Stockholders' equity (deficit)....   $ 2,975        (53)     1,053      3,975
Book value (deficit) per common
 share............................   $  5.21     (18.23)       N/A       6.48

- --------
N/A--not applicable

                             CERTAIN CONSIDERATIONS

  The following factors, among others, should be considered carefully, by TeleCable shareholders in considering whether to vote in favor of the Merger.

  Losses. TCI incurred a net loss in each of the last three fiscal years and losses from continuing operations in the fiscal years ended December 31, 1993 and December 31, 1991. TCI had net earnings for the nine-month periods ended September 30, 1994 and 1993. Notwithstanding the losses it has incurred, TCI has been able to, and expects to continue to be able to, satisfy its debt service and other obligations as and when they become due. TCI's Operating Cash Flow (operating income before depreciation, amortization and other non-cash credits or charges) ($1,858 million, $1,637 million and $1,430 million for the years ended December 31, 1993, 1992 and 1991, respectively, and $1,339 million and $1,409 million for the nine-month periods ended September 30, 1994 and 1993, respectively) has historically been sufficient to cover its interest expense ($731 million, $718 million and $826 million for the years ended December 31, 1993, 1992 and 1991, respectively, and $568 million and $549 million for the nine-month periods ended September 30, 1994 and 1993, respectively). TCI's interest coverage ratio for the years ended December 31, 1993, 1992 and 1991 was 254%, 228%, and 173%, respectively, and for the nine months ended September 30, 1994 and 1993 was 236% and 257%, respectively. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such.

  Ratios of Earnings to Combined Fixed Charges and Preferred Stock
Dividends. The ratio of earnings to combined fixed charges and preferred stock dividends of TCI was 1.02 and 1.22 for the years ended December 31, 1992 and 1993, respectively, and 1.32 and 1.04 for the nine months ended September 30, 1993 and 1994, respectively. The ratio of earnings to combined fixed charges and preferred stock dividends was less than 1.00 for the years ended December 31, 1991, 1990 and 1989 as earnings available for combined fixed charges and preferred stock dividends were inadequate to cover combined fixed charges and preferred stock dividends for such periods. The amounts of the coverage deficiencies for the years ended December 31, 1991, 1990 and 1989 were $177,000,000, $399,000,000 and $430,000,000, respectively. On a pro forma basis, the effect of the (i) the TCI/Liberty Combination and (ii) the proposed Merger would change the historical ratios of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1994 from
1.04 to 1.31 and for the year ended December 31, 1993 from 1.22 to 1.18. For the ratio calculations, earnings available for combined fixed charges and preferred stock dividends consist of earnings (losses) before income taxes plus combined fixed charges and preferred stock dividends (minus capitalized interest), distributions from and (earnings) losses of less than 50%-owned affiliates with debt not guaranteed by TCI (net of earnings not distributed of less than 50%-owned affiliates), and minority interest in earnings (losses) of consolidated subsidiaries (other than preferred stock dividend requirements). Combined fixed charges and preferred stock dividends consist of (i) interest (including capitalized interest) on indebtedness, excluding interest to 50%- owned affiliates, (ii) TCI's proportionate share of interest of 50%-owned affiliates, (iii) that portion of rental expense TCI believes to be representative of interest (one-third of rental expense), (iv) amortization of deferred debt expense, (v) that portion of minority interest in earnings of consolidated subsidiaries that represents preferred stock dividend requirements, excluding preferred stock dividend requirements to 50%-owned affiliates, (vi) preferred stock dividend requirements of 50%-owned affiliates, other than amounts to TCI and (vii) on a pro forma basis, preferred stock dividend requirements of TCI relating to the TCI Series D Preferred Stock. TCI has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Fixed charges of $13,833,000, $2,517,000, $506,000, $710,000, and $745,000 relating to such guarantees for the years ended December 31, 1993, 1992, 1991, 1990 and 1989 respectively, and fixed charges of $10,676,000 and $1,888,000 relating to such guarantees for the nine months ended September 30, 1994 and 1993, respectively, and, on a pro forma basis, fixed charges of $10,676,000 and $14,365,000 relating to such guarantees for the nine months ended September 30, 1994 and for the year ended December 31, 1993, respectively, have not been included in fixed charges.

  Holding Company Structure; Restrictions on Dividends. TCI is a holding company and its assets consist solely of investments in its subsidiaries. All of the consolidated liabilities of TCI have been incurred by its subsidiaries. TCI's rights, and therefore the extent to which the holders of the TCI Series D Preferred Stock will be able to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that TCI may itself be a creditor with recognized claims against such subsidiary (in which case the claims of TCI would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by TCI).

  TCI's ability to pay cash dividends on the TCI Series D Preferred Stock, and on any other classes and series of parity stock, is dependent upon the ability of TCI's subsidiaries to distribute amounts to TCI in the form of dividends, loans or advances or in the form of repayment of loans and advances from TCI. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on the TCI Series D Preferred Stock or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends, loans or advances to TCI by its subsidiaries may be subject to statutory or regulatory restrictions, is contingent upon the cash flows generated by those subsidiaries and is subject to various business considerations. Further, certain of TCI's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to TCI in the form of dividends, loans, or advances and require that such subsidiaries' indebtedness to TCI be subordinate to the indebtedness under such loan agreements. TCI's subsidiaries currently have the ability to transfer funds to TCI in amounts exceeding TCI's dividend requirement on the TCI Series D Preferred Stock. The amount of net assets of subsidiaries subject to such restrictions exceeds TCI's consolidated net assets. See "Comparative Market Price Data and Dividends."

                              THE SPECIAL MEETING

  This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of TeleCable Common Stock by the TeleCable Board for use at the Special Meeting.

TIME AND PLACE; PURPOSE

  The Special Meeting will be held at the Waterside Marriott, 235 East Main Street, Norfolk, Virginia on Thursday, January 26, 1995, starting at 10:00 a.m., local time. At the Special Meeting, (i) holders of TeleCable Class A Common Stock and TeleCable Class B Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and (ii) holders of TeleCable Class A Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Bylaw Amendment. A copy of the Merger Agreement is included as Appendix I to this Proxy Statement/Prospectus. A copy of the Bylaw Amendment is attached as Appendix I to the Notice of Special Meeting accompanying this Proxy Statement/Prospectus.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  In accordance with the TeleCable Bylaws, December 24, 1994, the date of the Notice of Special Meeting accompanying this Proxy Statement/Prospectus, is the date for the determination of holders of TeleCable Common Stock entitled to vote at the Special Meeting (the "Record Date"). Only holders of record of shares of TeleCable Class A Common Stock and TeleCable Class B Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 116,555 shares of TeleCable Class A Common Stock outstanding and entitled to vote at the Special Meeting held by 5 shareholders of record (excluding shares held by subsidiaries of TeleCable) and 2,779,801 shares of TeleCable Class B Common Stock outstanding and entitled to vote held by 160 shareholders of record.

  The TeleCable Class A Common Stock and TeleCable Class B Common Stock will vote on the Merger as two separate classes. The TeleCable Class A Common Stock will vote as a class on the Bylaw Amendment. Each holder of record, as of the Record Date, of TeleCable Class A and Class B Common Stock is entitled to cast one vote per share, in person or by proxy, on approval of the Merger and each holder of record, as of the Record Date, of the TeleCable Class A Common Stock is entitled to cast one vote per share, in person or by proxy, on approval of the Bylaw Amendment. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of each of TeleCable Class A Common Stock and TeleCable Class B Common Stock entitled to vote is necessary to constitute a quorum of each separate voting class at the Special Meeting.

  If a quorum of the TeleCable Class A Common Stock is present at the Special Meeting, the number of votes cast, in person or by proxy, in favor of the Bylaw Amendment must exceed the number of votes cast, in person or by proxy, against the Bylaw Amendment in order to approve the Bylaw Amendment. Holders of TeleCable Class B Common Stock have no right to vote on the Bylaw Amendment. The affirmative vote, in person or by proxy, of the holders of record of more than two-thirds of the shares of TeleCable Class A Common Stock and TeleCable Class B Common Stock outstanding on the Record Date, voting as two separate classes, is required to approve and adopt the Merger Agreement. A vote in favor of the Merger Agreement by a TeleCable shareholder will preclude such shareholder from any right to exercise appraisal rights under the VSCA (see "APPRAISAL RIGHTS"), and may, under applicable law, estop such shareholder from later challenging the Merger on fairness grounds.

  The directors and officers of TeleCable owned, as of the Record Date, 101,430 outstanding shares of TeleCable Class A Common Stock and 1,738,128 outstanding shares of TeleCable Class B Common Stock representing approximately 87% and 62.5%, respectively, of the total number of shares of each such class outstanding on that date. The directors, executive officers and certain other shareholders of TeleCable representing approximately 87% and 67% of the outstanding shares of TeleCable Class A and Class B Common Stock, respectively, have entered into voting agreements with TCI pursuant to which they have agreed to vote all of the shares of TeleCable held by them in favor of the Merger Agreement. IF SUCH PERSONS VOTE THEIR SHARES AS THEY HAVE PREVIOUSLY AGREED, THE MERGER AGREEMENT WILL BE APPROVED AND ADOPTED AT THE SPECIAL MEETING IRRESPECTIVE OF THE VOTE OF ANY OTHER SHAREHOLDER OF TELECABLE.

PROXIES

  All shares of TeleCable Common Stock represented by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and Bylaw Amendment and at the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting. A properly executed proxy marked "ABSTAIN" will not be voted, although it will be counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate number of shares represented and entitled to vote at the Special Meeting.

  A shareholder may revoke his proxy at any time prior to its use by delivering to the Secretary of TeleCable a signed notice of revocation or a later dated signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

  The cost of solicitation of proxies will be paid by TeleCable. In addition to solicitation by mail, officers and regular employees of TeleCable may solicit proxies by telephone, telegram, or by personal interviews. Such persons will receive no additional compensation for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses. The Merger Agreement provides that if the Merger Agreement is terminated as a result of the failure of the TeleCable shareholders to approve the Merger Agreement, the expenses of TCI incurred in connection with the Merger will be borne by TeleCable.

  SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                                   THE MERGER

BACKGROUND

  As early as 1991, TeleCable's management foresaw the possibility that future technological and regulatory changes would eventually create greater competition in the cable industry, including increased competition between cable companies and telephone companies. In January 1993, TeleCable formed a team of its senior management to analyze the ways in which TeleCable could compete in this rapidly changing environment. The team's analysis led to the conclusion that TeleCable might not have the financial, technical and managerial resources to effectively compete in the coming years and might therefore need to merge with a major cable or telecommunications company that possessed such resources.

  TeleCable management determined that, in order to effectively identify a desirable acquisition partner, it would require the services of an experienced financial advisor. In the fall of 1993, certain members of TeleCable's management interviewed several financial advisors, and in December 1993, TeleCable retained Lehman Brothers to act as its financial advisor. TeleCable and Lehman Brothers identified ten companies in the telecommunications and cable industries, including TCI, as potential acquirors, and beginning in December 1993, Lehman Brothers contacted such potential acquirors, including TCI, to determine whether such companies had any interest in acquiring TeleCable. Upon an expression of interest, such potential acquirors were asked to sign a confidentiality agreement after which Lehman Brothers distributed certain information concerning TeleCable to such parties. Lehman Brothers advised TCI and the other potential acquirors that a condition of any proposed transaction was that the transaction be structured as a tax-free transaction to the TeleCable shareholders. TCI and all of the other potential acquirors expressed preliminary interest in acquiring TeleCable and executed confidentiality agreements. However, only TCI and another party eventually made a specific proposal. TeleCable was not informed of the reasons why the eight other potential acquirors did not make specific proposals to purchase TeleCable.

  On June 14, 1994, TCI contacted Lehman Brothers and indicated it would like to pursue an acquisition of TeleCable. On June 28 and 29, 1994, representatives of TCI visited TeleCable's corporate headquarters for the purpose of conducting an initial due diligence investigation of TeleCable.

  Thereafter, informal discussions between TCI and Lehman Brothers occurred, during which TCI indicated its continued interest in acquiring TeleCable. As a result, Lehman Brothers arranged a meeting on July 19, 1994 between representatives of TCI, TeleCable and Lehman Brothers to discuss proposed structures and ranges of value that TCI would consider offering for TeleCable. Following such discussions, TeleCable and Lehman Brothers requested that TCI present it with a letter outlining TCI's proposed terms for acquiring TeleCable, which letter was delivered to Lehman Brothers on July 22, 1994. In its letter, TCI proposed to acquire TeleCable for an aggregate of $1.5 billion, including $1 billion in TCI Class A Common Stock, $200 million in TCI preferred stock, and $300 million in the assumption of estimated net liabilities to be calculated at the closing date. The number of shares of TCI Class A Common Stock would be determined based on the average trading price of the TCI Class A Common Stock prior to the closing date.

  Following receipt of TCI's letter, TeleCable scheduled a meeting at TCI for further negotiations on August 3, 1994. At the same time, TeleCable continued to solicit interest from other parties. On July 28, 1994 and August 2, 1994, representatives of another party with which negotiations were still ongoing and TeleCable met to discuss the terms of a potential merger between the two companies. On August 2, 1994, Lehman Brothers informed TCI that TeleCable would not be able to attend the meeting scheduled for the next day but did not reschedule the meeting. TCI was concerned that TeleCable was considering another offer. Because of its concerns, on August 4, 1994 John C. Malone, President and Chief Executive Officer of TCI, wrote to Frank Batten, Chairman of the Board of TeleCable, expressing TCI's continuing interest in a transaction with TeleCable and revising certain terms of its proposed offer.

  TCI's August 4, 1994 letter modified its July 22, 1994 proposal by increasing the aggregate value of the TCI preferred stock to be issued from $200 million to $300 million, thus increasing the overall purchase price to $1.6 billion, and fixing the value of the TCI Class A Common Stock to be used in determining the number of shares to be issued to TeleCable shareholders at $24. The offer was to expire on August 6, 1994. On August 4, 1994, TCI delivered to Lehman Brothers a draft merger agreement containing the terms as set forth in its revised proposal. At its meeting held that day, the TCI Board approved the proposed transaction.

  TeleCable management considered TCI's latest proposal to be more attractive than the proposal of the other potential buyer for the following reasons: (i) the other potential buyer offered to TeleCable shareholders preferred stock that would be convertible into common stock of the potential buyer and would pay dividends to the TeleCable shareholders; based upon the trading price of the common stock of the potential buyer on August 5, 1994 and income from dividends on the preferred stock, Lehman Brothers estimated the value of the potential buyer's proposal to be between $66 and $117 million less than the TCI offer; the $66 million difference did not give effect to the tax consequences of the dividends to the TeleCable shareholders while the $117 million difference did give effect to the tax consequences, (ii) the other potential buyer indicated that its proposal was its highest and final offer, (iii) the merger agreement proposed by the other potential buyer contained additional conditions to closing that the Merger Agreement with TCI does not contain, including approval of the Board of Directors, which TCI had already obtained and (iv) the other potential buyer required a period of time to conduct a due diligence review of TeleCable prior to its execution of a merger agreement, in contrast to TCI, which indicated that it had already completed its preliminary due diligence review. Accordingly, TeleCable determined to renew negotiations with TCI. On August 5, 1994, TCI and TeleCable and their respective advisors participated in a conference call to further negotiate the terms of the transaction. In such discussions TCI and TeleCable agreed as to the basic terms of the transaction and agreed to convene in New York on August 6, 1994, to negotiate a definitive merger agreement. On August 6 and 7, 1994, TCI and its advisors and TeleCable and its advisors negotiated the terms of a definitive merger agreement.

  On August 8, 1994, the TeleCable Board held a meeting at which the terms of the Merger, as well as the substance of the discussions between TeleCable and the other merger candidate, were fully discussed. At the meeting, Lehman Brothers rendered its opinion that, as of such date, the Merger was fair from a financial point of view to the shareholders of TeleCable taken as a whole. See "--Opinion of Financial Advisor". At the meeting, TeleCable's counsel reviewed the terms of the Merger Agreement with the TeleCable Board. At the conclusion of the meeting, the TeleCable Board unanimously approved the Merger Agreement and the Merger. Immediately following the TeleCable Board meeting, both parties executed the Merger Agreement.

RECOMMENDATION OF TELECABLE BOARD; TELECABLE'S REASONS FOR THE MERGER

  The TeleCable Board of Directors has approved unanimously the Merger Agreement, has determined unanimously that the Merger is advisable and fair to and in the best interests of TeleCable and its shareholders taken as a whole and unanimously recommends that holders of shares of TeleCable Common Stock vote FOR approval of the Merger Agreement.

  In reaching its decision to approve the Merger Agreement and to recommend that TeleCable's shareholders vote to approve the Merger Agreement, the TeleCable Board considered the following factors.

  (i) Industry, Economic and Market Conditions. The TeleCable Board considered the present and anticipated technological and regulatory changes affecting the telecommunications industry in general and concluded that such changes could significantly affect the competitive pressures in the cable industry. TeleCable believes that these changes include advances in technology and changes in regulation that could permit telephone companies to offer broadband entertainment programming on telephone networks and could permit cable companies to offer telephone services on cable networks. In addition, TeleCable believes services such as direct broadcast satellites and personal communications services could increase competition to both cable companies and telephone companies. The TeleCable Board concluded that, based on its knowledge of the business, operations, properties, assets, financial condition, operating results and future prospects of TeleCable, in order to meet these competitive challenges TeleCable would require access to greater financial, managerial and technological resources than TeleCable possessed or anticipated being able to possess. TCI is a diversified company that TeleCable believes has the resources and access to capital markets that will enable TeleCable's operations to successfully compete in a changing environment.

  (ii) Presentation to the Board. The TeleCable Board considered a presentation by TeleCable's management with respect to the sale of TeleCable. On August 8, 1994 the TeleCable Board met in a special meeting to consider the proposed Merger. In that meeting, management of TeleCable discussed the following:

      (a) the terms of the proposed Merger, including the consideration to be received by TeleCable shareholders and the tax-free structure of the transaction. See, "(iv) and (v)" below and "THE MERGER AGREEMENT." Management noted that the consideration to be received by the TeleCable shareholders would be allocated to all shares on an equal per share basis and that such consideration was higher than any other offer received by TeleCable.

      (b) the process by which management and Lehman Brothers had conducted the sale of TeleCable. TeleCable believes that its search for a suitable merger partner was conducted by Lehman Brothers in a manner that (i) identified potential acquirors with the financial ability to consummate an acquisition of this size, (ii) permitted such potential acquirors sufficient time to conduct due diligence reviews of TeleCable and submit offers to TeleCable and (iii) resulted in TeleCable's accepting the highest offer received by it from any of the potential acquirors. See "--Background" and "--Opinion of Financial Advisor."

      (c) the material terms of the Merger in comparison to those proposed by another potential buyer. In this discussion, management noted the following facts: (i) the other potential buyer offered to TeleCable shareholders preferred stock that would be convertible into common stock of the potential buyer and would pay dividends to the TeleCable shareholders; based upon the trading price of the common stock of the potential buyer on August 5, 1994 and income from dividends on the preferred stock, Lehman Brothers estimated the value of the potential buyer's proposal to be between $66 and $117 million less than the TCI offer; the $66 million difference did not give effect to the tax consequences of the dividends to the TeleCable shareholders while the $117 million difference did give effect to the tax consequences, (ii) the merger agreement proposed by the other potential buyer contained additional conditions to closing that the Merger Agreement with TCI does not contain, including approval of the Board of Directors, which TCI had already obtained and (iii) the other potential buyer required a period of time to conduct a due diligence review of TeleCable prior to its execution of a merger agreement, in contrast to TCI, which indicated that it had already completed its preliminary due diligence review. See "THE MERGER--Background."

      (d) certain historical and projected results of operations. Management noted that technological and regulatory changes affecting the telecommunications industry might have an adverse effect on smaller cable companies in general and could thereby cause a decrease in TeleCable's projected results of operations. By aligning itself at this time with a larger and more diversified company, TeleCable believes that the effect of these changes on TeleCable's projected results of operations will be mitigated. See "(v)" below.

  (iii) Fairness of the Consideration. In reaching its conclusion that the terms of the Merger Agreement are fair to and in the best interests of the TeleCable shareholders from a financial point of view, the TeleCable Board considered the following factors. The Board considered the procedures adopted by Lehman Brothers and TeleCable to actively identify and solicit interest from entities that might be interested in acquiring TeleCable. The TeleCable Board believes that by soliciting interest from a number of interested parties, it achieved an increase in the amount of consideration to be received by TeleCable shareholders in the Merger and also obtained terms in the Merger Agreement that increase the likelihood of consummating the Merger. The Board also considered the opinion of Lehman Brothers as to the fairness of the consideration, from a financial point of view, to be received in the Merger by shareholders of TeleCable taken as a whole, including the underlying methodologies and analysis given by Lehman Brothers to it in its August 8, 1994 presentation. See "THE MERGER--Opinion of Financial Advisor".

  (iv) Terms of the Merger Agreement. The TeleCable Board considered the terms of the Merger Agreement, including the representations, warranties, covenants and conditions of the parties contained therein and the consideration to be received pursuant to the Merger Agreement. The TeleCable Board considered the fact that the terms of the Merger Agreement do not include many of the types of conditions to closing that might lend additional uncertainty to the ultimate consummation of the transaction (such as those based on financial and operational results of TeleCable and certain consents required to consummate the Merger) and the representation that the TCI Board had approved the Merger Agreement and the transactions contemplated thereby. The TeleCable Board approved the Merger Agreement understanding that the Merger Agreement contained two purchase price adjustment mechanisms that could each reduce the consideration to be received by TeleCable's shareholders in certain circumstances. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger" for a detailed description of the purchase price adjustments. The first purchase price adjustment mechanism reduces the consideration to be received by the TeleCable shareholders by the amount of TeleCable's Net Liabilities (as defined in the Merger Agreement) as of the Effective Date. TeleCable believes that such an adjustment is fair in that it gives TCI credit for the amount of liabilities assumed by TCI in the transaction. The TeleCable Board also believed that if management continued to operate TeleCable in the ordinary course of business until the Effective Date, the amount of Net Liabilities as of the Effective Date would not be materially different from the amount of Net Liabilities on the date the Merger Agreement was signed, or approximately $300 million. Unlike the first price adjustment, in which TCI will, in effect, get a credit to the Merger Value for the full amount of Net Liabilities of TeleCable on the Effective Date, the second price adjustment will only occur if TeleCable's Annualized EBITDA (as defined in the Merger Agreement) for the three month period preceding the Effective Date is less than $1.54 billion. That amount was negotiated and agreed to by TeleCable because it was based upon TeleCable's historical results and management's projected results for the months preceding the estimated Effective Date. Management advised the TeleCable Board that absent material adverse changes affecting the cable television industry as a whole, any reduction in the Merger Value could occur only as a result of the operation of TeleCable prior to the Effective Date (during which period TeleCable's management will be controlling and managing TeleCable). Accordingly management indicated to the TeleCable Board it believed that the target for Annualized EBITDA was realistic. Management also emphasized that this price adjustment was negotiated by TCI in exchange for eliminating certain levels of financial and operational performance of TeleCable prior to the Effective Date as a condition to closing and a number of other conditions, thus making the likelihood of closing more certain. As a result, the TeleCable Board concluded that the second price adjustment was also reasonable. The TeleCable Board considered the limitation on TeleCable's ability to solicit further outside offers when it determined to approve the Merger Agreement. See "THE MERGER AGREEMENT--No Solicitation of Transactions." The TeleCable Board believed that, given the procedures adopted by Lehman Brothers and TeleCable to actively identify potential buyers that might be interested in acquiring TeleCable, it was not likely that TeleCable would receive any unsolicited offer that would be more favorable to TeleCable shareholders than the Merger. The TeleCable Board also noted that TeleCable's agreement to limit the solicitation of further offers was subject to the fiduciary duties of the TeleCable Board. See "THE MERGER--Recommendation of the TeleCable Board; TeleCable's Reasons for the Merger.

  (v) Diversification of TCI and Tax Aspects of the Merger. TeleCable has been a privately-held company and, therefore, there has been no public market for TeleCable Common Stock. The TeleCable Board believes the resulting illiquidity of TeleCable Common Stock has prevented TeleCable shareholders from realizing greater value for their shares. If the Merger is consummated, TeleCable shareholders will receive TCI Class A Common Stock, which is currently traded on the Nasdaq National Market and TCI Series D Preferred Stock which will be immediately convertible into TCI Class A Common Stock. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger." The TeleCable Board believes that the liquidity of TCI Class A Common Stock, as well as the diversification of TCI's operations, will enable TeleCable shareholders to realize greater value for their TeleCable Common Stock than they would if TeleCable were to remain a private company. In addition, the TeleCable Board considered that the Merger provides for the receipt by TeleCable shareholders of TCI Class A Common Stock and TCI Series D Preferred Stock in a tax-free transaction. See "CERTAIN CONSEQUENCES OF THE MERGER--Certain Federal Income Tax Consequences."

  In view of the variety of factors considered in connection with its evaluation of the Merger, the TeleCable Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. For a discussion of the interests of certain members of TeleCable's management and the TeleCable Board in the Merger, see "--Interests of Certain Persons in the Merger."

  On November 17, 1994, TCI announced that the TCI Board had approved a plan to create the Tracking Stock. See "RECENT DEVELOPMENTS." The TeleCable Board does not intend to update its recommendation in light of the proposed plan. At the time the Merger Agreement was executed, TeleCable determined to enter into the transaction based upon its view that the transaction was fair to and in the best interest of TeleCable and TeleCable's shareholders, from a financial point of view. The existence of TCI'sproposed plan has not altered TeleCable's value of the consideration to be received by TeleCable's shareholders because such shareholders will, if an election to participate is made, be entitled (i) to participate with respect to the TCI Class A Common Stock to be received by them pursuant to the Merger, in any distribution of Tracking Stock or other distribution of capital stock effected by means of a stock dividend, a rights offering or and exchange offer made to holders of Class A Common Stock prior to the Effective Date, as if such shareholders were holders of TCI Class A Common Stock on the date of such offering and (ii) with respect to TCI Series D Preferred Stock after consummation of the Merger, to exchange a portion of their TCI Series D Preferred Stock for shares of a new series of preferred stock that would be convertible into such Tracking Stock or other capital stock. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger", DESCRIPTION OF TCI CAPITAL STOCK--TCI Preferred Stock--TCI Series D Preferred Stock" and "RECENT DEVELOPMENTS." TeleCable will not request a new opinion as to the economic fairness from Lehman Brothers because TeleCable's decision to commit to the transaction was fixed, subject to satisfaction of certain conditions, as of the date of the Merger Agreement and TeleCable's obligation to close on the Merger Agreement is not conditioned on TeleCable receiving such an opinion as of the Effective Date.

TCI'S REASONS FOR THE MERGER

  The TCI Board has unanimously approved the Merger Agreement. The TCI Board believes that the Merger represents an attractive opportunity for TCI to acquire substantial cable television assets and historically profitable operations on a basis that does not require expenditure of its cash resources or the borrowing of funds. The TCI Board has concluded that the Merger will benefit TCI because the Board believes that TeleCable has a strong operations team and is a profitable business with a consistent record of growth of revenue and cash provided by operations. The TCI Board further believes that the acquisition of TeleCable will provide TCI with the opportunity to realize operational efficiencies and strategic opportunities to enter new product markets where TeleCable's cable systems are located in close proximity to the cable systems owned or operated by TCI, and will increase TCI's cash provided by operations, borrowing capacity, thereby enhancing its ability to fund acquisitions, capital expenditures and other investments.

  In reaching these conclusions, the TCI Board considered a number of factors, including among other things, the terms and conditions of the transaction contemplated by the Merger Agreement; information with respect to the financial condition, business, operations and prospects of TeleCable and TCI on both a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis and TeleCable's historical cash provided by operations; and the views and opinions of the management of TCI.

  The foregoing discussion is believed to include all material factors considered by the TCI Board. In reaching the determination to approve the Merger Agreement, the TCI Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors.

  For a discussion of the ownership interests in TCI of the members of the TCI Board and the executive officers of TCI, see "OWNERSHIP OF TCI AND TELECABLE STOCK."

OPINION OF FINANCIAL ADVISOR

  Lehman Brothers was engaged by TeleCable to act as its financial advisor in connection with the Merger. Pursuant to such engagement, TeleCable requested that Lehman Brothers render its opinion with respect to the fairness, from a financial point of view, to TeleCable's shareholders taken as a whole of the aggregate consideration to be received by such shareholders in the Merger.

  On August 8, 1994, in connection with the TeleCable Board's consideration of the Merger, Lehman Brothers made a presentation to the TeleCable Board with respect to the Merger and rendered its oral opinion that, as of the date of such opinion, and subject to assumptions, factors and limitations set forth in such opinion as described below, the aggregate consideration to be received by the shareholders of TeleCable taken as a whole in the Merger is fair, from a financial point of view, to such stockholders. Lehman Brothers subsequently delivered to TeleCable its written opinion to the same effect dated August 8, 1994.

  THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS DATED AUGUST 8, 1994, WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS, IS INCLUDED IN APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS. TELECABLE'S SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY.

  No limitations were imposed by TeleCable on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that TeleCable stated that it wished to enter into a tax-free transaction. Lehman Brothers was not requested to and did not make any recommendation to the TeleCable Board as to the form or amount of consideration to be paid by TCI in the Merger, which was determined through arm's-length negotiations between the parties in which Lehman Brothers assisted TeleCable. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to TeleCable, but made its determination as to the fairness, from a financial point of view, of the consideration to be paid by TCI in the Merger on the basis of the financial and comparative analyses referenced below. Lehman Brothers' opinion is directed to the TeleCable Board only and does not constitute a recommendation to any shareholder of TeleCable as to how such shareholder should vote at the Special Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, the allocation of the consideration among TeleCable's shareholders or TeleCable's underlying business decision to proceed with or effect the Merger.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement; (ii) such publicly available information concerning TCI (including information pertaining to TCIC and Liberty, which were merged into TCI on August 4, 1994 pursuant to the TCI/Liberty Combination) which Lehman Brothers believed to be relevant to its inquiry, including the TCIC and Liberty Annual Reports on Form 10-K for the year ended December 31, 1993, the TCIC and Liberty Quarterly Reports on Form 10-Q for the quarter ended March 31, 1994, and the June 23, 1994 proxy materials; (iii) financial and operating information with respect to the business and operations of TeleCable and TCIC furnished to Lehman Brothers by TeleCable and TCIC including, in the case of TeleCable, TeleCable's audited December 31, 1993 financial statements, 1994 budget, unaudited interim monthly financial statements between October 1993 and June 1994 and individual cable system operating data for these periods; (iv) trading histories of the common stock of both TCIC and Liberty from April 22, 1992 to August 4, 1994, the date of the TCI/Liberty Combination, and TCI on August 5, 1994, the last trading day before the Merger was publicly announced, and a comparison of those trading histories with those of other companies which Lehman Brothers deemed relevant; (v) a comparison of the historical financial results and present financial condition of TeleCable, TCIC and TCI with those of other companies which Lehman Brothers deemed relevant; (vi) a comparison of the financial terms of the Merger with the financial terms of certain other transactions which Lehman Brothers deemed relevant; (vii) the ownership profile and liquidity characteristics of the TCI Class A Common Stock and the TCI Series D Preferred Stock to be received by TeleCable shareholders as consideration, and the pro forma effects of the transaction on the ownership profile of TCI; (viii) the voting characteristics of the TCI Class A Common Stock and TCI Series D Preferred Stock to be received as consideration and the voting control position to be held by the majority stockholders in TCI; (ix) the dividend, conversion premium, call provisions and other characteristics of the TCI Series D Preferred Stock to be received as consideration by TeleCable shareholders; and (x) the results of Lehman Brothers' efforts to solicit indications of interest from third parties with respect to a purchase of TeleCable. In addition, Lehman Brothers had discussions with the management of TeleCable and the management of TCI concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

  In connection with its review, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without independent verification and further relied upon the assurances of management of TeleCable and TCI that they were not aware of any facts that would make such information materially inaccurate or misleading. In arriving at its opinion, Lehman Brothers did not have access to any projections or forecasts from TeleCable, TCIC or TCI regarding their respective future financial performance other than TeleCable's 1994 budget and current forecast for selected 1994 financial results. In addition, Lehman Brothers did not conduct any physical inspection of the properties and facilities of TeleCable or TCI and did not make or obtain any evaluations or appraisals of the assets or liabilities of TeleCable or TCI. Upon advice of TeleCable and its legal advisors, Lehman Brothers also assumed that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and therefore as a tax-free transaction to the TeleCable shareholders. Lehman Brothers' opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date thereof.

  In connection with its presentation to the TeleCable Board and advising the TeleCable Board of its opinion on August 8, 1994, Lehman Brothers performed certain financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TeleCable and TCI. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Purchase Price Analysis. Lehman Brothers calculated a value, as of August 5, 1994, the last trading day before the Merger was publicly announced, for the total consideration to be received by TeleCable shareholders taken as a whole, assuming that TeleCable's Annualized EBITDA (as defined in the Merger Agreement) would not require a downward adjustment of the Merger Value (as defined in the Merger Agreement), to be approximately $1.258 billion. Lehman Brothers calculated a value, as of August 5, 1994, for the total purchase price of TeleCable, including TCIC's assumption of Net Liabilities (as defined in the Merger Agreement), to be approximately $1.558 billion (the "Merger Consideration").

  Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of TeleCable with similar data of selected publicly traded companies engaged in businesses considered by Lehman Brothers to be comparable to those of TeleCable. Specifically, Lehman Brothers included in its review Adelphia Communications Corporation, Cablevision Systems Corporation,

Century Communications Corp., Comcast Corporation, TCA Cable TV, Inc. and TCI after giving pro forma effect to the TCI/Liberty Combination (collectively, the "Comparable Universe"). Lehman Brothers calculated, among other things, the current equity market value plus debt less cash, cash equivalents and equity and cost method investments ("Total Net Market Capitalization") as a multiple of latest reported twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization expenses ("EBITDA"), estimated 1994 EBITDA, estimated 1995 EBITDA, EBITDA for the most recent reported quarter multiplied by four ("Run Rate EBITDA") and the number of basic cable subscribers as of the end of the most recent reported quarter. The 1994 and 1995 EBITDA estimates were based on values specified in recent research reports obtained by Lehman Brothers. During its oral presentation, Lehman Brothers focused on multiples of EBITDA which are the most commonly used measures of valuation in the cable television industry. The range of values for the multiple that Total Net Market Capitalization represented of estimated 1994 EBITDA for the Comparable Universe as of August 5, 1994, as calculated by Lehman Brothers, was 8.3 to 10.8 with a median value of 9.0. Lehman Brothers calculated the multiple which the Merger Consideration represented of estimated 1994 EBITDA of TeleCable (adjusted to exclude EBITDA attributable to minority interests in certain Florida cable systems and to include EBITDA attributable to TeleCable's 50% interest in a Kansas City alternative access telephone provider) ("Adjusted 1994 EBITDA") to be 12.1. The multiple the Merger Consideration represented of Adjusted 1994 EBITDA for TeleCable was above the range of values for the multiple that Total Net Market Capitalization represented of estimated 1994 EBITDA calculated for all companies in the Comparable Universe. The range of values for the multiple that Total Net Market Capitalization represented of LTM EBITDA for the Comparable Universe as of August 5, 1994, as calculated by Lehman Brothers, was 8.0 to 9.6 with a median value of 8.9. The range of values for the multiple that Total Net Market Capitalization represented of Run Rate EBITDA for the Comparable Universe as of August 5, 1994, as calculated by Lehman Brothers, was 8.4 to 9.5 with a median value of 8.9. The range of values for the multiple that Total Net Market Capitalization represented of estimated 1995 EBITDA for the Comparable Universe as of August 5, 1994, as calculated by Lehman Brothers, was 7.7 to 10.6 with a median value of 8.6. The range of values for the multiple that Total Net Market Capitalization represented of LTM revenues for the Comparable Universe as of August 5, 1994, as calculated by Lehman Brothers, was 3.3 to 6.0 with a median value of 4.1.

  Because of the inherent differences between the business, operations and prospects of TeleCable and the businesses, operations and prospects of the companies included in the Comparable Universe, and because the multiples of companies in the Comparable Universe reflected the value of shares traded in the public markets and did not necessarily reflect the price a purchaser would pay to purchase control of a cable television company in a private transaction, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis. Among the qualitative factors considered by Lehman Brothers were the size of such comparable companies, the liquidity of their common shares, the credit quality of such companies, the size and desirability of their markets of operation, the extent of clustering of their cable systems, as well as current levels of and historical rates of growth in basic cable service penetration of homes passed by cable, premium service penetration of homes passed by cable, homes passed by cable, revenue, EBITDA, EBITDA margin and revenue and EBITDA per subscriber.

  Analysis of Selected Acquisition Transactions. Lehman Brothers reviewed the prices paid, or proposed to be paid, to the extent publicly available, of selected acquisition transactions in the cable television industry. Lehman Brothers reviewed the prices paid, or proposed to be paid, in such transactions in terms of the aggregate value of such transactions as a multiple of EBITDA and subscribers. In certain situations Lehman Brothers utilized its industry expertise derived from working with buyers and sellers of media and entertainment companies over time to determine values for certain transactions. Transactions reviewed by Lehman Brothers included three recently announced transactions: U S WEST, Inc.'s acquisition of Wometco Cable Corp. and Georgia Cable Television, Comcast Corporation's purchase of the U.S. cable assets of Maclean Hunter Limited, and the merger of the cable business of Cox Enterprises, Inc. with the cable business of The Times Mirror Company. The multiple total consideration, including debt assumed, represented of estimated 1994 EBITDA for these three acquisitions ranged from 11.0 to 11.7. The multiple of 12.1 which the Merger Consideration represented of Adjusted 1994 EBITDA was thus above the range of values for the three acquisitions. The multiple of total consideration per cable subscriber for the three acquisitions ranged from $1,917 to $2,682. The multiple of Merger Consideration per TeleCable's basic cable subscribers was $2,110, which was within the range of values for the three acquisitions.

  Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of TeleCable and the businesses, operations and prospects of the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition value of TeleCable and such acquired companies. In particular, Lehman Brothers considered the size and desirability of the markets of operation relative to TeleCable's, the extent of clustering of cable systems, current levels of and historical rates of growth in basic cable service penetration of homes passed by cable, premium service penetration of homes passed by cable, homes passed by cable, revenue, EBITDA, EBITDA margin, and revenue and EBITDA per subscriber, the strategic fit of the acquired company with the acquiring company, the form of consideration offered to the seller and the tax characteristics of the transaction.

  Stock Price Performance. Lehman Brothers examined the trading history of TCIC Class A Common Stock and Liberty Class A Common Stock in terms of both price and volume during the period from April 22, 1992 to August 4, 1994, the date of the TCI/Liberty Combination, and of TCI Class A Common Stock on August 5, 1994, the last trading day before the Merger was publicly announced. This analysis showed that over the latest twelve month period, the Class A Common Stock of TCIC and Liberty traded at levels higher than historical levels. For that period, the Class A Common Stock of TCIC traded in a range of $18.24 to $33.25 per share. In addition, Lehman Brothers compared the prices of TCIC Class A Common Stock and Liberty Class A Common Stock from April 21, 1992 to August 5, 1994 with the Standard & Poor's Corporation Index of 400 Industrial Companies ("S&P 400"). Both TCIC Class A Common Stock and Liberty Class A Common Stock appreciated more than the S&P 400 over this period. Lehman Brothers considered this favorable recent performance as part of its analysis. While noting that past performance is not necessarily indicative of future results, Lehman Brothers considered that the past performance does indicate that the TCI senior management team, which is largely unchanged from April 1992, has a demonstrable record of delivering financial and operating results which in the past have resulted in favorable stock price performance.

  Liquidity of TCI Class A Common Stock. Lehman Brothers examined the liquidity characteristics of TCIC Class A Common Stock. After giving pro forma effect to the TCI/Liberty Combination, as of June 15, 1994 there were approximately 483 million TCIC Class A shares outstanding (approximately 532 million shares on a fully diluted basis). After giving pro forma effect to the TCI/Liberty Combination and the Merger, TeleCable shareholders will represent approximately 7.9% of TCI Class A Common Stock outstanding (approximately 8.9% on a fully diluted basis). The average daily trading volume as reported for TCIC Class A Common Stock on the Nasdaq National Market over the twelve months ended August 5, 1994, was 2.7 million shares (or 0.67% of TCIC Class A Common Stock outstanding as of June 15, 1994). Lehman Brothers concluded that TCI Class A Common Stock was a highly liquid stock and would provide ample liquidity for TeleCable shareholders. Liquidity is an important consideration in determining whether TeleCable shareholders, if they so choose, will be able to sell their TCI Class A Common Stock they will receive at a price at or near the market price.

  Research Analyst Views. TeleCable shareholders will be receiving TCI Class A Common Stock and TCI Series D Preferred Stock convertible into shares of TCI Class A Common Stock, and therefore the future price performance of TCI Class A Common Stock will directly affect the value of the consideration to be received by TeleCable shareholders. In this connection, Lehman Brothers reviewed six different research analyst reports on TCI published by major Wall Street investment firms between January 14, 1994 and May 23, 1994. All analysts surveyed maintained a buy recommendation on TCI. Lehman Brothers noted that the analysts' twelve to eighteen month price targets for TCI Class A Common Stock ranged from $30.50 to $35.00 per share, representing price appreciation of 32% to 52% over the price as of August 5, 1994. The firms that issued the research reports reviewed by Lehman Brothers and the dates those reports were issued were as follows: Oppenheimer, May 23, 1994; Prudential Securities, May 19, 1994; Brown Brothers Harriman, May 16, 1994; Lehman Brothers, April 25, 1994; Donaldson, Lufkin & Jenrette, March 10, 1994; Sanford C. Bernstein, January 14, 1994.

  Other Factors. Lehman Brothers analyzed the dividends to be received by TeleCable shareholders on the shares of TCI Class A Common Stock and TCI Series D Preferred Stock to be issued as consideration in the Merger as compared with the aggregate amount of dividends currently paid on TeleCable shares. TeleCable shareholders currently receive annual dividends aggregating $8.7 million on their TeleCable Common Stock. After giving pro forma effect to the Merger, TeleCable shareholders will receive an aggregate $16.5 million in annual dividends on the shares of TCI Series D Preferred Stock which they will receive as consideration in the Merger. Lehman Brothers assumed that no dividends would be declared on the shares of TCI Class A Common Stock to be received by such shareholders in the Merger. Thus, TeleCable shareholders will experience a 90% increase over the amount of dividends they presently receive in respect of TeleCable Common Stock. Lehman Brothers considered the amount of dividends to be received by TeleCable shareholders as one component of the total consideration in evaluating the fairness of the Merger to TeleCable shareholders taken as a whole. Lehman Brothers also considered other potential offers for TeleCable.

  Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The TeleCable Board selected Lehman Brothers because of its expertise, reputation and familiarity with the cable television industry.

  Pursuant to an engagement letter dated as of December 1, 1993, TeleCable agreed to pay Lehman Brothers an initial retainer of $200,000, a fee of $300,000 upon delivery of the fairness opinion described above, and a fee equal to 0.4% of the total consideration received for TeleCable (less amounts previously paid for the retainer and the delivery of the fairness opinion), payable at the closing of an acquisition of TeleCable. In addition, in connection with the rendering of financial advisory services to TeleCable with respect to the Merger, TeleCable has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers, and to indemnify Lehman Brothers against certain liabilities, including liabilities under federal securities laws. Lehman Brothers has not performed any investment banking or other services for TeleCable in the past, but has performed various investment banking services for TCI in the past and received customary fees for such services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the TeleCable Board with respect to the Merger, shareholders should be aware that certain members of TeleCable's management and the TeleCable Board have certain interests in the Merger that are in addition to or different from the interests of shareholders of TeleCable generally. The TeleCable Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

  Severance Arrangements with TeleCable Executive Officers. Under the Severance Plan Covering Key Employees of TeleCable Corporation and its Subsidiaries (the "Severance Plan") certain officers of TeleCable, will become entitled to benefits in the event of a change of control of TeleCable. Those officers are Daniel Basnight, Lawrence Brett, Gordon Herring, Charles Kennamer, James Key, Page Lea, Nancy Lia, Thomas McDonald, Gerald Machovina, L. Patrick Mellon, Alfred Ritter, Jr., Richard Roberts, Davis Warehime and Nicholas Worth. The Merger will constitute such a change of control. If such persons' employment is terminated or they voluntarily resign for good cause (as defined in the Severance Plan) within two years following the change of control such persons will be entitled to 16 weeks of severance pay or, if greater, three weeks of severance pay for each complete year of service with TeleCable or any of its subsidiaries or affiliates. If all such persons become eligible for such severance benefits, they would be entitled to benefits of approximately $2.8 million in the aggregate. As of the date of this Proxy Statement/Prospectus, to TeleCable's knowledge, none of such persons has received notice of severance; therefore, TeleCable does not know whether any of the covered employees will receive severance payments. Under the terms of the Severance Plan, no obligation to make payments thereunder can arise until the Effective Date. See "THE MERGER AGREEMENT--Certain Personnel Matters."

  Indemnification. The Bylaw Amendment if approved, will increase the indemnification available to TeleCable's directors, officers, employees and agents to the fullest extent permitted by the VSCA. The Merger Agreement provides that TCI will cause TCIC to continue to provide indemnification to the directors, officers and employees of TeleCable for a period of six years after the Effective Date to the fullest extent permitted by applicable law, to the extent that such persons would have been indemnified under the TeleCable Charter and TeleCable Bylaws in effect at the Effective Date. The Bylaw Amendment, if approved, will be included as part of the TeleCable Bylaws in effect on the Effective Date. TCI has guaranteed unconditionally full payment and performance of such indemnification. See "THE MERGER AGREEMENT-- Indemnification."

  Registration of TCI Class A Common Stock. TCI has agreed to maintain a registration statement in effect pursuant to Rule 415 of the Act for a period of three years after the Effective Date with respect to, at all times, 5 million shares of TCI Class A Common Stock and 125,000 shares of TCI Series D Preferred Stock that "affiliates" (as defined in Rule 145 of the Act) of TeleCable, including its officers and directors, will receive (or will receive upon conversion of the TCI Series D Preferred Stock received) in exchange for their shares of TeleCable Common Stock in the Merger. In addition, in connection with the closing of the Merger, TCI and Frank Batten, Chairman of the Board of TeleCable, for himself, and in his capacity as trustee of the Fay
M. Slover Trust (the "Trust") and as agent for the other TeleCable shareholders, will enter into a registration rights agreement pursuant to which Mr. Batten, for himself, and in his capacity as trustee of the Trust and as agent for the other TeleCable shareholders, will have the right to cause TCI to register, on not more than two occasions, all of the shares of TCI Class A Common Stock and TCI Series D Preferred Stock issued to them in connection with the Merger and TCI Class A Common Stock issuable upon conversion of TCI Series D Preferred Stock. The registration rights agreement also entitles Mr. Batten, for himself, and in his capacity as trustee of the Trust and as agent for the other TeleCable shareholders to certain "piggyback" registration rights. See "THE MERGER AGREEMENT--Certain Restrictions on Resales of Class A Common Stock and TCI Series D Preferred Stock."

  The respective interests of the members of TeleCable's management and board of directors described above constitute all of the material interests of those persons in the Merger that are known to TeleCable to be different from, or that constitute an extra or special benefit not shared on a pro rata basis with, the shareholders of TeleCable.

  Security Ownership. For information regarding the security ownership of TeleCable Common Stock by TeleCable's directors, five highest paid executive officers and directors and executive officers as a group, see "OWNERSHIP OF TCI AND TELECABLE STOCK--Security Ownership of TeleCable."

                       CERTAIN CONSEQUENCES OF THE MERGER

GENERAL

  Upon consummation of the Merger (i) TeleCable will cease to exist as a separate corporation and TCIC will succeed to all the assets and liabilities of TeleCable and (ii) holders of TeleCable Common Stock will be entitled to receive shares of TCI Class A Common Stock and TCI Series D Preferred Stock. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger." As described under the caption "APPRAISAL RIGHTS," shareholders of TeleCable have the right to pursue appraisal rights in lieu of receiving TCI Stock pursuant to the Merger. TeleCable shareholders who receive TCI Stock pursuant to the Merger will become stockholders of a Delaware corporation. See "COMPARISON OF STOCKHOLDERS' RIGHTS."

  Following the consummation of the Merger, the officers and directors of TCIC will be the officers and directors of the Surviving Corporation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general description of the material Federal income tax consequences of the Merger to a holder of TeleCable Common Stock who exchanges TeleCable Common Stock for TCI Stock pursuant to the Merger. Neither TeleCable nor TCI is requesting a ruling from the Internal Revenue Service in connection with the Merger. It is a condition to TeleCable's obligation to consummate the Merger that it receives an opinion of Willkie Farr & Gallagher as described below. The following discussion does not address all aspects of Federal income taxation that may be important to particular shareholders and may not be relevant or applicable to shareholders who are subject to special tax rules, including shareholders who are not citizens or residents of the United States or are subject to the alternative minimum tax. Finally, it does not address the Federal income tax consequences to shareholders who exercise and perfect appraisal rights with respect to the Merger. This discussion is based upon laws, regulations and rulings and judicial authorities now in effect, all of which are subject to change, and assumes the correctness of certain factual representations of TCI, TCIC and TeleCable, including a representation by TeleCable that there is no plan or intention on the part of its shareholders to dispose of TCI Class A Common Stock and TCI Series D Preferred Stock to be received in the Merger in an amount that would reduce the TCI Stock held by such shareholders to below the level Willkie Farr & Gallagher, TeleCable's counsel, believes is necessary to qualify the Merger as a "reorganization" for Federal income tax purposes.

  In the opinion of Willkie Farr & Gallagher:

    1. the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code;

    2. no gain or loss will be recognized by the shareholders of TeleCable upon the conversion of their shares of TeleCable Common Stock into shares of TCI Stock pursuant to the terms of the Merger, except to the extent cash is received in lieu of fractional shares; Shareholders of TeleCable who receive cash in lieu of fractional shares of TCI Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interests, and such gain or loss will constitute capital gain or loss, assuming that the shareholder holds the shares of TeleCable Common Stock as a capital asset;

    3. the tax basis of the shares of TCI Stock received by the shareholders of TeleCable on the conversion of TeleCable Common Stock pursuant to the Merger will be the same as the basis of the shares of TeleCable Common Stock converted (less any portion of such basis allocable to any fractional interest in any share of TCI Stock); and

    4. the holding period of the TCI Stock into which shares of TeleCable Common Stock are converted will include the period that such shares of TeleCable Common Stock were held by the holder, provided such shares were held as a capital asset by such holder.

  Under Section 3.4(c) of the Merger Agreement, a TeleCable shareholder has the right to participate in certain stock or rights offerings by TCI including any offering of Tracking Stock. It is not anticipated that such an offering will occur prior to the Effective Date of the Merger. If such an offering were to occur prior to the Effective Date of the Merger, however, the right to participate might be characterized for federal income tax purposes as additional consideration received by such shareholder. In this event, the shareholder would recognize taxable gain equal to the lesser of (a) the amount by which the value of the TCI Stock received in the Merger and the right to participate in the offering exceeded such shareholder's basis in the TeleCable Common Stock or (b) the value of the right to participate in the offering.

  TCI should recognize no gain or loss on the issuance of TCI Stock to the TeleCable shareholders in the Merger.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. TELECABLE SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, IF ANY.

ACCOUNTING TREATMENT

  The Merger will be accounted for using the purchase method for accounting and financial reporting purposes. See "INDEX TO FINANCIAL STATEMENTS--Pro Forma Financial Information."

                              THE MERGER AGREEMENT

GENERAL; EFFECTIVE DATE

  The Merger Agreement provides for the merger of TeleCable with and into TCIC. As a result of the Merger, the separate corporate existence of TeleCable will cease and TCIC will be the Surviving Corporation. In the Merger, shareholders of TeleCable will receive the consideration described below. The Merger will become effective upon the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia and a Certificate of Merger with the Secretary of State of the State of Delaware. Such filings are anticipated to take place as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement have been satisfied or, where permissible, waived. The following description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated by reference herein and a copy of which (exclusive of exhibits and schedules) is annexed to this Proxy Statement/Prospectus as Appendix I.

CONSIDERATION TO BE RECEIVED IN THE MERGER

  Upon consummation of the Merger, each outstanding share (other than shares held directly by TeleCable or any of its subsidiaries, all of which will be cancelled) of TeleCable Common Stock will be converted into the right to receive (i) a number of shares of TCI Class A Common Stock equal to the "Common Conversion Number" and (ii) a number of shares of TCI Series D Preferred Stock equal to the "Preferred Conversion Number." The "Common Conversion Number" is the number determined by dividing (i) the quotient resulting from dividing the "Merger Value" (less $300 million aggregate liquidation value of the TCI Series D Preferred Stock) by $24.00 by (ii) the total number of shares of Outstanding TeleCable Common Stock at the Effective Date. The "Preferred Conversion Number" is the number determined by dividing (i) 1,000,000 (the aggregate number of shares of TCI Series D Preferred Stock to be issued to shareholders of TeleCable pursuant to the Merger) by (ii) the total number of shares of Outstanding TeleCable Common Stock at the Effective Date.

  Merger Value is equal to $1.6 billion less the amount of Net Liabilities (as defined in the Merger Agreement) of TeleCable as of the Effective Date and less the amount, if any, by which the product of 11.43 times "Annualized EBITDA" (as defined in the Merger Agreement) for the three full months ending prior to the Effective Date is less than a specified amount ($1.54 billion). The Merger Value is deliverable as follows: (i) 1,000,000 shares ($300 million in aggregate initial liquidation value) of TCI Series D Preferred Stock and (ii) the balance in shares of TCI Class A Common Stock.

  Had the Merger been consummated on October 31, 1994: (i) the amount of Net Liabilities at the Effective Date would have been approximately $300 million;
(ii) the product of 11.43 times Annualized EBITDA for the three months ending prior to the Effective Date would have been approximately $1.63 billion (which amount exceeds the specified amount of $1.54 billion and accordingly, requires no adjustment to the Merger Value); and (iii) the number of shares of Outstanding TeleCable Common Stock would have been 2,896,356. As a result: (i) the Merger Value would have been $1.3 billion, ($1.6 billion less approximately $300 million of Net Liabilities); and (ii) each share of Outstanding TeleCable Common Stock would have been converted into approximately 14.4 shares of TCI Class A Common Stock and .345 of a share of TCI Series D Preferred Stock.

  The foregoing pro forma calculation is presented to illustrate the method by which the Merger Value and the number of shares of TCI Class A Common Stock issuable pursuant to the Merger will be determined as of the Effective Date. TELECABLE SHAREHOLDERS SHOULD NOT ASSUME THEY WILL RECEIVE THE NUMBER OF SHARES DETERMINED AS SET FORTH ABOVE UPON CONSUMMATION OF THE MERGER. THE ACTUAL NUMBER OF SHARES OF TCI CLASS A COMMON STOCK TO BE ISSUED WILL BE DEPENDENT UPON A VARIETY OF FACTORS. ACCORDINGLY, IT IS LIKELY THAT THE NUMBER OF SHARES OF TCI CLASS A COMMON STOCK ACTUALLY ISSUED UPON CONSUMMATION OF THE MERGER WILL DIFFER FROM THE FOREGOING PRO FORMA CALCULATION. For example, a $10 million increase (decrease) in the amount of Net Liabilities would result in a decrease (increase) of .14 of a share of TCI Class A Common Stock to be issued for each share of Outstanding TeleCable Common Stock. While the Merger Value plus Net Liabilities at the Effective Date cannot exceed $1.6 billion, there is no limit on the amount by which the Merger Value can be reduced as a result of the adjustments provided for in the Merger Agreement.

  In addition to the foregoing, if TCI makes any stock or rights offering with respect to the TCI Class A Common Stock between the date of the Merger Agreement and the Effective Date, including any stock or rights offering with respect to Tracking Stock, TeleCable shareholders will, if an election to participate is made, be entitled to receive the securities or other assets issuable in such offering as if such shareholders were holders of TCI Class A Common Stock on the date of such offering. Any election to participate will be made in the sole discretion of Mr. Frank Batten, in his capacity as shareholders representative under the Merger Agreement, and if such an election is made, such shareholders will receive the benefits of such offering effective as of the Effective Date. As of the date of this Proxy Statement/Prospectus no such offering has been made by TCI.

  For a description of the designations, preferences, rights and qualifications, limitations and restrictions of the TCI Stock, see "DESCRIPTION OF TCI CAPITAL STOCK." Fractional shares of TCI Stock will not be issued in the Merger. Holders of TeleCable Common Stock otherwise entitled to a fractional share of TCI Stock will be paid cash in an appropriate amount based upon the value of TCI Class A Common Stock or TCI Series D Preferred Stock, determined by reference on the closing sale price of TCI Class A Common Stock on the last trading day prior to the Effective Date or the initial liquidation value of the TCI Series D Preferred Stock, as the case may be.

  Exchange of Shares. Promptly after the Effective Date, transmittal forms will be mailed to each holder of record of shares of TeleCable Common Stock to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of TCI Class A Common Stock and TCI Series D Preferred Stock to which he or she has become entitled and, if applicable, cash in lieu of fractional shares of such TCI Stock. After receipt of such transmittal form, each holder of certificates formerly representing TeleCable Common Stock should surrender such certificates to The Bank of New York, as exchange agent (the "Exchange Agent"), and each such holder will receive in exchange therefor certificates evidencing the whole number of shares of TCI Class A Common Stock and TCI Series D Preferred Stock to which he or she is entitled and a check for any cash that may be payable in lieu of a fractional share of such TCI Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

  In order to effect the adjustments to the Merger Value provided for in the Merger Agreement, upon consummation of the Merger, TCI will deliver to the Exchange Agent 1,000,000 shares of TCI Series D Preferred Stock and that number of shares of TCI Class A Common Stock that is deliverable to TeleCable shareholders based on preliminary estimates of Net Liabilities, Annualized EBITDA and the Merger Value on the Effective Date, less 1,000,000 shares of TCI Class A Common Stock that TCI will issue and deliver to an escrow agent (the "Escrow Agent") to hold until the final determination of the Merger Value as of the Effective Date is made (which is expected to be determined within approximately 160 days after the Effective Date) in accordance with procedures set forth in the Merger Agreement. Upon final determination of the Merger Value, TCI and TeleCable will instruct the Escrow Agent to deliver to the Exchange Agent the number of shares of TCI Class A Common Stock, if any, equal to the positive difference between the number of shares of TCI Class A Common Stock deliverable to TeleCable shareholders based on the final Merger Value and the number of shares of TCI Class A Common Stock delivered to the Exchange Agent prior to the Effective Date and the Exchange Agent will thereafter deliver such shares (and any cash that may be payable in lieu of fractional shares) to the TeleCable shareholders.

  SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  After the Effective Date, each certificate evidencing TeleCable Common Stock (other than certificates evidencing shares held directly by TeleCable or any of its subsidiaries (which will be cancelled)), until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of TCI Class A Common Stock and TCI Series D Preferred Stock that the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of fractional shares of TCI Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by TCI until the certificate is surrendered. Subject to applicable laws, such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends and distributions, together with any cash payment in lieu of a fractional share, will be paid, without interest.

  For a discussion of the procedures that will be followed with respect to holders of TeleCable Common Stock who may be subject to the notification and reporting requirements of the Hart-Scott-Rodino Act, see "--Governmental Approvals" below.

CONDITIONS TO THE MERGER

  The respective obligations of TeleCable and TCI to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been duly approved by the holders of TeleCable Common Stock; (ii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated; (iii) the Registration Statement shall have become effective in accordance with the provisions of the Act and any necessary state securities law approvals shall have been obtained and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; and (iv) no preliminary or permanent injunction or other order by any federal or state court in the United States that prevents consummation of the Merger shall have been issued and remain in effect.

  The obligation of TeleCable to consummate the transactions contemplated by the Merger Agreement is also subject to the satisfaction or waiver of the following conditions: (i) the performance by TCI and TCIC, in all material respects, of their respective agreements and covenants in the Merger Agreement and the accuracy of the representations and warranties of each of them (except where the failure to be true, in the aggregate, would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of TCI and its subsidiaries taken as a whole) or on the ability of TCI to perform its obligations under the Merger Agreement; and (ii) receipt of the opinion of Willkie Farr & Gallagher to the effect that the Merger will constitute a "reorganization" for Federal income tax purposes within the meaning of (S)368(a) of the Code.

  The obligation of TCI and TCIC to consummate the transactions contemplated by the Merger Agreement is also subject to the satisfaction or waiver of the following conditions: (i) the performance by

TeleCable, in all material respects, of the agreements and covenants of it in the Merger Agreement and the accuracy of TeleCable's representations and warranties (except for each failure to be true that does not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of TeleCable and its subsidiaries taken as a whole); (ii) receipt of all consents, orders or approvals of governmental entities necessary for the transfer of control of cable television franchises, to the extent required to be obtained under the Merger Agreement; and (iii) the FCC shall have consented, to the extent such consent is legally required, to the transfer of control to TCI of all FCC licenses possessed by TeleCable, except where the failure to receive any such consent would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, or operations of TCI, TCIC and TeleCable taken as a whole.

GOVERNMENTAL APPROVALS

  The only governmental consents and governmental filings that TCI and TeleCable are aware of that must be obtained or made in connection with the consummation of the Merger (other than in connection with compliance with Federal and state securities laws) are: (i) filings with the Department of Justice or the FTC under the Hart-Scott-Rodino Act with respect to the Merger;
(ii) filings with and consents, orders or approvals required to be received from the FCC under the Communications Act in connection with the transfer of control of business radio, microwave relay service, earth station and other licenses related to the cable television operations of TeleCable; and (iii) filings with and consents, approvals or orders from state and local governmental authorities (collectively, "Local Authorizations") that may be required to be obtained in connection with the transfer of control of or an ownership interest in cable television franchises operated or owned by TeleCable or its subsidiaries.

  On August 29, 1994, TCI and TeleCable each filed a notification of the transaction with the FTC and the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act. On September 28, 1994, the FTC issued a Request for Additional Information and Documentary Material to TCI and TeleCable in connection with the proposed Merger. TCI and TeleCable complied with the Request for Additional Information on November 15 and 16, 1994. The parties are cooperating with the FTC in its review of the Merger.

  Applications for transfer of control of FCC licenses held by TeleCable and its affiliates and subsidiaries have been filed with the FCC, and are pending.

  TeleCable has determined that, as of August 29, 1994, the consummation of the Merger may require Local Authorizations with respect to a majority of the 112 franchises held by TeleCable and its subsidiaries. All required documentation in connection with the Local Authorizations has been filed with state and local cable television franchising authorities. TeleCable has also given or caused to be given notices required under certain franchises in connection with the Merger. In accordance with the Merger Agreement, TCI's and TCIC's obligation to consummate the Merger is subject to the receipt of consents from a number of Local Authorities (if so required) that represent the 35 largest cable television franchises (based on the number of subscribers) under which TeleCable and its subsidiaries operated as of the date of the Merger Agreement. As of the date of the Merger Agreement, the number of basic subscribers served by the 35 largest franchises represented approximately 90% of the total number of basic subscribers served by TeleCable. As of the date of this Proxy Statement/Prospectus TeleCable has received consents (or consents were not required) from franchising authorities related to 30 of the 35 largest cable television franchises.

  TeleCable and TCI intend to pursue vigorously all required Local Authorizations that have not been obtained as of the date hereof. There can be no assurance, however, that such approvals will, in fact, be obtained or, if obtained, as to the timing of their receipt. If the Merger is consummated without obtaining such Local Authorizations in cases where such approvals are found to be required, the possible consequences, if any, vary depending upon the terms of the franchise and the state cable regulatory rules and regulations, if any, under which the relevant cable system operates. Such consequences may include fines and other penalties, including the possible revocation or nonrenewal of certain franchises.

  Certain shareholders of TeleCable may be individually subject to the notification and waiting-period requirements of the Hart-Scott-Rodino Act if as a result of the Merger they will hold TCI Stock having a value of more than $15 million. Determination of whether notification is required in a particular case will necessitate, among other things, consideration of potentially applicable exemptions and application of a jurisdictional test relating to such holder's revenue and assets. Persons who TeleCable and TCI expect to hold as a result of the Merger shares of TCI Stock having a value in excess of $15 million will be required, as a precondition to receiving such shares, to provide TCI with evidence of compliance with the Hart-Scott-Rodino Act, satisfactory in form and substance to TCI and its counsel. If necessary, TCI will deposit into escrow the shares of TCI Stock issuable to any holder obligated to file a pre-merger notification and report form under the Hart-Scott-Rodino Act and will instruct the Exchange Agent to hold such shares pending the expiration or termination of the applicable waiting period.

COVENANTS

  TeleCable has agreed to conduct its business in the ordinary course and to use its reasonable best efforts to preserve intact its business organizations, to preserve its relationships with customers, suppliers and others having business dealings with it. TeleCable has agreed that, except as required or permitted by the Merger Agreement or consented to in writing by TCI, it will not, prior to the Effective Date, (i) sell or pledge any capital stock owned by it in any of its subsidiaries, (ii) amend or propose to amend the TeleCable Charter or TeleCable Bylaws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of TeleCable, declare or pay any dividend or other distribution payable in cash, stock or property (except for Regular Company Dividends (as defined in the Merger Agreement)), (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock of TeleCable, (v) issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any options, rights or warrants to acquire, or securities convertible into, shares of capital stock, (vi) acquire, lease or dispose of any assets, other than in the ordinary course of business or pursuant to its capital budget, (vii) create, assume or incur any additional indebtedness for borrowed money (other than pursuant to existing credit facilities) or mortgage, pledge or subject to any lien any of its assets (other than pursuant to existing credit facilities) or enter into any other material transaction other than in the ordinary course of business consistent with past practice, (viii) make any payments with respect to any indebtedness of TeleCable or its subsidiaries except for such payments that are scheduled to come due prior to the Effective Date, (ix) acquire or agree to acquire any material business or business organization or division thereof or (x) agree to do any of the foregoing.

  TeleCable further agreed that it will not and will not permit any of its subsidiaries to, except as consented to in writing by TCI or required to comply with applicable law or existing contracts or plans, (i) adopt or terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business consistent with past practice), (iii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (except for such awards made in the ordinary course of business consistent with past practice unless such award is otherwise prohibited under the Merger Agreement) and (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan (except for such actions made in the ordinary course of business consistent with past practice).

  TeleCable has further agreed that it will not, without the consent of TCI,
(i) make any affirmative election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding, (ii) amend the provisions of, or agree to undertake any obligation not required to be performed under, the provisions of any cable television franchise that would materially increase the obligations of the franchisee under such franchise if included as an amendment thereto or (iii) take, or agree to take, any actions that would (x) make any representation or warranty of TeleCable contained in the Merger Agreement untrue or incorrect so as to cause the condition with respect to TeleCable's representations and warranties not to be fulfilled as of the Effective Date or (y) result in any of the other conditions to the obligations of TCI and TCIC in the Merger Agreement not being satisfied as of the Effective Date.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that, subject to the fiduciary duties of the TeleCable Board, as advised by outside counsel, neither TeleCable nor any of its subsidiaries or any of their respective officers, directors, representatives or agents will take any action to initiate the submission of any Acquisition Proposal, enter into any agreement with respect to any Acquisition Proposal or participate in negotiations with any person in connection with any Acquisition Proposal. "Acquisition Proposal" is defined in the Merger Agreement to mean any proposed (i) merger, consolidation or similar transaction involving TeleCable, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of all or any substantial part of the assets of TeleCable or its subsidiaries, (iii) issuance, sale or other disposition of securities representing 50% or more of the voting power of TeleCable Common Stock or (iv) any transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed that beneficially owns or has the right to acquire beneficial ownership, of 50% or more of the outstanding TeleCable Common Stock.

CERTAIN PERSONNEL MATTERS

  Pursuant to the Merger Agreement, TCI has agreed to (or cause its affiliates to) honor in accordance with their terms all obligations of TeleCable to current and former employees of TeleCable under severance plans of TeleCable in effect as of the Effective Date. Under the severance plans certain officers and corporate employees of TeleCable will become entitled to benefits in the event of a change of control of TeleCable. The Merger will constitute such a change of control. If such persons' employment is terminated or they voluntarily resign under certain conditions within two years following the change of control such persons will be entitled to 16 weeks of severance pay or, if greater, three weeks of severance pay for each complete year of service with TeleCable or any of its subsidiaries or affiliates. See "THE MERGER--Interests of Certain Persons in the Merger--Severance Arrangements with TeleCable Executive Officers."

  Each employee of TeleCable who is not covered by any TeleCable severance pay plan or policy on the Effective Date and whose employment is terminated without cause by TCI or any of its affiliates within six months after the Effective Date will be eligible for severance benefits under the severance plan or policy maintained by TCI based on such terminated employee's combined service with TeleCable, TCI and their respective affiliates occurring prior to and after the Effective Date. TCI will also (or will cause its affiliates to) recognize all service with TeleCable and any of its affiliates of TeleCable's employees who become employees of TCI or TCIC at or after the Effective Date for the purposes of determining eligibility to participate, vesting, eligibility for benefits and benefit accruals under any TCI employee benefit plans, policies and programs maintained or to which contributions are made by TCI or TCIC for the benefit of their respective employees following the Effective Date.

  TeleCable has the right to repurchase shares of TeleCable Common Stock acquired by the executives of TeleCable pursuant to the Executive Plans if the executive attempts to sell or otherwise dispose of such stock, upon termination of such executive's employment with TeleCable or its affiliates or upon the executive's death, at price per share provided for under such Executive Plans. Immediately prior to and contingent upon the consummation of the Merger, all of TeleCable's rights to repurchase such shares will be cancelled. See "SUMMARY-- Comparative Market Price Data."

INDEMNIFICATION

  The Bylaw Amendment if approved, will increase the indemnification available to TeleCable's directors, officers, employees and agents to the fullest extent permitted by the VSCA. The Merger Agreement provides that TCI will cause TCIC to continue to provide indemnification to the directors, officers and employees of TeleCable for a period of six years after the Effective Date to the fullest extent permitted by applicable law, to the extent that such persons would have been indemnified under the TeleCable Charter and TeleCable Bylaws in effect at the Effective Date. If the Bylaw Amendment is approved it will be included as part of TeleCable Bylaws in effect on the Effective Date. TCI has guaranteed unconditionally full payment and performance of such indemnification.

TERMINATION; AMENDMENT AND WAIVER

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after approval by TeleCable's shareholders, (i) by mutual consent of TeleCable and TCI, (ii) by either TeleCable or TCI if the Merger has not been consummated on or before May 31, 1995, except that if the shareholders of TeleCable shall not have approved the Merger Agreement by such date, then by TeleCable or TCI if the Merger has not been consummated on or before August 31, 1995; provided that the party seeking to terminate the Merger Agreement has not breached its obligations under the Merger Agreement in any material respect, (iii) by TeleCable, provided TeleCable has not breached any of its obligations thereunder in any material respect, if any of the conditions to its obligations to consummate the Merger have not been met or waived at such time as such condition is no longer capable of satisfaction, or (iv) by TCI, provided TCI has not breached any of its obligations thereunder in any material respect, if any of the conditions to its obligation to consummate the Merger have not been met or waived at such time as such condition is no longer capable of satisfaction. See "--Conditions to the Merger."

  In the event of termination of the Merger Agreement by either TeleCable or TCI as provided above, the Merger Agreement will become void and (except for the willful breach of the Merger Agreement or as described in "--Expenses" below) there will be no liability or obligation on the part of TeleCable, TCI, or TCIC or their respective officers or directors.

  TeleCable, TCI and TCIC may amend the Merger Agreement by action taken by their respective boards of directors, either before or after approval by the shareholders of TeleCable of the Merger Agreement, except that after such approval by the shareholders of TeleCable, no amendment may be made that alters the indemnification provisions of the Merger Agreement or changes the ratios at which TeleCable Common Stock is to be converted into TCI Class A Common Stock and TCI Series D Preferred Stock or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. At any time prior to the Effective Date, TeleCable, TCI or TCIC, pursuant to action taken by their respective boards of directors, may extend the time specified in the Merger Agreement for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant thereto or waive compliance with any of the agreements or covenants contained in the Merger Agreement.

CERTAIN RESTRICTIONS ON RESALE OF TCI COMMON STOCK AND TCI SERIES D PREFERRED STOCK

  All shares of TCI Stock issuable in the Merger will be registered under the Act and freely transferable, except that any such shares received by persons who are deemed "affiliates" (as such term is defined under Rule 145 of the Act) of TeleCable prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Act (or Rule 144 in the case of such persons who become affiliates of TCI) or as otherwise permitted under the Act. Persons who may be deemed to be affiliates of TeleCable generally include individuals or entities that control, are controlled by, or are under common control with, TeleCable and may include certain officers and directors of TeleCable as well as principal shareholders of TeleCable. In addition, TCI has agreed to file and keep effective a registration statement pursuant to Rule 415 under the Act for a period three years after the Effective Date with respect to, at all times, 5 million shares of TCI Class A Common Stock and 125,000 shares of TCI Series D Preferred Stock that such persons will receive in exchange for their shares of TeleCable Common Stock in the Merger or will receive upon conversion of TCI Series D Preferred Stock. Resales pursuant to such registration statement would not be subject to the resale provisions of Rule 144 or Rule 145 under the Act. In addition, in connection with the closing of the Merger, TCI and Frank Batten, for himself, and in his capacity as trustee of the Trust and as agent for the other TeleCable shareholders, will enter into a registration rights agreement pursuant to which Mr. Batten, for himself, and in his capacity as trustee of the Trust and as agent for the other TeleCable shareholders will have the right to cause TCI to register, on not more than two occasions, all of the shares of TCI Class A Common Stock and TCI Series D Preferred Stock issued to them in connection with the Merger, and TCI Class A Common Stock issuable upon conversion of TCI Series D Preferred Stock. The registration rights agreement also entitles Mr. Batten, for himself, and in his capacity as trustee of the Trust and as agent for the other TeleCable shareholders to certain "piggyback" registration rights. See "THE MERGER--Interests of Certain Persons in the Merger."

EXPENSES

  The Merger Agreement provides that each party will pay its own costs and expenses, unless the Merger Agreement is terminated as a result of the failure by the TeleCable shareholders to approve the Merger Agreement by August 31, 1995, in which case TeleCable will reimburse TCI and TCIC for all out-of-pocket costs and expenses incurred by TCI and TCIC in connection with the transactions contemplated by the Merger Agreement.

                    CERTAIN INFORMATION REGARDING TELECABLE

GENERAL

  TeleCable and its predecessor have been in the cable television business since 1964. As of September 30, 1994, TeleCable owns and operates, directly and through its subsidiaries, 21 cable television systems serving approximately 750,000 primary residential and equivalent subscribers in 112 franchised areas in Alabama, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Missouri, North Carolina, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  General. Effective August 8, 1994, TeleCable entered into the Merger Agreement. See "THE MERGER AGREEMENT".

  On October 5, 1992, Congress enacted the 1992 Cable Act. In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, TeleCable's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC.

  Based on its analysis and interpretation of the FCC's 1993 and 1994 rate regulations, TeleCable estimates that the implementation of such regulations will result in an aggregate annualized reduction of revenue and operating income ranging from $6.0 million to $8.0 million. The estimated annualized reduction assumes that the FCC will not require further reductions beyond the current regulations and is prior to any possible mitigating factors (none of which is assured) such as (i) the provision of alternate service offerings (ii) the implementation of rate adjustments to non-regulated services and (iii) the utilization of cost-of-service methodologies, as described below.

  Subject to certain limitations, the FCC's rate regulations generally permit cable operators to adjust rates to account for inflation and increases in certain external costs, including increases in programming costs and compulsory copyright fees and any increase in the number of regulated channels.

  Cable operators may justify rates higher than the benchmark rates established by the FCC through demonstrating unusually high costs based upon a cost-of-service showing. Under this methodology, cable operators may be allowed to recover through the rates they charge for Regulated Services, their normal operating expenses plus an interim rate of 11.25%, which rate may be subject to change in the future.

  TeleCable believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, TeleCable's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, TeleCable cannot substantiate its rates for any system, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to the later of September 1, 1993, or one year prior to the certification date of the applicable franchise authority. The amount of refunds, if any, which could be payable by TeleCable in the event that any system's rates were to be successfully challenged, is not considered to be material.

  Based on the foregoing, TeleCable believes that the 1993 and 1994 rate regulations will have a material adverse effect on its operating results.

  From time to time, TeleCable is required to negotiate the renewal of agreements with local franchising authorities. In connection with a renewal of a franchise, the franchising authority may require TeleCable to comply with different conditions with respect to franchise fees, channel capacity and other matters, which conditions could increase TeleCable's cost of doing business. Although the Cable Communications Policy Act of 1984, as amended (the "Cable Act of 1984"), establishes an orderly franchise renewal process that protects cable operators against unfair denials of renewal when the operator's past performance and proposal for future performance meet the standards established by the Cable Act of 1984 (as supplemented by the 1992 Cable Act), there can be no assurance that the franchises for TeleCable's systems will be renewed as they expire. Additionally, TeleCable cannot predict the impact of any new or different conditions that might be imposed by the franchising authorities in connection with such renewals.

  TeleCable's cable television systems are presently operating in an external environment that is characterized by rapidly changing competitive, regulatory, technological and economic factors. Although TeleCable generally is unable to predict the effect that such changing factors might have on its financial condition and results of operations, TeleCable does believe that the continued evolution of such factors could place TeleCable at a competitive disadvantage if it were not to implement certain technological improvements to its cable television systems. TeleCable anticipates that such technological improvements generally would include the replacement of coaxial trunk cable with optical fiber and the deployment of digital compression technology. Although TeleCable presently is unable to predict the timing or economic feasibility of any such technological improvements, TeleCable's preliminary analyses indicate that the cost of such technological improvements could be significant. See "--Liquidity and Capital Resources" below.

  Inflation has not had a significant impact on TeleCable's results of operations during the nine months ended September 30, 1994 or the three years ended December 31, 1993.

  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement No. 114"). Management does not believe that the adoption of Statement No. 114 will have a material effect on TeleCable's consolidated financial statements. Statement No. 114 is effective for years beginning after December 15, 1994.

  Summary of Operations. Management's discussion and analysis of the consolidated results of operations and financial condition of TeleCable should be read in conjunction with TeleCable's consolidated financial statements and related notes thereto appearing elsewhere in this Proxy Statement/Prospectus. The table below sets forth, for the periods indicated, the percentage relationship that certain items bear to revenue.

This summary provides trend data relating to normal recurring operations of TeleCable. Other items of significance are discussed separately under their own captions below.

                                                                PERIOD TO PERIOD INCREASE
                                                              -----------------------------
                             RELATIONSHIP TO REVENUE              NINE
                         -----------------------------------     MONTHS
                                                                  ENDED       YEARS ENDED
                          NINE MONTHS                         SEPTEMBER 30,  DECEMBER 31,
                             ENDED          YEARS ENDED       ------------- ---------------
                         SEPTEMBER 30,     DECEMBER 31,
                         --------------  -------------------     1993 TO    1992 TO 1991 TO
                          1994    1993   1993   1992   1991       1994       1993    1992
                         ------  ------  -----  -----  -----  ------------- ------- -------
Revenue.................  100.0%  100.0% 100.0% 100.0% 100.0%      3.9%       6.8%    7.8%
Operating expenses......   46.8    45.8   46.2   46.0   46.1       6.1%       7.4%    7.4%
Selling, general and
 administrative.........   10.7    10.4   10.6   10.7   11.5       7.0%       5.9%    0.4%
Depreciation and
 amortization...........   15.2    16.0   15.8   15.9   16.6       1.3%       6.0%    3.0%
                         ------  ------  -----  -----  -----
Operating income........   27.3%   27.8%  27.4%  27.4%  25.8%      1.9%       6.7%   14.8%
                         ======  ======  =====  =====  =====

REVENUE

  The 3.9% growth in revenue during the nine months ended September 30, 1994 is primarily attributable to the 1994 introduction of a late fee charge and an increase in advertising revenue. Other sources of revenue remained relatively flat as the positive effects of a 5.9% increase in period-end basic subscribers and a 11.1% increase in period-end Pay-TV subscriptions were largely offset by rate reductions implemented pursuant to the 1992 Cable Act.

  Revenue increased 6.8% and 7.8% during 1993 and 1992, respectively. Such increases are primarily attributable to subscriber growth and modest increases in the rates charged for cable television service. During 1993 and 1992, TeleCable experienced increases in period-end basic subscribers of 3.9% and 4.3%, respectively, and increases in period-end Pay-TV subscriptions of 2.3% and 4.3%, respectively.

OPERATING COSTS AND EXPENSES

  Operating, selling, general and administrative expenses have historically remained relatively constant as a percentage of revenue.

OTHER INCOME AND EXPENSE

  TeleCable recognized gains on the sale of investments of $2.7 million, $1.5 million and $6.8 million during the years ended December 31, 1993, 1992 and 1991, respectively. Such amounts include gains recognized in connection with the sale of investments in certain cable franchises located in the United Kingdom ($2.2 million in 1993 and $2.7 million in 1991) and in QVC Network Inc. ($1.2 million in 1992 and $4.7 million in 1991).

  TeleCable's weighted average interest rate on borrowings was approximately 8.2% and 8.1% during the nine month periods ended September 30, 1994 and 1993, respectively and approximately 8.1%, 8.6% and 8.3% during the years ended December 31, 1993, 1992 and 1991, respectively.

  Liquidity and Capital Resources. TeleCable generally finances capital expenditures and other investing activities with net cash provided by operating and financing activities. During the nine months ended September 30, 1994, TeleCable used available cash of $3.0 million and cash provided by operating and financing activities of $59.1 million and $2.9 million, respectively, to fund investing activities of $59.2 million. See the consolidated cash flow statements included in the accompanying consolidated financial statements of TeleCable.

  Capital expenditures, which are primarily used to upgrade and maintain TeleCable's cable distribution systems, aggregated $58.4 million, $45.5 million, $40.8 million and $39.2 million during the nine months ended September 30, 1994 and the years ended December 31, 1993, 1992 and 1991, respectively. TeleCable anticipates that its capital expenditures for the year ended December 31, 1994 will aggregate approximately $70 million ($20.8 million of which relates to technological improvements, as previously discussed under "-- General" above).

  At September 30, 1994, TeleCable had total debt of $282 million, including $235 million of unsecured term notes and $38 million of borrowings outstanding pursuant to bank credit facilities. Unused availability pursuant to such bank credit facilities aggregated $110 million ($38 million of which was uncommitted) at September 30, 1994. Although TeleCable was in compliance with the restrictive covenants contained in all of its borrowing facilities at September 30, 1994, additional borrowings pursuant to TeleCable's bank credit facilities are subject to continued compliance with such restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined in the borrowing agreements). For additional information concerning TeleCable's debt, see the notes to TeleCable's consolidated financial statements appearing elsewhere in this Proxy Statement/Prospectus.

  Management believes that net cash provided by operating activities, together with TeleCable's ability to obtain additional financing, will provide adequate sources of short-term and long-term liquidity in the future.

                       CERTAIN INFORMATION CONCERNING TCI

  Since the early 1950's, TCI and its predecessors, through its subsidiaries and affiliates, have been principally engaged in the construction, acquisition, ownership and operation of cable television systems and, more recently, in the provision of satellite delivered programming services to various distribution media, principally cable television systems. The Company has become involved, as an investor and developer, in new television and telecommunications ventures and technologies. TCI was recently organized into four business units: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital.

DOMESTIC CABLE AND COMMUNICATIONS

  Based on the number of basic subscribers served by TCI and its affiliates, TCI is the largest provider of cable television services in the United States. At September 30, 1994, TCI, through its subsidiaries, operated cable television systems serving approximately 11.3 million basic subscribers throughout the continental United States and Hawaii (12.1 million after giving pro forma effect to the proposed merger with TeleCable Corporation). In addition, at December 31, 1993, TCI's affiliates accounted for under the equity method provided cable television services to approximately 4.7 million basic subscribers.

  In addition to its cable television systems, TCI has an investment, along with other cable television operators, in Teleport Communications Group, Inc. ("TCG"). TCG believes that, based on the number of route miles served by TCG and its subsidiaries, it is the nation's largest competitive access provider. TCI intends to expand further its telephony investments as permitted by applicable federal and state regulatory authorities. See "Recent Developments." TCI also has an investment in Primestar Partners, a direct broadcast satellite service.

PROGRAMMING

  TCI and its affiliates provide satellite-delivered video entertainment, information and home shopping television services to video distribution outlets, including cable television systems, broadcast television stations and the direct-to-home satellite market. TCI has ownership interests in several domestic programming businesses, including Turner Broadcasting System, Inc.; Discovery Communications, Inc.; Home Shopping Network Inc.; QVC, Inc.; Encore Media Corporation; BET Holdings, Inc.; International Family Entertainment; E! Entertainment Television; and two national and 15 regional sports networks. Recently, TCI launched STARZ!, a first-run premium programming service. TCI is also the owner of Netlink USA, one of the larger providers, based on its number of subscribers, of programming packages to home satellite dish owners.

INTERNATIONAL CABLE AND PROGRAMMING

  TCI has significant investments in cable and telecommunications operations and television programming in international markets. TCI seeks to invest in markets with favorable regulatory environments and attractive growth opportunities. Among its overseas investments, TCI has a 38.7% interest in TeleWest Communications plc ("TeleWest"). TeleWest provides cable television and residential and business cable telephony in the United Kingdom. TCI also has a majority interest in Flextech plc, which provides television programming in the United Kingdom through its interests in Bravo, The Children's Channel, UK Gold, UK Living and The Family Channel UK. Through certain other joint ventures, TCI has interests in cable television systems and television programming in Hungary, Norway, Sweden, Israel, Ireland, Malta, France, Chile, Puerto Rico, the Dominican Republic, New Zealand, Australia, Singapore and Japan.

TECHNOLOGY/VENTURE CAPITAL

   TCI is an investor in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. Current investments and technologies under development include interactive and set-top box technology, entertainment software and other services for wireline and wireless switched broadband interactive networks. TCI has formed a joint venture with Sega of America and Time Warner Entertainment Company, L.P. to develop and market the first video game channel, called "The Sega Channel." More recently, TCI has made investments in TSX Corporation, a producer of communications equipment, and Interactive Network, Inc., a developer of interactive television programming systems. TCI has announced a proposed investment in Acclaim Entertainment, Inc. and the formation of a joint venture with Acclaim that will develop, acquire and distribute games and other interactive entertainment software over various telecommunications networks. TCI has also created the National Digital Television Center, a provider of digital compression and authorization services to programming suppliers and to cable television systems and other video distribution outlets.

  In addition to its technology investments, TCI operates Western Tele-Communications, Inc., a wholesale provider of long distance video, voice, data and other telecommunications services, primarily utilizing digital microwave technology.

                              RECENT DEVELOPMENTS

  On August 4, 1994, the TCI/Liberty Combination was consummated. As a result of the TCI/Liberty Combination, TCIC and Liberty, which prior to the TCI/Liberty Combination were each separate publicly held companies, became wholly-owned subsidiaries of TCI and the stockholders of TCIC and Liberty became stockholders of TCI in a tax-free transaction.

  On October 25, 1994, subsidiaries of TCI, Comcast Corporation ("Comcast"), Cox Cable Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners intend to bid for broadband personal communications services ("PCS") licenses in auctions (the "PCS Auctions") to be conducted by the Federal Communications Commission ("FCC"). WirelessCo has applied for eligibility to bid for licenses in 39 of the 51 Major Trading Areas ("MTAs") for which PCS licenses will be auctioned by the FCC commencing in December 1994. WirelessCo may also invest in, affiliate with or acquire licenses from successful bidders in the PCS Auctions. TCI owns a 30% interest in WirelessCo. Subsidiaries of Cox, Sprint and TCI have also formed a separate partnership, in which TCI owns a 35.3% interest, to bid for PCS licenses for the Philadelphia MTA. TCI cannot predict the cost of obtaining licenses in the PCS Auctions or the likelihood that WirelessCo and the Philadelphia partnership will be successful bidders for any of the PCS licenses for which they have applied to bid. If the respective bidding strategies of WirelessCo and the Philadelphia partnership are successful, however, the capital required to fund the license costs and the construction of the PCS systems will be substantial and TCI's share thereof would represent a material increase in its capital requirements.

  TCI, Comcast, Cox (collectively, the "Cable Partners") and Sprint have also agreed upon the basis upon which they would negotiate a definitive agreement for the formation of a partnership ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis, using cable television facilities of the Cable Partners and other cable television operators that agree to affiliate with NewTelco. The parties intend that the Cable Partners would contribute their interests in TCG and its affiliated entities and other competitive access businesses to NewTelco. TCI currently owns an approximately 29.9% interest in TCG and would own a 30% interest in NewTelco. The modification or repeal of existing regulatory and legislative barriers to competition in the local telephony market will be necessary in order for NewTelco to provide its proposed services in most states. Formation of NewTelco is subject to certain conditions including the negotiation of a definitive partnership agreement and contribution agreement. The contributions of TCG and other competitive access businesses to NewTelco will be subject, among other things, to the receipt of necessary regulatory and other consents and approvals.

  On November 17, 1994, TCI announced that the TCI Board had approved a plan to create several new classes of common stock intended to track and reflect the performance of each of TCI's four business units. See "CERTAIN INFORMATION CONCERNING TCI." The Tracking Stock may be issued in any one or more of several ways to be determined by the TCI Board, including as a stock dividend or through a rights offering or an exchange offer to stockholders; in a public offering for cash; in connection with future acquisitions; or in a sale to strategic investors. After the issuance of any class of Tracking Stock, holders of such stock would remain stockholders of TCI and not of the business unit that such stock tracks. Accordingly, TCI would continue to be the owner of the subsidiaries in which the four units' businesses are conducted and legal title to the assets of TCI would not be affected. The issuance of any class of Tracking Stock is subject to various contingencies, including the approval of TCI's stockholders of an amendment to TCI's Charter authorizing the creation of each class of Tracking Stock and further approvals of TCI's Board of Directors of the issuance of the Tracking Stock. There can be no assurance that all contingencies will be satisfied (including that such approvals will be obtained) or that any Tracking Stock will ultimately be issued.

                        DESCRIPTION OF TCI CAPITAL STOCK

TCI COMMON STOCK

  TCI's authorized common stock consists of 1,100,000,000 shares of TCI Class A Common Stock and 150,000,000 shares of TCI Class B Common Stock. As of the date of this Proxy Statement/Prospectus, there were 485,100,525 shares of TCI Class A Common Stock and 85,976,717 shares of TCI Class B Common Stock issued and outstanding (net of shares of TCI Common Stock held by subsidiaries of TCI).

  Each share of TCI Class A Common Stock has one vote and each share of TCI Class B Common Stock has ten votes on each matter presented to the holders of TCI Common Stock for a vote. Except as may be required by the DGCL, the holders of the TCI Class A Common Stock and TCI Class B Common Stock vote as one class for all purposes. The TCI Class A Common Stock and TCI Class B Common Stock are otherwise identical in all respects, except that each share of TCI Class B Common Stock is convertible into one share of TCI Class A Common Stock at the option of the holder. The TCI Class A Common Stock is not convertible into TCI Class B Common Stock.

  Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of the TCI Class A Common Stock and TCI Class B Common Stock are entitled to receive dividends when and as declared by the TCI Board out of funds legally available for such payment. Holders of TCI Class A Common Stock and TCI Class B Common Stock have no preemptive rights to purchase additional shares. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of TCI Class A Common Stock and TCI Class B Common Stock are entitled to share ratably in the assets of TCI available for distribution to stockholders in the event of TCI's liquidation, dissolution or winding up.

  The shares of TCI Class A Common Stock to be issued in connection with the Merger will be fully paid and non-assessable.

  The Restated Certificate of Incorporation of TCI, as amended (the "TCI Charter") provides that there can be no stock dividend on, or stock split, reverse stock split or reclassification of, either the TCI Class A Common Stock or the TCI Class B Common Stock without a corresponding stock dividend on, or stock split, reverse stock split or other reclassification of, the other class of TCI Common Stock.

  The TCI Board determines its dividend policy with respect to the TCI Common Stock based on TCI's results of operations, financial condition, capital requirements and other circumstances, including restrictions that may be contained in agreements pursuant to which TCI may borrow funds. It is not anticipated that cash dividends will be paid on the TCI Common Stock in the foreseeable future.

  The TCI Class A Common Stock and the TCI Class B Common Stock are quoted on the Nasdaq National Market. The Bank of New York is the transfer agent for each class of TCI Common Stock.

TCI PREFERRED STOCK

  General. TCI is authorized to issue up to 12,375,096 shares of preferred stock, divided into (i) 700,000 shares of Class A Preferred Stock, par value $.01 per share ("TCI Class A Preferred Stock"), (ii) 1,675,096 shares of Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share ("TCI Class B Preferred Stock"), and (iii) 10,000,000 shares of TCI Series Preferred Stock. As of the date of this Proxy Statement/Prospectus 2,584,855 shares of TCI preferred stock are issued and outstanding as follows:
592,798 shares of TCI Class A Preferred Stock (all of which are held by subsidiaries of TCI); 1,675,096 shares of TCI Class B Preferred Stock (of which 55,070 shares are held by subsidiaries of TCI); and 80,000 shares of TCI Series Preferred Stock have been designated and 70,559 shares have been issued as Convertible Preferred Stock, Series C ("TCI Series C Preferred Stock") and 400,000 shares of TCI Series Preferred Stock have been designated and 246,402 shares have been issued as Redeemable Convertible Preferred Stock, Series E ("TCI Series E Preferred Stock") (all of which are held by subsidiaries of TCI). The TCI Class B Preferred Stock ranks junior to the TCI Class A Preferred Stock, the TCI Series C Preferred Stock and the TCI Series E Preferred Stock and will rank junior to the TCI Series D Preferred Stock, when issued, with respect to the declaration and payment of dividends and liquidation distributions. The 1,000,000 shares of TCI Series D Preferred Stock to be issued in connection with the Merger will be issued from the TCI Series Preferred Stock.

  TCI Series D Preferred Stock. TCI Series D Preferred Stock has an aggregate initial liquidation value of $300 per share (or an aggregate of $300 million), subject to increase in an amount equal to aggregate accrued but unpaid dividends, if any. Dividends on TCI Series D Preferred Stock accrue at the rate of 5 1/2% of the liquidation value and, subject to the rights of holders of any parity securities and the provisions of any debt instrument of TCI, are payable semiannually out of funds legally available therefor. Dividends on TCI Series D Preferred Stock are cumulative and, in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of TCI Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value.

  Subject to certain specified exceptions, TCI is prohibited from paying dividends on any junior securities (including TCI Common Stock) during any period in which TCI is in arrears with respect to payment of dividends on TCI Series D Preferred Stock.

  Upon any liquidation, dissolution or winding up of TCI the holders of TCI Series D Preferred Stock are entitled to be paid an amount in cash equal to the liquidation value of TCI Series D Preferred Stock before any distribution or payment is made on any junior securities, which payment will be made ratably among the holders of TCI Series D Preferred Stock and the holders of any parity securities. The holders of TCI Series D Preferred Stock will be entitled to no other or further distribution of or participation in the remaining assets of TCI after receiving the liquidation value per share.

  Shares of TCI Series D Preferred Stock are convertible into TCI Class A Common Stock at the rate of 10 shares of TCI Class A Common Stock for each share of TCI Series D Preferred Stock, which conversion rate is subject to adjustment upon certain events specified in the certificate of designation establishing TCI Series D Preferred Stock. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI Class A Common Stock at a conversion rate equal to 95% of the then current market price of TCI Class A Common Stock, and upon issuance of TCI Class A Common Stock to holders of TCI Series D Preferred Stock in respect of such deemed conversion such dividend will be deemed paid for all purposes.

  Similarly, if TCI fails to effect any required redemption of TCI Series D Preferred Stock, the holders thereof will have the option to convert their shares of TCI Series D Preferred Stock into TCI Class A Common Stock at a conversion rate equal to 95% of the then current market value of the TCI Class A Common Stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

  If TCI issues to all holders of TCI Class A Common Stock rights or options to subscribe for or purchase shares of capital stock of TCI or its subsidiaries (other than TCI Class A Common Stock or TCI Class B Common Stock), holders of TCI Series D Preferred Stock will have the option, in lieu of any antidilution adjustment which might otherwise apply to the conversion rate of TCI Series D Preferred Stock, to exchange a portion of their shares of TCI Series D Preferred Stock for shares of a new series of preferred stock which would be convertible into such capital stock issued upon exercise of such rights or options and which would otherwise contain terms and conditions similar to TCI Series D Preferred Stock.

  Shares of TCI Series D Preferred Stock are redeemable at the option of the holder (in amounts in excess of $50,000 of liquidation value or the entirety of a holder's holdings, if less) at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of redemption. Shares of TCI Series D Preferred Stock may also be redeemed at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share of TCI Class A Common Stock shall have exceeded $37.50 for periods specified in the certificate of designations. Any redemptions by TCI are required to be made pro rata if less than all shares of TCI Series D Preferred Stock are to be redeemed.

  If at any time TCI has failed to pay (or irrevocably set apart for payment) any dividends on TCI Series D Preferred Stock up to the preceding dividend payment date, TCI may not redeem (or purchase or otherwise acquire) shares of TCI Series D Preferred Stock or any parity security or junior security unless all the TCI Series D Preferred Stock is redeemed. If and so long as TCI fails to redeem any shares of TCI Series D Preferred Stock required to be redeemed at the option of the holder or called for redemption at the option of

TCI, TCI may not redeem (or purchase or otherwise acquire) or discharge any sinking fund obligation with respect to any junior securities unless all shares of TCI Series D Preferred Stock are redeemed and may not purchase or otherwise acquire any shares of TCI Series D Preferred Stock (other than by redemption or conversion) or junior securities. The foregoing prohibitions do not apply to certain purchase or exchange offers made to all holders of TCI Series D Preferred Stock.

  TCI Series D Preferred Stock will rank senior to the TCI Common Stock and TCI Class B Preferred Stock and on a parity basis with the Class A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock in respect of the right to receive dividends or liquidating distributions. TCI may not issue any senior securities or amend the terms of TCI Series D Preferred Stock without the consent of the holders of at least 66 2/3% of the liquidation value of TCI Series D Preferred Stock then outstanding (excluding for such purpose any such shares held by TCI or its affiliates).

  Except as required by law, holders of TCI Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the shareholders of TCI.

  The shares of TCI Series D Preferred Stock issued in connection with the Merger will be fully paid and non-assessable.

  TCI Series E Preferred Stock. At any time after TCI amends the TCI Charter to increase the number of authorized shares of TCI Class A Common Stock to a number that would permit the conversion of all of the shares of TCI Series E Preferred Stock then outstanding, the shares of TCI Series E Preferred Stock shall be convertible, at the option of the holder, into TCI Class A Common Stock at the rate of 1,000 shares of TCI Class A Common Stock for each share of TCI Series E Preferred Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the TCI Series E Preferred Stock, each of which is discussed below, are determined by reference to the liquidation preference of the TCI Series E Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of
(i) $22,303, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

  Subject to the prior preferences and other rights of any class or series of Preferred Stock ranking prior to the TCI Series E Preferred Stock, the holders of TCI Series E Preferred Stock are entitled to receive preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5% of the stated liquidation value per share, whether or not such dividends are declared or funds are legally available for payment of dividends. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends are paid. No interest or additional dividends will accrue or be payable with respect to any dividend payment on the TCI Series E Preferred Stock that may be in arrears or with respect to that portion of any other payment on the TCI Series E Preferred Stock that is in arrears which consists of accumulated or accrued and unpaid dividends.

  Upon the dissolution, liquidation or winding up of TCI, holders of the TCI Series E Preferred Stock will be entitled to receive from the assets of TCI available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the liquidation value of the TCI Series E Preferred Stock.

  The TCI Series E Preferred Stock is subject to optional redemption by TCI at any time, in whole or in part, at a redemption price, per share, equal to the then liquidation value of the TCI Series E Preferred Stock. TCI may elect to pay the redemption price (or designated portion thereof) of the shares of TCI Series E Preferred Stock called for redemption by issuing to the holder thereof, in respect of his shares to be redeemed, a number of shares of TCI Class A Common Stock equal to the aggregate redemption price (or designated portion thereof) of such shares divided by the average of the last daily sales prices of the TCI Class A Common Stock for a specified period, subject to adjustments described in the certificate of designations establishing the TCI Series E Preferred Stock.

  The TCI Series E Preferred Stock ranks senior to the TCI Class B Common Stock and the TCI Class B Preferred Stock and on a parity basis with the TCI Class A Preferred Stock, TCI Series C Preferred Stock and, when issued, the TCI Series D Preferred Stock as to dividend rights, rights to redemption and rights on liquidation.

  The TCI Series E Preferred Stock has no voting rights, except as required by the Delaware General Corporation Law (the "DGCL"), and except that at such time any shares of TCI Series E Preferred Stock are not held by TCI or its majority-owned subsidiaries, such shares will vote with the TCI Common Stock, on the basis of one vote per share, in any general election of directors of TCI.

  A description of the designations, rights, preferences and qualifications, limitations and restrictions of the other outstanding classes or series of preferred stock of TCI is described in the Registration Statement on Form 8-B of TCI included in the TCI Reports, which description is incorporated herein by reference. See "AVAILABLE INFORMATION".

                       COMPARISON OF STOCKHOLDERS' RIGHTS

  Upon consummation of the Merger, shareholders of TeleCable, a Virginia corporation, will become stockholders of TCI, a Delaware corporation, and the rights of such stockholders will be governed by the laws of the State of Delaware and of the TCI Charter and Bylaws of TCI (the "TCI Bylaws"). The following is a summary of certain provisions affecting, and differences between, the rights of holders of TeleCable Common Stock, and those of holders of TCI Class A Common Stock. The following summary is qualified in its entirety by reference to the VSCA and the DGCL and the complete text of the TCI Charter, the TCI Bylaws, the TeleCable Charter and the TeleCable Bylaws. See "AVAILABLE INFORMATION."

AUTHORIZED CAPITAL STOCK

  TeleCable. TeleCable's authorized capitalization consists of a total of 5,225,000 shares of common stock, 225,000 of which are Class A Common Stock and 5,000,000 of which are Class B Common Stock.

  TCI. TCI's authorized capitalization consists of 1,262,375,096 shares, divided into the following classes: 1,100,000,000 shares of TCI Class A Common Stock; 150,000,000 shares of TCI Class B Common Stock; 700,000 shares of TCI Class A Preferred Stock; 1,675,096 shares of TCI Class B Preferred Stock; and 10,000,000 shares of TCI Series Preferred Stock, of which 80,000 have been designated TCI Series C Preferred Stock, 1,000,000 will be designated TCI Series D Preferred Stock upon consummation of the Merger and 400,000 have been designated TCI Series E Preferred Stock.

VOTING

  TeleCable. The holders of Class A Common Stock have the full and exclusive right and power to vote for the election of directors and for all other purposes, except as otherwise required by the VSCA. Each share of Class A Common Stock entitles the holder thereof to one vote on each matter for which a vote is required or requested. Except as otherwise required by Virginia law, the holders of Class B Common Stock have no voting rights. The TeleCable Bylaws provide that, except as otherwise required by the VSCA, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If a quorum is present at a stockholder meeting, the affirmative vote of a majority of the shares represented at such meeting, unless otherwise required by the VSCA, shall be the act of the shareholders.

  TCI. Each share of TCI Class B Common Stock entitles the holder to ten votes and each share of TCI Class A Common Stock entitles the holder to one vote on each matter presented to stockholders. The holders of TCI Class A Common Stock and TCI Class B Common Stock vote together as a single class. Each share of TCI Class A Preferred Stock and TCI Class B Preferred Stock entitles the holder to one vote with respect to the election of directors, voting together as a single class with the TCI Common Stock. (However, under

Section 160 of the DGCL, a majority-owned subsidiary of TCI will not be entitled to be voted in any election of directors.) Each share of TCI Series C Preferred Stock entitles the holder to one vote for each share of TCI Class A Common Stock into which such shares of TCI Series C Preferred Stock are convertible for such purpose, voting together as a single class with the TCI Common Stock, with respect to each matter submitted to a vote of the holders of TCI Common Stock. The holders of TCI Class A Preferred Stock, TCI Class B Preferred Stock and TCI Series C Preferred Stock have no other voting rights except as required by the DGCL. The TCI Bylaws provide that, except as otherwise required by the DGCL or the terms of any class or series of TCI preferred stock, the presence, in person or by proxy, of the holders of a majority of the total voting power of the outstanding shares of TCI capital stock entitled to vote at a meeting of stockholders is necessary to constitute a quorum at such meeting.

SPECIAL MEETING OF STOCKHOLDERS

  TeleCable. The TeleCable Bylaws provide that a special meeting of stockholders may be called at any time, for any purpose, by the TeleCable Board, the Chairman of the TeleCable Board or the President, or by holders of not less than ten percent of the shares entitled to vote at such meeting.

  TCI. The TCI Charter and TCI Bylaws provide that a special meeting of stockholders shall be held at any time, subject to the rights of the holders of any class or series of TCI preferred stock, upon the call of the Secretary of TCI (a) upon the written request of the holders of not less than 66 2/3% of the total voting power of the TCI Common Stock and any class or series of TCI preferred stock entitled to vote with the TCI Common Stock generally on matters submitted to stockholders for a vote ("TCI Voting Stock") or (ii) at the request of not less than 75% of the members of the TCI Board.

DIRECTORS

  The TeleCable Bylaws provide that the TeleCable Board shall consist of eight directors. The TCI Charter provides for a Board of Directors of not less than three members, divided into three classes of approximately equal size, with each class to be elected for a three-year term at each annual meeting of stockholders. The exact number of directors is fixed by the TCI Board. The TCI Board has fixed the number of directors at eight. The holders of TCI Common Stock, TCI Class A Preferred Stock, TCI Class B Preferred Stock and TCI Series C Preferred Stock, voting together as a single class, will vote in elections for directors. Stockholders of TCI do not have cumulative voting rights.

REMOVAL OF DIRECTORS

  TeleCable. The TeleCable Bylaws provide that at a stockholder meeting expressly called for the purpose of removing a director or directors, any director may be so removed, with or without cause, by the vote of the stockholders holding a majority of the shares entitled to vote at an election of directors. However, no director may be removed if a sufficient number of shares are cast against his or her removal which, if cumulatively voted for him or her at an election of the full TeleCable Board, would be sufficient to elect such director.

  TCI. The TCI Charter provides that, subject to the rights of the holders of any class or series of TCI preferred stock, directors may be removed only for cause by the holders of 66 2/3% of the total voting power of the outstanding shares of TCI Voting Stock, voting together as a single class. The TCI Charter provides that "cause" for removal shall be construed to exist if (i) the director whose removal is proposed has been convicted, or has been granted immunity to testify where another has been convicted, of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his ability as a director, as determined by 66 2/3% of the members of the entire TCI Board (other than such director); or (iii) such director's actions or failure to act have been determined by 66 2/3% of the members of the entire TCI Board (other than such director) to be in derogation of such director's duties.

VACANCIES ON THE BOARD OF DIRECTORS

  TeleCable. The TeleCable Bylaws provide that any vacancy occurring on the TeleCable Board, including a vacancy resulting from an increase by not more than two in the number of directors, may be filled by an affirmative vote of the majority of the remaining directors.

  TCI. The TCI Charter provides that, subject to the rights, if any, of any shares of preferred stock of TCI, any newly created directorship resulting from an increase in the number of directors and any vacancies on the TCI Board caused by death, resignation, removal or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by the sole remaining director. The filling of any such vacancy or newly created directorship will also be subject to Section 223(c) of the DGCL. The TCI Charter and TCI Bylaws each provide that any directors chosen to fill a vacancy on the TCI Board or newly created directorship will serve for the remainder of the full term of the class for which such director was chosen and until his successor shall be duly elected and shall have qualified.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

  TeleCable. Under the VSCA, any merger of TeleCable with or into another corporation (other than a merger described below), any statutory exchange of TeleCable shares for shares of another corporation or any sale of all or substantially all of the assets of TeleCable requires (i) the adoption and recommendation of the proposed transaction by the TeleCable Board (unless the TeleCable Board determines that because of conflict of interest or other special circumstances it should make no recommendation thereon) and (ii) the approval of such transaction by each voting group entitled to vote thereon by more than two-thirds of the votes entitled to be cast by that voting group. A merger in which TeleCable is the surviving corporation, if the number of voting shares and the number of participating shares of stock of TeleCable issuable as a result of the merger will not exceed by more than 20% the respective numbers of such shares outstanding immediately before the merger, may be approved without the shareholder approval described above. The TeleCable Charter does not specify a greater vote for such mergers or share exchanges, or a greater or lesser vote for such asset sales, than that required by the VSCA.

  TCI. The TCI Charter requires, subject to the rights, if any, of any class or series of preferred stock of TCI, the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of TCI Voting Stock, voting together as a single class, to approve (a) a merger or consolidation of TCI with, or into, another corporation, other than a merger or consolidation which does not require the consent of stockholders under the DGCL or a merger or consolidation which has been approved by at least 75% of the members of the TCI Board (in which case, in accordance with the DGCL, the affirmative vote of a majority of the total voting power of the outstanding TCI Voting Stock would be required for approval), (b) the sale, lease or exchange of all or substantially all of the property and assets of TCI or (c) the dissolution of TCI.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

  TeleCable. Under the VSCA, any amendment to the TeleCable Charter would require the approval of more than two-thirds of the votes of each voting group entitled to vote on such amendment, except that certain minor amendments, including changes in the par value of shares of one or more classes or series, changes that effect "split-ups" of the outstanding and unissued shares of an outstanding class and certain other nonsubstantive changes, may be made by the TeleCable's Board without shareholder action.

  TCI. The TCI Charter requires the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of TCI Voting Stock, voting together as a single class, to approve any amendment, alteration or repeal of any provision of the TCI Charter or the addition or insertion of other provisions therein.

AMENDMENTS TO BYLAWS

  TeleCable. The TeleCable Bylaws provide that, except as otherwise provided in the VSCA, the Bylaws may be altered, amended, repealed or created by the TeleCable Board or by vote of the holders of TeleCable

Class A Common Stock. If the Bylaws are established pursuant to a vote of the holders of TeleCable Class A Common Stock, such holders may prescribe that any or all of the TeleCable Bylaws may not be altered, amended or repealed by the TeleCable Board.

  TCI. The TCI Charter and TCI Bylaw require (a) the affirmative vote of 66 2/3% of the total voting power of the outstanding TCI Voting Stock, voting together as a single class, or (b) the affirmative vote of at least 75% of the members of the TCI Board, to approve the adoption, amendment or repeal of any provisions of the TCI Bylaws.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

  TeleCable. Limitations on liability and indemnification of corporate officers and directors are governed, respectively, by Articles 9 and 10 of the VSCA.
Article 9 of the VSCA permits limitation of liability of officers and directors in any proceeding by or in the right of a corporation or on behalf of its shareholders to such monetary amount as is specified in the corporation's articles of incorporation or bylaws approved by its shareholders.

  Article 10 of the VSCA requires a corporation to indemnify its officers and directors against reasonable expenses incurred by them in defense of any proceeding to which they are made a party because of their position with the corporation and in which they prevail, unless the corporation's articles of incorporation limit this right. Article 10 of the VSCA also permits a corporation to indemnify its officers and directors more broadly and to make additional provisions for advances and reimbursement of expenses to them, subject to certain limitations, including restrictions against indemnification for willful misconduct or knowing violation of the criminal law. These statutory indemnification rights are not limited by the TeleCable Charter and are therefore available to TeleCable's officers, directors, employees and agents. The TeleCable Bylaws also provide for indemnification for officers and directors to the fullest extent permitted by the VSCA.

  The TeleCable Bylaws and the Bylaw Amendment provide for liability of any director or officer arising out of any single transaction, occurrence or course of conduct to be limited to a nominal amount, and for indemnification of directors and officers permitted by the VSCA for liabilities and expenses incurred by them in legal proceedings arising out of their service as directors and officers. The Bylaw Amendment if adopted, will increase the indemnification available to TeleCable's directors, officers, employees and agents to the fullest extent permitted by the VSCA.

  TCI. Under Delaware law, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, eliminate or limit the personal liability of directors' to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of director (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith there which involve intentional misconduct or no violation of law, or (iii) resulting in the receipt by such person of an improper personal benefit. The TCI Charter contains a provision which limits a director's liability to the full extent permitted by Delaware law, as discussed above.

ANTI-TAKEOVER STATUTES

  TeleCable. Virginia has two anti-takeover statutes in force, the Control Share Acquisitions Statute and the Affiliated Transaction Statute. Neither of these statutes is applicable to a corporation that, like TeleCable, has fewer than 300 stockholders.

  TCI. DGCL Section 203, in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the date such stockholder became an "interested stockholder", unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) after such date, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through his or its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock. The restrictions of DGCL Section 203 do not apply to corporations that have elected, in the manner provided therein, not to be subject to such section or which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

  The TCI Charter does not contain any provision "opting out" of the application of DGCL Section 203 and TCI has not taken any of the actions necessary for it to "opt out" of such provision. As a result, the provisions of
Section 203 will remain applicable to transactions between TCI and any of their respective "interested stockholders."

PREFERRED STOCK

  TeleCable does not have any outstanding preferred stock. For a description of the TCI Series D Preferred Stock, see "DESCRIPTION OF TCI CAPITAL STOCK--TCI Series D Preferred Stock".

                                APPRAISAL RIGHTS

  Holders of TeleCable Common Stock who wish to object to the Merger and exercise dissenters' rights must comply with the provisions of Article 15 of the VSCA, a copy of which is attached as Appendix III. To exercise such rights, a holder of TeleCable Common Stock (i) must, prior to the vote taking place, deliver to the Surviving Corporation, at the address shown on the accompanying Notice of Special Meeting, a written notice of intent to demand payment for such holder's TeleCable Common Stock pursuant to Article 15 if the Merger is effectuated and (ii) must not vote his or her shares in favor of the Merger. The demand notice should specify the holder's name and mailing address, the number of shares of TeleCable Common Stock owned and that the holder is demanding dissenters' rights. A VOTE AGAINST THE MERGER WILL NOT IN ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

  A record holder of TeleCable Common Stock may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies TeleCable in writing of the name and address of each person on whose behalf the holder is asserting dissenter's rights. The rights of a partial dissenter will be determined as if the shares as to which such holder is dissenting and such holder's other shares were registered in the names of different shareholders. A beneficial owner of TeleCable Common Stock may assert dissenters' rights as to shares held on such beneficial owner's behalf only if:
(i) such beneficial owner submits to TeleCable the record holder's written consent to the dissent not later than the time the beneficial owner asserts dissenters' rights; and (ii) the beneficial owner does so with respect to all shares of which such beneficial owner is a beneficial owner or over which the beneficial owner has power to direct the vote.

  Within ten days after the Effective Date of the Merger, the Surviving Corporation is required to deliver a dissenters' notice in writing to each holder of TeleCable Common Stock who has filed such written notice of intent to demand payment for his or her shares and who has not voted such shares in favor of the Merger that (i) states where the payment demand shall be sent and where and when certificates shall be deposited and includes the information set forth in Article 15 of the VSCA; (ii) supplies a form for demanding payment; (iii) sets a date by which the Surviving Corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date of delivery of the dissenters' notice; and (iv) is accompanied by a copy of Article 15 of the VSCA. A dissenting holder must (i) deposit his or her certificates in accordance with the terms of the notice and (ii) send in the form for demanding payment within the time period specified by the dissenters' notice, or such dissenting holder will not be entitled to payment for his or her shares under Article 15 of the VSCA.

  Within thirty (30) days after receipt of a payment demand, the Surviving Corporation must pay a dissenting holder of TeleCable shares the amount the Surviving Corporation estimates to be the fair value of his shares, plus accrued interest. The payment must be accompanied by financial statements of TeleCable, an explanation of how the Surviving Corporation estimated the fair value of the shares and calculated the interest, a statement of the holder's right to demand payment as provided in Article 15 of the VSCA (as described below) if dissatisfied with the offer of payment and a copy of Article 15. The Surviving Corporation may elect to withhold payment from a dissenting holder of TeleCable Common Stock who was not the beneficial owner of his or her shares on August 8, 1994, the date of the first publication in the news media of the terms of the Merger. To the extent the Surviving Corporation withholds payment, it must estimate the fair value of the TeleCable shares, plus accrued interest, and must offer to pay this amount to each dissenting holder of TeleCable shares who agrees to accept such amount in the full satisfaction of his demand.

  Within thirty (30) days after the date the Surviving Corporation makes or offers to make payment to a dissenting holder of TeleCable Common Stock, such holder may notify the Surviving Corporation in writing of his or her (i) own estimate of the fair value of his or her TeleCable Common Stock and interest due, and demand payment of such estimate (less any payment made by the Surviving Corporation) or (ii) rejection of the Surviving Corporation's offer and demand payment of the fair value of the Surviving Corporation's shares and interest due, if the dissenting shareholder believes that the amount paid or offered by the Surviving Corporation is less than the fair value of his shares of TeleCable Common Stock or that the interest due is incorrectly calculated. Such holder waives his or her right to demand payment under Article 15 of the VSCA if he or she does not notify the Surviving Corporation in writing as set forth in (i) or (ii) above within 30 days after the Surviving Corporation makes or offers payment for his or her shares of TeleCable Common Stock.

  If a demand for payment under the preceding paragraph remains unsettled, within sixty (60) days after receiving a payment demand from a dissenting holder of TeleCable Common Stock, the Surviving Corporation must either commence a proceeding in the Circuit Court of the City of Norfolk to determine the fair value of such holder's shares and accrue interest, or it must pay each dissenting shareholder whose demand remains unsettled the amount demanded.

  The statements made in this summary are qualified in their entirety by reference to Article 15 of the VSCA. The provisions of Article 15 of the VSCA are technical in nature and complex. IT IS SUGGESTED

THAT ANY HOLDER OF TELECABLE SHARES WHO DESIRES TO AVAIL HIMSELF OR HERSELF OF HIS OR HER RIGHT TO DISSENT CONSULT HIS OR HER COUNSEL BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF ARTICLE 15 MAY DEFEAT DISSENTERS' RIGHTS.

                               MANAGEMENT OF TCI

DIRECTORS

  The TCI Bylaws provide for a Board of Directors consisting of not less than three members, with the exact number to be determined by the TCI Board from time to time.

  Members of the TCI Board are elected to staggered three-year terms, with approximately one-third elected annually. Messrs. Bob Magness, Gallivan and Kern, are the Class I directors and will serve until the 1995 annual meeting of stockholders; Messrs. Malone, Naify and Coelho are the Class II directors and will serve until the 1996 annual meeting of stockholders; and Messrs. Fisher, Kim Magness and Naify are the Class III directors and will serve until the 1997 annual meeting of stockholders. Information regarding each person who is a director of TCI is set forth below.

                                   BUSINESS EXPERIENCE                  OTHER PUBLIC
          NAME           AGE      DURING PAST FIVE YEARS             DIRECTORSHIPS HELD
          ----           ---      ----------------------             ------------------
Bob Magness.............  70 Chairman of the Board of TCI;    Republic Pictures Corporation;
                             Chairman of the Board of TCIC    Turner Broadcasting System, Inc.
                             since 1973 and Chairman of the
                             Board of a number of TCI's sub-
                             sidiaries
John C. Malone..........  53 Chief Executive Officer and      Turner Broadcasting System,
                             President of TCI since January   Inc.; BET Holdings, Inc.; The
                             27, 1994; Chief Executive Offi-  Bank of New York
                             cer of TCIC since March 1992 and
                             President since 1973; President
                             and a director of most of TCI's
                             subsidiaries; Chairman of the
                             Board of Liberty since October
                             1990
Donne F. Fisher.........  56 Executive Vice President and     General Communication, Inc.
                             Treasurer of TCI since January
                             27, 1994; Executive Vice Presi-
                             dent of TCIC since December of
                             1991; was previously Senior Vice
                             President of TCIC since 1982 and
                             Treasurer since 1970; Vice Pres-
                             ident, Treasurer and a director
                             of most of TCI's subsidiaries
John W. Gallivan........  79 Chairman of the Board of Kearns- Kearns-Tribune Corporation; Sil-
                             Tribune Corporation, a newspaper ver King Mining Company
                             publishing concern
Kim Magness.............  42 Director of TCIC from 1985 to
                             1994; Chairman and President of
                             a company developing liners for
                             irrigation canals; manages nu-
                             merous personal and business in-
                             vestments
Robert A. Naify.........  72 President of The Todd-AO Corpo-  The Todd-AO Corporation
                             ration

                                   BUSINESS EXPERIENCE                  OTHER PUBLIC
          NAME           AGE      DURING PAST FIVE YEARS             DIRECTORSHIPS HELD
          ----           ---      ----------------------             ------------------
Jerome H. Kern..........  57 Senior partner of Baker & Botts,
                             L.L.P., a law firm located in
                             New York, New York, since Sep-
                             tember 1992. Mr. Kern was a se-
                             nior partner of the Law Offices
                             of Jerome H. Kern from January
                             1, 1992 to September 1, 1992
                             and, prior to that, was a senior
                             partner of the law firm of Shea
                             & Gould from 1986 through Decem-
                             ber 31, 1991
Tony Coelho.............  51 President and Chief Executive    Circus Circus Enterprises, Inc.;
                             Officer of Wertheim Schroder In- ICF Kaiser International, Inc.;
                             vestment Services; Managing Di-  Service Corporation Internation-
                             rector of Wertheim Schroder &    al; Specialty Retail Group,
                             Co., Incorporated; was formerly  Inc.; Tanknology Environmental,
                             U.S. Representative from Cali-   Inc.
                             fornia from January 1979 through
                             June 1989 and the Majority Whip
                             of the U.S. House of Representa-
                             tives from December 1986 through
                             June 1989
R.E. Turner.............  56 Chairman of the Board and Presi- Turner Broadcasting System, Inc.
                             dent of Turner Broadcasting Sys-
                             tem, Inc. since 1970

  There are no family relations, of first cousin or closer, among the above named individuals, by blood, marriage or adoption, except that Bob Magness and Kim Magness are father and son, respectively.

COMPENSATION OF DIRECTORS

  TCI's directors are compensated for all services (including any amounts payable for committee participation or special assignments) as a director as follows: each director receives a fee of $500 plus travel expenses for attendance at each meeting of the TCI Board and each director who is not a full-time employee of TCI receives additional compensation of $30,000 per year.

  TCI maintains a deferred compensation plan for all non-employee directors. Each director may elect to defer receipt of all, but not less than all, of the annual compensation (excluding meeting fees and reimbursable expenses) payable to the director for serving on the TCI Board for each calendar year for which such deferral is elected. A director may elect to defer compensation payable for a single calendar year or period of years. Any compensation deferred is credited to the director's account on the last day of the quarter for which compensation has accrued. Such deferred compensation bears interest from the date credited to the date of payment at a rate of 120% of the applicable federal long-term rate, compounded annually.

  A director may elect payment of deferred compensation at a specified year in the future or upon termination of the director's service as a director of TCI. Each director may elect payment in a lump sum, three substantially equal consecutive annual installments or five substantially equal consecutive annual installments. If a director dies prior to payment of all the amounts payable pursuant to the plan, any amounts remaining in the director's deferred compensation account, together with accrued interest thereon, will be paid to the director's designated beneficiary.

INDEMNIFICATION

  TCI has entered into indemnification agreements with each person who is a director of TCI. The indemnification agreements generally provide (i) for the prompt indemnification to the fullest extent permitted by law against (a) any and all expenses including attorneys' fees and all other costs paid or incurred in connection with investigating, preparing to defend, defending or otherwise participating in any threatened, pending or completed action, suit or proceeding related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of TCI or is or was serving at TCI's request as a director, officer, employee, agent or fiduciary of another entity, or by reason of anything done or not done by such indemnitee in any such capacity and (b) any and all judgments, fines, penalties and amounts paid in settlement of any claim, unless the "Reviewing Party" (defined as one or more members of the TCI Board or appointee(s) of the TCI Board who are not parties to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of expenses to an indemnitee as well as the reimbursement by such indemnitee of such advancement to TCI if the Reviewing Party determines that the indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and would therefore not be entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses including attorneys' fees, and the advancement thereof, if requested, incurred by the indemnitee in any action brought by the indemnitee to enforce an indemnity claim or to collect an advancement of expenses or to recover under a directors' and officers' liability insurance policy, regardless of whether such action is ultimately successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in TCI (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding rights to indemnification and the advancement of expenses, TCI will seek legal advice as to the right of the indemnitee to indemnification under applicable law only from independent legal counsel selected by the indemnitee and approved by TCI.

  The indemnification agreements impose upon TCI the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the TCI Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any TCI director or officer if there is such a policy.

EXECUTIVE OFFICERS

  Executive officers of TCI are appointed by and serve at the discretion of the TCI Board. Information regarding each person who is an executive officer of TCI, and who is not listed in the table under "--Directors" above, is set forth below.

                                                  BUSINESS EXPERIENCE
          NAME           AGE                     DURING PAST FIVE YEARS
          ----           ---                     ----------------------
Peter R. Barton.........  43 Executive Vice President of TCI since January 27, 1994. Presi-
                             dent and Chief Executive Officer of Liberty since June of
                             1990. President of Cable Value Network from 1986 to 1988, dur-
                             ing which time he was a consultant to TCIC. Senior Vice Presi-
                             dent of TCIC from 1988 to March of 1991
Stephen M. Brett........  54 Executive Vice President and Secretary of TCI since January
                             27, 1994. Senior Vice President and General Counsel of TCIC
                             since December of 1991. From August of 1988 through December of 1991, was Executive Vice President-Legal and Secretary of
                             United Artist Entertainment Company ("UAE") and its predeces-
                             sor, United Artists Communications, Inc. ("UACI")

                                                  BUSINESS EXPERIENCE
          NAME           AGE                     DURING PAST FIVE YEARS
          ----           ---                     ----------------------
Brendan R. Clouston.....  41 Executive Vice President of TCI since January 27, 1994. Execu-
                             tive Vice President and Chief Operating Officer of TCIC since
                             March of 1992. Previously Senior Vice President of TCIC since
                             December of 1991. From January of 1987 through December of
                             1991, held various executive positions with UAE and UACI, most recently Executive Vice President and Chief Financial Officer
Larry E. Romrell........  54 Executive Vice President of TCI since January 27, 1994. Senior
                             Vice President of TCIC since 1991. From 1972 to the present, held various executive positions with WestMarc Communications,
                             Inc. ("WestMarc"), and is currently President and Chief Execu-
                             tive Officer of WestMarc, a wholly-owned subsidiary of TCIC
J. C. Sparkman..........  62 Executive Vice President of TCI since January 27, 1994. Execu-
                             tive Vice President of TCIC since 1987
Fred A. Vierra..........  63 Executive Vice President of TCI since January 27, 1994. Execu-
                             tive Vice President of TCIC since December of 1991. Was Presi-
                             dent and Chief Operating Officer of UAE from May of 1989
                             through December of 1991; President and Chief Operating Offi-
                             cer of United Cable Television Corporation from 1982 to May of
                             1989

EXECUTIVE CASH COMPENSATION

  The following table sets forth on an annualized basis the salary and deferred compensation being paid for the period beginning August 4, 1994 (the effective date of the TCI/Liberty Combination) and ending December 31, 1994, to the five persons who are expected to be the most highly compensated executive officers of TCI during such period, including the chief executive officer. The following compensation amounts are subject to change.

                                                                     ESTIMATED
                                                                       SALARY
     NAME OF INDIVIDUAL                   CAPACITIES IN             AND DEFERRED
    OR IDENTIFY OF GROUP                   WHICH SERVE              COMPENSATION
    --------------------                  -------------             ------------
Bob Magness.................. Chairman of the Board                   $800,000
John C. Malone............... Chief Executive Officer and President   $800,000
J.C. Sparkman................ Executive Vice President                $738,000
Fred A. Vierra............... Executive Vice President                $650,000
Brendan R. Clouston.......... Executive Vice President                $500,000

TCI STOCK INCENTIVE PLAN

  The executive officers are eligible to receive awards under the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "TCI Stock Incentive Plan"). The TCI Stock Incentive Plan provides for awards to be made in respect of a maximum of 16 million shares of TCI Class A Common Stock (subject to certain adjustments described below). Awards may be made as grants of stock options ("Options"), stock appreciation rights ("SARs"), restricted shares ("Restricted Shares"), stock units ("Stock Units"), or any combination thereof (collectively, "Awards"). Shares in respect of which Awards are made may be either authorized but unissued shares of TCI Class A Common Stock or issued shares reacquired by TCI and held in treasury, or both. Shares of TCI Class A Common Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or deemed exercised, by virtue of the exercise of a related SAR), or are forfeited prior to becoming vested, or are subject to Awards of SARs that are exercised for cash, will return to the pool of such shares available for grant under the TCI Stock Incentive Plan.

  The TCI Stock Incentive Plan is administered by the Compensation Committee of the TCI Board, or such other committee as the TCI Board may in the future appoint, which shall be comprised of at least two persons (the "Committee"). Each member of the Committee shall be a member of the TCI Board who during the one-year period prior to service on the Committee was not, and during such service is not, granted or awarded equity securities pursuant to the TCI Stock Incentive Plan or any other plan of TCI or any of its affiliates, if such grant or award or participation in such plan would prevent such member from being a "disinterested person" with respect to the TCI Stock Incentive Plan for purposes of Rule 16b-3 under the Exchange Act. The members of the Compensation Committee of TCI are Mr. Gallivan and Mr. Naify.

  The Committee has broad discretion in administering the TCI Stock Incentive Plan, and is authorized, subject only to the express provisions of the Plan, to determine the persons to whom Awards may be made, to determine the terms and conditions (which need not be identical) of each Award (including the timing of the grant, the type of Award granted, the pricing and the amount of the Award and terms related to vesting, exercisability, forfeiture and termination), and to interpret the provisions of the TCI Stock Incentive Plan and each agreement relating to Awards granted under the TCI Stock Incentive Plan. The determinations of the Committee are final and binding upon all participants.

  Pursuant to the TCI/Liberty Combination, each outstanding stock option and stock appreciation right outstanding under TCIC's and Liberty's executive compensation plans, whether vested or unvested, was assumed by TCI and, upon consummation of the TCI/Liberty Combination, TCI granted Options and SARs pursuant to the TCI Stock Incentive Plan that are substantially the same as the stock options and stock appreciation rights outstanding under the TCIC and Liberty executive compensation plans at the time of the TCI/Liberty Combination.

EMPLOYMENT ARRANGEMENTS

  Pursuant to the TCI/Liberty Combination, TCI assumed the obligations of (i) TCIC pursuant to employment agreements entered into by TCIC with each of Messrs. Magness, Malone, Sparkman and Vierra and (ii) Liberty pursuant to the employment agreement entered into by Liberty with Dr. Malone. Information concerning the TCIC employment agreements assumed by TCI is available in the TCIC Form 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION."

  The employment agreement between Liberty and Dr. Malone that has been assumed by TCI provides for a term that initially expires in March 1996 such term to be extended for consecutive one year periods unless TCI or Dr. Malone provides six months notice prior to the end of an extended term that the agreement is not to be extended. The agreement may be earlier terminated by Dr. Malone in the event of a change of control of TCI (a "Termination Right Event"). Dr. Malone waived his right to terminate the employment agreement with respect to a change of control that may have been effected by the TCI/Liberty Combination.

  Pursuant to the employment agreement, Dr. Malone was granted options, which after giving effect to certain stock splits and recapitalizations effected by Liberty, provided for the purchase of 16,000,000 shares of Liberty Class B Common Stock and 200,000 shares of Liberty Class E Preferred Stock, which were exercised in full by Dr. Malone in October 1991. The shares acquired by Dr. Malone upon exercise of his options (which were converted into shares of TCI Class B Common Stock and TCI Class B Preferred Stock, respectively, pursuant to the TCI/Liberty Combination), together with all dividends and distributions thereon and, in the case of any reclassification, recapitalization or other change in the TCI Class B Common Stock, such capital stock and other securities or property to which Dr. Malone may be entitled as the holder of such shares (collectively "Share Units"), are subject to repurchase by TCI, at the price paid therefor by Dr. Malone, plus interest, in the event Dr. Malone's employment with TCI is terminated for cause (as defined in the employment agreement) or Dr. Malone voluntarily terminates his employment with TCI other than due to a Termination Right Event. The repurchase right terminates (i) if Dr. Malone's employment is terminated other than for cause or if TCI materially breaches the employment agreement, (ii) upon Dr. Malone's death or disability and (iii) upon the occurrence of a Termination Right Event (which Dr. Malone waived with respect to the TCI/Liberty Combination). The repurchase right expires as to 20% of the Share Units annually (commencing in March 1992), and will terminate as to all of the Share Units in March 1996. Following the TCI/Liberty Combination, the repurchase right initially applied to 6,240,000 shares of TCI Class B Common Stock and 80,000 shares of TCI Class B Preferred Stock (the "TCI Restricted Voting Shares").

  Dr. Malone may not transfer, pledge or otherwise dispose of (except to TCI) any Share Units during the period they are subject to TCI's repurchase right. Dr. Malone has agreed to cast, with respect to any matter submitted to a vote of stockholders, all votes represented by his Share Units that are then subject to TCI's repurchase right in the same proportion as all other votes of TCI's stockholders are cast with respect to such matter.

CERTAIN TRANSACTIONS WITH MANAGEMENT

  Certain transactions involving TCI's predecessor, TCIC and its officers, directors or affiliates are described in the TCIC Form 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION."

                      OWNERSHIP OF TCI AND TELECABLE STOCK

SECURITY OWNERSHIP OF TCI

  The following table sets forth, as of November 29, 1994, the ownership of TCI Common Stock and TCI Class B Preferred Stock by (i) each person known to TCI to beneficially own more than 5% of either class of the outstanding shares of TCI Common Stock, (ii) each person who is a director or is expected to be one of the five most highly compensated executive officers of TCI (based on compensation paid in calendar year 1993), including the chief executive officer, (iii) all of the directors and executive officers of TCI, as a group, and (iv) the pro forma number of shares and ownership percentage of TCI Common Stock and TCI Class B Preferred Stock to be owned by such persons and groups of persons immediately following the Effective Date, assuming such persons do not acquire, or dispose of, any shares of TCI Common Stock or TCI Class B Preferred Stock during the period commencing November 29, 1994 and ending on the Effective Date. Shares issuable upon exercise or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Voting power in the table is computed with respect to a general election of directors and therefore the TCI Class B Preferred Stock is included in the calculation. The number of shares of TCI Class A Common Stock and TCI Class B Common Stock in the table shown as beneficially owned by Dr. Malone and Mr. Magness include interests of such individuals in shares held by the trustee of TCI's Employee Stock Purchase Plan ("ESPP") and held by the trustee of UAE's Employee Stock Ownership Plan for their respective accounts. So far as is known to TCI, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table and except for the shares held by the trustee of the ESPP for the benefit of such persons, which shares are voted at the discretion of the trustee.

                                                                         POST-MERGER
                                             TCI STOCK                    TCI STOCK
                                       ------------------------------ -----------------
                                       AMOUNT AND
                                       NATURE OF
                   NAME AND ADDRESS OF BENEFICIAL          PERCENT OF PERCENT OF VOTING
 TITLE OF CLASS      BENEFICIAL OWNER  OWNERSHIP            CLASS(1)   CLASS(2)  POWER
 --------------    ------------------- ----------          ---------- ---------- ------
Class A            John C. Malone       1,168,246(3)           *          *      17.69
Class B            5619 DTC Parkway    24,551,083(4)(5)(6)   28.56      28.56
TCI Class B Pref.  Englewood, Colorado    306,000(4)(6)      18.89      18.89
TCI Class C Pref.                             --               --         --

                                                                                  POST-MERGER
                                                      TCI STOCK                    TCI STOCK
                                                ------------------------------ -----------------
                                                AMOUNT AND
                                                NATURE OF
                       NAME AND ADDRESS OF      BENEFICIAL          PERCENT OF PERCENT OF VOTING
 TITLE OF CLASS          BENEFICIAL OWNER       OWNERSHIP            CLASS(1)   CLASS(2)  POWER
 --------------        -------------------      ----------          ---------- ---------- ------
Class A            Bob Magness                   4,626,938(7)(8)(9)     *          *      26.93
Class B            5619 DTC Parkway             37,132,076(5)(7)(9)   43.19      43.19
TCI Class B Pref.  Englewood, Colorado             125,000             7.72       7.72
TCI Class C Pref.                                      --              --         --
Class A            Kearns-Tribune Corporation    8,792,514(9)          1.81       1.67     7.17
Class B            400 Tribune Building          9,112,500(5)(9)      10.60      10.60
TCI Class B Pref.  Salt Lake City, Utah             67,536             4.17       4.17
TCI Class C Pref.                                      --              --         --
Class A            The Capital Group, Inc.      43,005,259(10)         8.87       8.16     3.08
Class B            333 South Hope Street               --              --         --
TCI Class B Pref.  Los Angeles, California             --              --         --
TCI Class C Pref.                                      --              --         --
Class A            Associated Communications    12,479,976(11)         2.57       2.37     5.97
Class B            Corporation                   7,071,852(11)         8.23       8.23
TCI Class B Pref   200 Gateway Towers               41,598             2.57       2.57
TCI Class C Pref.  Pittsburgh, Pennsylvania            --              --         --
Class A            The Equitable Life Assurance 26,804,378(12)         5.53       5.09     1.92
Class B            Society of the United States        --              --         --
TCI Class B Pref.  787 Seventh Avenue                  --              --         --
TCI Class C Pref.  New York, New York                  --              --         --
Class A            Donne F. Fisher                 548,575              *          *          *
Class B                                            249,072              *          *
TCI Class B Pref.                                    3,464              *          *
TCI Class C Pref.                                      --              --         --
Class A            John W. Gallivan                  2,124(13)          *          *          *
Class B                                                --              --         --
TCI Class B Pref.                                       14              *          *
TCI Class C Pref.                                      --              --         --
Class A            Jerome H. Kern                2,000,000(14)          *          *          *
Class B                                                --              --         --
TCI Class B Pref.                                      --              --         --
TCI Class C Pref.                                      --              --         --
Class A            Kim Magness                         --              --         --          *
Class B                                            518,000              *          *
TCI Class B Pref.                                      --              --         --
TCI Class C Pref.                                      --              --         --
Class A            Robert A. Naify              23,638,860(15)         4.65       4.30     1.67
Class B                                                --              --         --
TCI Class B Pref.                                    1,000              *          *
TCI Class C Pref.                                      --              --         --
Class A            Tony Coelho                         800              *          *          *
Class B                                                --              --         --
TCI Class B                                            --              --         --
TCI Class C Pref.                                      --              --         --
Class A            J.C. Sparkman                   247,071(16)          *          *          *
Class B                                                --              --         --
TCI Class B Pref.                                      --              --         --
TCI Class C Pref.                                      --              --         --

                                                                                      POST-MERGER
                                                   TCI STOCK                           TCI STOCK
                                             ------------------------------------- -----------------
                                             AMOUNT AND
                                             NATURE OF
                      NAME AND ADDRESS OF    BENEFICIAL                 PERCENT OF PERCENT OF VOTING
  TITLE OF CLASS        BENEFICIAL OWNER     OWNERSHIP                   CLASS(1)   CLASS(2)  POWER
  --------------      -------------------    ----------                 ---------- ---------- ------
Class A             Fred A. Vierra              762,548(17)                 *          *          *
Class B                                             --                     --         --
TCI Class B Pref.                                   200                     *          *
TCI Class C Pref.                                   --                     --         --

Class A             Brendan R. Clouston       1,208,737(18)                 *          *        *
Class B                                             230                     *          *
TCI Class B Pref.                                   --                      --         --
TCI Class C Pref.                                   --                      --         --
Class A             R.E. Turner                  60,000(19)                 *          *        *
Class B                                             --                      --         --
TCI Class B. Pref.                                  --                      --         --
TCI Class C Pref.                                   --                      --         --
Class A             All executive officers   35,460,643(3)(7)(8)(9)        6.89       6.37    46.35
                    and directors as a group           (13)(14)(15)(16)
                    (15 persons)                       (17)(18)(19)(20)
Class B                                      62,451,091(4)(6)(7)          72.64      72.64
                                                       (9)
TCI Class B Pref.                               437,052(4)(6)             26.98      26.98
TCI Class C Pref.                                   --                      --         --

- --------
* Less than one percent.

 (1) Based on 485,100,525 shares of TCI Class A Common Stock, 85,976,717 shares of TCI Class B Common Stock, 1,620,026 shares of TCI Class B Preferred Stock and 70,559 shares of TCI Series C Preferred Stock outstanding on November 29, 1994 (after elimination of shares of TCI held by subsidiaries of TCI).
 (2) Based on 526,800,525 shares of TCI Class A Common Stock, after giving effect to the assumed issuance of an estimated 41,700,000 shares of TCI Class A Common Stock in the Merger, 85,976,717 shares of TCI Class B Common Stock, 1,620,026 shares of TCI Class B Preferred Stock and 70,559 shares of TCI Series C Preferred Stock outstanding on November 29, 1994 (after elimination of shares of TCI held by subsidiaries of TCI).
 (3) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 1,000,000 shares of TCI Class A Common Stock. Options to acquire 400,000 shares of TCI Class A Common Stock are currently exercisable.
 (4) Includes 1,173,000 shares of TCI Class B Common Stock and 6,900 shares of Class B Preferred Stock held by Dr. Malone's wife, Mrs. Leslie Malone, but Dr. Malone has disclaimed any beneficial ownership of such shares.
 (5) Pursuant to a letter agreement, dated June 17, 1988, Mr. Magness and Kearns-Tribune each agreed with Dr. Malone that prior to making a disposition of a significant portion of their respective holdings of TCI Class B Common Stock, he or it would first offer Dr. Malone the opportunity to purchase such shares.
 (6) The number of shares of TCI Class B Common Stock and TCI Class B Preferred Stock in the table includes 6,240,000 and 80,000 TCI Restricted Voting Shares, respectively, that are subject to repurchase by TCI under certain circumstances. Until they cease to be subject to TCI's repurchase right, such shares may not be transferred and, with respect to any matter submitted to a vote of the stockholders of TCI, the votes represented thereby will be cast in the same proportion as all other votes are cast with respect to such matter. The number of shares of TCI Common Stock and Class B Preferred Stock in the table which are not subject to such repurchase rights and voting requirements represent 13.28% of the total voting power of the shares of TCI Common Stock and TCI Class B Preferred Stock outstanding (excluding such 6,240,000 and 80,000 TCI Restricted Voting Shares from such total voting power and after giving effect to the Merger.)

 (7) Bob Magness, as executor of the Estate of Betsy Magness, is the beneficial owner of all shares of TCI Class A and Class B Common Stock held of record by the Estate of Betsy Magness. The number of shares in the table includes 2,105,332 shares of TCI Class A Common Stock and 6,346,212 shares of TCI Class B Common Stock of which Bob Magness is beneficial owner as executor.

 (8) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 1,000,000 shares of TCI Class A Common Stock. Options to acquire 400,000 shares of TCI Class A Common Stock are currently exercisable.

 (9) Bob Magness and Kearns-Tribune are parties to a buy-sell agreement, entered into in October of 1968, as amended, under which neither party may dispose of their shares without notification of the proposed sale to the other, who may then buy such shares at the offered price, sell all of their shares to the other at the offered price or exchange one of their shares of TCI Class A Common Stock for each share of TCI Class B Common Stock held by the other and purchase any remaining shares of TCI Class B Common Stock at the offered price. There are certain exceptions, including transfers to specified persons or entities, certain public sales of TCI Class A Common Stock and exchanges of TCI Class A Common Stock for TCI Class B Common Stock.

(10) The number of shares in the table is based upon separate Schedules 13G, dated February 11, 1994, filed by The Capital Group, Inc. with respect to TCIC and Liberty. Certain operating subsidiaries of The Capital Group, Inc., exercised investment discretion over various institutional accounts, which held as of December 31, 1993, 43,005,259 shares of TCI Class A Common Stock (after giving effect to the TCI/Liberty Combination). Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 7,110,772 of the above shares. Capital Research and Management Company and Capital International, Ltd., registered investment advisors, and Capital International, S.A., another operating subsidiary, had discretion with respect to 35,560,665, 150,675 and 183,147 shares, respectively, of the above shares.

(11) The number of shares in the table is based upon a Schedule 13G, dated January 6, 1992, filed by Associated Communications Corporation ("Associated") with respect to Liberty, which Schedule 13G reflects that Associated has sole dispositive power and sole voting power with respect to all of such shares.

(12) The number of shares in the table is based upon a Schedule 13G, dated February 9, 1994, filed by The Equitable Life Assurance Society of the United States with respect to TCIC, which Schedule 13G reflects that said corporation has sole voting power over 15,277,835 shares and shared voting power over 772,431 shares of TCI Class A Common Stock (no information is given in respect to voting power over the remaining shares); and a Form 13F for the quarter ended March 31, 1994, filed by The Equitable Companies Incorporated with respect to Liberty, which Form 13F reflects that The Equitable Life Assurance Society of the United States has sole voting power over 2,387,658 shares of TCI Class A Common Stock (after giving effect to the TCI/Liberty Combination), shared voting power of over 7,410 shares of TCI Class A Common Stock (after giving effect to the TCI/Liberty Combination) and no voting power with respect to the remaining shares.

(13) Includes 1,524 shares of TCI Class A Common Stock held by Mr. Gallivan's wife.

(14) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 2,000,000 shares of TCI Class A Common Stock. Options to acquire 800,000 shares are currently exercisable.

(15) Mr. Robert Naify received notes, which are currently convertible into 22,446,926 shares of TCI Class A Common Stock, as partial consideration for the sale to TCIC of the stock owned by him in UACI. Mr. Naify is also a co-trustee, along with Mr. Naify's brother, Marshall, and their sister, of a trust for the benefit of Marshall which holds additional notes convertible into 341,606 shares of TCI Class A Common Stock. The number of shares in the table assumes the conversion of these notes.

(16) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of TCI Class A Common Stock. Options to acquire 40,000 shares of TCI Class A Common Stock are currently exercisable.

(17) Assumes the exercise in full of stock options, granted in August of 1990, to purchase an aggregate of 9,714 shares of TCI Class A Common Stock at an adjusted exercise price of $10.30 per share. All such options are fully exercisable. Also assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of TCI Class A Common Stock. Options to acquire 40,000 shares of TCI Class A Common Stock are currently exercisable. Also assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 100,000 shares of TCI Class A Common Stock. Options to acquire 25,000 shares of TCI Class A Common Stock are currently exercisable. Additionally assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of TCI Class A Common Stock. None of these options are exercisable until November 17, 1995. Includes 20,670 shares of Class A Common Stock held in a trust for Mr. Vierra's dependent child. Mr. Vierra is the trustee of such trust but disclaims beneficial ownership of the shares held by such trust.

(18) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 500,000 shares of TCI Class A Common Stock. Options to acquire 200,000 shares of TCI Class A Common Stock are currently exercisable. Additionally, assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 500,000 shares of TCI Class A Common Stock. Options to acquire 100,000 shares of TCI Class A Common Stock are currently exercisable. Additionally assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of TCI Class A Common Stock. None of these options are exercisable until November 17, 1995.

(19) Includes 50,000 shares of TCI Class A Common Stock held in trust of which Mr. Turner is the trustee and beneficiary. Includes 10,000 shares of TCI Class A Common Stock held in trust of which Mr. Turner's wife is trustee.

(20) Certain executive officers and directors (seven persons, including Messrs. Magness, Malone, Clouston, Sparkman and Vierra) hold stock options issued in tandem with stock appreciation rights, which were granted in November of 1992, to acquire 2,900,000 shares of TCI Class A Common Stock at a purchase price of $16.75 per share. Options to acquire 1,160,000 of such shares are currently exercisable. Additionally, certain executive officers and a director (5 persons, including Messrs. Kern, Clouston and Vierra) hold stock options issued in tandem with stock appreciation rights, which were granted in October and November of 1993, to acquire 2,800,000 shares of TCI Class A Common Stock at a purchase price of $16.75 per share. Options to acquire 1,000,000 of such shares are currently exercisable. Additionally, Mr. Vierra holds an option, granted in August of 1990, to purchase an aggregate of 9,714 shares of TCI Class A Common Stock at an adjusted exercise price of $10.30 per share. All such options are fully exercisable. Also, certain executive officers and a director (six persons, including Messrs. Fisher, Vierra and Clouston) hold stock options granted in tandem with stock appreciation rights to acquire 1,200,000 shares of TCI Class A Common Stock. None of the options are exercisable until November 17, 1995.

SECURITY OWNERSHIP OF TELECABLE

  The following table sets forth as of November 29, 1994, the ownership of TeleCable Class A Common Stock by (i) each person known to TeleCable to own more than 5% of either class of TeleCable Common Stock, (ii) each director and each of the five most highly compensated executive officers of TeleCable, including the chief executive officer, (iii) all executive officers and directors of TeleCable as a group and (iv) the pro forma number and ownership percentage of shares of each class of TCI Class A Common Stock that will be owned by such persons immediately after the Effective Date, assuming such persons do not acquire, or dispose of, any shares of TeleCable Common Stock during the period commencing November 29, 1994 and ending on the Effective Date. Shares issuable upon exercise or conversion of convertible securities, including the aggregate 1,000,000 shares of TCI Series D Preferred Stock, are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Voting power in the table is computed with respect to the vote required to approve the Merger and therefore the TeleCable Class B Common Stock is included. So far as is known to TeleCable, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

                                                                                           POST-MERGER
                                                    TELECABLE                             TCI CLASS A
                                                  COMMON STOCK                            COMMON STOCK
                                              --------------------------------- ----------------------------------------
                                              AMOUNT AND
                                              NATURE OF                              AMOUNT AND
TITLE OF          NAME AND ADDRESS OF         BENEFICIAL             PERCENT OF NATURE OF BENEFICIAL
 CLASS             BENEFICIAL OWNER           OWNERSHIP               CLASS(1)      OWNERSHIP(6)             PERCENT(11)
- --------          -------------------         ----------             ---------- --------------------         -----------
Class A       Frank Batten                       99,180(2)              85.1         23,078,114(7)               4.3
Class B   150 West Brambleton Ave.            1,193,712(2)              42.9
          Norfolk, Virginia 23510
          Chairman of the Board
Class A   Fay M. Slover Trust                    40,920                 35.1         13,180,440                  2.5
Class B   NationsBank of North Carolina, N.A.   697,480                 25.1
          Trust Division
          NationsBank Plaza T11-5
          Charlotte, North Carolina 28255
Class A   NationsBank of North Carolina, N.A.     9,825(3)               8.4          8,462,680(8)               1.6
Class B   Trust Division                        464,275(3)              16.7
          NationsBank Plaza T11-5
          Charlotte, North Carolina 28255
Class A   William S. Glennan Trust                9,825                  8.4          3,507,520                    *
Class B   NationsBank of North Carolina, N.A.   186,675                  6.7
          Trust Division
          NationsBank Plaza T11-5
          Charlotte, North Carolina 28255
Class A   Frank Batten, Jr.                         --                   --           3,128,100(9)                 *
Class B   Director                              175,216(4)               6.3
Class A   Richard F. Barry, III                     --                   --             892,500                    *
Class B   Director                               50,000                  1.8
Class A   Gary L. Christensen                       --                   --              89,250                    *
Class B                                           5,000                    *
Class A   Frank A. Daniels, Jr.                     --                   --              89,250                    *
Class B   Director                                5,000                    *
Class A   J. William Diederich                      --                   --             533,350                    *
Class B   Director                               31,000                  1.1
Class A   Gordon R. Herring                         --                   --             744,340                    *
Class B   Executive Vice President               41,700                  1.5
Class A   George M. Kaufman                       2,250(5)                 *            838,950(10)                *
Class B   Director                               44,750(5)               1.6
Class A   James S. Key                              --                   --             494,440                    *
Class B   Executive Vice President               27,700                    *
Class A   Alfred F. Ritter, Jr.                     --                   --             574,770                    *
Class B   Executive Vice President/              32,200                  1.2
          Finance and Treasurer
Class A   Richard D. Roberts                        --                   --           1,069,210                    *
Class B   Director, President and Chief          59,900                  2.2
          Executive Officer
Class A   Nicholas E. Worth                         --                   --             343,610                    *
Class B   Executive Vice President/              19,250                    *
          Engineering
Class A   All executive officers and            101,430(2)(3)(4)(5)     87.0         32,836,105(7)(8)(9)(10)     6.2
Class B   directors as a group                1,738,128(2)(3)(4)(5)     62.5
          (24 persons)

- --------
 *Less than one percent
 (1) Based on 116,555 shares of TeleCable Class A Common Stock and 2,779,801 shares of TeleCable Class B Common Stock (after elimination of shares of TeleCable Common Stock held by subsidiaries of TeleCable) outstanding on November 29, 1994.

 (2) Includes (i) 40,920 shares of TeleCable Class A Common Stock and 697,480 shares of Class B Common Stock held by the Fay M. Slover Trust ("Slover Trust") of which Mr. Batten is the beneficial owner of such trust and
     (ii) 20,000 shares of TCI Class A Common Stock held by the Frank Batten 1987 Marital Trust ("Marital Trust") of which Mr. Batten's wife is the beneficiary and Mr. Batten's son is the trustee and as to which Mr. Batten disclaims beneficial ownership.
 (3) Includes (i) 9,825 shares of TeleCable Class A Common Stock and 186,675 shares of TeleCable Class B Common Stock held by the William S. Glennan Trust ("Glennan Trust") of which NationsBank is the beneficial owner as trustee of such trust, (ii) 138,800 shares of TeleCable Class B Common Stock held by the Mary Elizabeth Batten Trust, of which NationsBank is the beneficial owner as trustee of such trust and of which Mr. Batten's daughter is the beneficiary and (iii) 138,800 shares of TeleCable Class B Common Stock held by the Dorothy Neal Batten Trust, of which NationsBank is the beneficial owner as trustee of such trust and of which Mr. Batten's daughter is the beneficiary.
 (4) Includes 20,000 shares of TeleCable Class B Common Stock held by the Marital Trust of which Mr. Batten, Jr. is the beneficial owner as trustee of such trust.
 (5) Includes 2,250 shares of TeleCable Class A Common Stock and 42,750 shares of TeleCable Class B Common Stock held by the Fannie M. Broh Trust (the "Broh Trust") of which Mr. Kaufman is the beneficial owner as co-trustee of such trust and as to which Mr. Kaufman shares dispositive power and voting power.
 (6) Based on a Common Conversion Number of 14.4, the estimated ratio that would have been calculated if the Merger had been consummated on October 31, 1994. The actual Common Conversion Number may vary from the October 31, 1994 pro forma ratio. Amounts indicated are rounded down to the nearest whole share. See "THE MERGER AGREEMENT--Consideration to be Received in the Merger."
 (7) Includes (i) 10,706,800 shares of TCI Class A Common Stock and 2,547,480 shares of TCI Class A Common Stock issuable upon conversion of 254,748 shares of TCI Series D Preferred Stock that will be held by the Slover Trust, (ii) 210,000 shares of TCI Class A Common Stock and 69,000 shares of TCI Class A Common Stock issuable upon conversion of 6,900 shares of TCI Series D Preferred Stock that will be held by the Marital Trust and
     (iii) 2,244,000 shares of TCI Class A Common Stock issuable upon conversion of 224,400 shares of TCI Series D Preferred Stock that will be held by such person. See Note (2).
 (8) Includes (i) 2,849,250 shares of TCI Class A Common Stock and 677,920 shares of TCI Class A Common Stock issuable upon conversion of 67,792 shares of TCI Series D Preferred Stock that will be held by the Glennan Trust , (ii) 2,012,600 shares of TCI Class A Common Stock and 478,860 shares of TCI Class A Common Stock issuable upon conversion of 47,886 shares of TCI Series D Preferred Stock that will be held by the Mary Elizabeth Batten Trust, of which NationsBank is the beneficial owner as trustee of such trust and of which Mr. Batten's daughter is the beneficiary, and (iii) 2,012,600 shares of TCI Class A Common Stock and 478,860 shares of TCI Class A Common Stock issuable upon conversion of 47,886 shares of TCI Series D Preferred Stock that will be held by the Dorothy Neal Batten Trust, of which NationsBank is the beneficial owner as trustee of such trust and of which Mr. Batten's daughter is the beneficiary. See Note (3).
 (9) Includes (i) 290,000 shares of TCI Class A Common Stock and 69,000 shares of TCI Class A Common Stock issuable upon conversion of 6,900 shares of TCI Series D Preferred Stock that will be held by the Marital Trust and
     (iii) 535,990 shares of TCI Class A Common Stock issuable upon conversion of 53,599 shares of TCI Series D Preferred Stock that will be held by such person. See Note (4).
(10) Includes (i) 652,500 shares of TCI Class A Common Stock and 155,250 shares of TCI Class A Common Stock issuable upon conversion of 15,525 shares of TCI Series D Preferred Stock that will be held by the Broh Trust, (ii) 6,900 shares of TCI Class A Common Stock issuable upon conversion of the 690 shares of TCI Series D Preferred Stock that will be held by such person. See Note (5).
(11) Based on 526,800,525 shares of TCI Class A Common Stock, after giving effect to the assumed issuance of an estimated 41,700,000 shares of TCI Class A Common Stock in the Merger, and 85,976,717 shares of TCI Class B Common Stock outstanding on November 29, 1994 (after elimination of shares of TCI held by subsidiaries of TCI). TCI Class A Common Stock has one vote per share and TCI Class B Common Stock has ten votes per share. Based on the percentage ownership of TCI Class A Common Stock and the voting rights of the TCI Class B Common Stock, all persons or groups listed in the table will hold less than one percent of the voting power of TCI Voting Stock. See "DESCRIPTION OF TCI CAPITAL STOCK--TCI Common Stock."

                                 LEGAL MATTERS

  The validity of the TCI Common Stock and TCI Series D Preferred Stock to be issued in connection with the Mergers will be passed upon by Sherman & Howard L.L.C., 633 Seventeenth Street, Denver, Colorado. Certain members of Sherman & Howard L.L.C. serve as Assistant Secretaries of TCI.

                                    EXPERTS

  The consolidated balance sheets of TCI Communications, Inc. (formerly Tele-Communications, Inc.) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, and the related financial statement schedules, which appear in the Annual Report on Form 10-K, as amended, of TCI Communications, Inc. for the year ended December 31, 1993, have been incorporated by reference herein in reliance upon the reports, dated March 21, 1994, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP refer to a change in the method of accounting for income taxes in 1993.

  The consolidated balance sheets of Liberty Media Corporation and subsidiaries (Successor) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992 and the period from April 1, 1991 to December 31, 1991 (Successor Periods) and the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Media (a combination of certain programming interests and cable television assets of TCI Communications, Inc. (formerly, Tele-Communications, Inc.)) (Predecessor) for the period from January 1, 1991 to March 31, 1991 (Predecessor Period), included in the Form 8-K of TCI Communications, Inc. dated April 6, 1994, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.

  The financial statements of TeleCable Corporation and its subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 included in this Proxy Statement/Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE
                                                                      ---------
HISTORICAL FINANCIAL STATEMENTS
TELECABLE CORPORATION AND SUBSIDIARIES,
 Nine months ended September 30, 1994:
  Condensed Consolidated Statement of Income, Nine months ended
   September 30, 1994 and 1993 (unaudited)...........................      F-2
  Condensed Consolidated Balance Sheet, September 30, 1994 and
   December 31, 1993 (unaudited).....................................   F-4-F-5
  Condensed Consolidated Statement of Stockholders' Deficit, Nine
   months ended September 30, 1994 (unaudited) ......................      F-6
  Condensed Consolidated Statement of Cash Flows, Nine months ended
   September 30, 1994 and 1993 (unaudited)...........................      F-7
  Notes to Condensed Consolidated Financial Statements (unaudited)...      F-8
 Years ended December 31, 1993, 1992 and 1991:
  Report of Independent Accountants..................................      F-9
  Consolidated Statement of Income and Retained Earnings, Years ended
   December 31, 1993, 1992 and 1991..................................      F-10
  Consolidated Balance Sheet, December 31, 1993 and 1992.............      F-11
  Consolidated Statement of Cash Flows, Years ended December 31,
   1993, 1992 and 1991...............................................      F-12
  Notes to Consolidated Financial Statements......................... F-13-F-18
PRO FORMA FINANCIAL INFORMATION
TCI COMMUNICATIONS, INC. AND SUBSIDIARIES:
  Condensed Pro Forma Combined Financial Statements, September 30,
   1994 (unaudited)..................................................      F-19
  Condensed Pro Forma Combined Balance Sheet, September 30, 1994
   (unaudited).......................................................      F-20
  Condensed Pro Forma Combined Statement of Operations, Nine months
   ended September 30, 1994 (unaudited) .............................      F-21
  Condensed Pro Forma Combined Statement of Operations, Year ended
   December 31, 1993 (unaudited).....................................      F-22
  Notes to Condensed Pro Forma Combined Financial Statements,
   September 30, 1994 (unaudited).................................... F-23-F-24
TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES:
  Condensed Pro Forma Combined Financial Statements, September 30,
   1994 (unaudited)..................................................      F-25
  Condensed Pro Forma Combined Balance Sheet, September 30, 1994
   (unaudited).......................................................      F-26
  Condensed Pro Forma Combined Statement of Operations, Nine months
   ended September 30, 1994 (unaudited) .............................      F-27
  Condensed Pro Forma Combined Statement of Operations, Year ended
   December 31, 1993 (unaudited).....................................      F-28
  Notes to Condensed Pro Forma Combined Financial Statements,
   September 30, 1994 (unaudited).................................... F-29-F-30

                     TELECABLE CORPORATION AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                            1994       1993
                                                          ---------  ---------
Operating revenues....................................... $ 221,946  $ 213,675
Operating expenses.......................................  (127,549)  (119,986)
Depreciation and amortization............................   (33,796)   (34,246)
                                                          ---------  ---------
  Operating income.......................................    60,601     59,443
Interest income..........................................       559        445
Gain on sale of assets...................................        77      2,596
Interest expense.........................................   (17,147)   (17,811)
Other expense, net.......................................      (401)      (324)
Minority interest in earnings of consolidated
 subsidiaries............................................      (261)      (261)
                                                          ---------  ---------
  Income before taxes....................................    43,428     44,088
Income tax expense.......................................   (17,006)   (17,058)
                                                          ---------  ---------
  Net income............................................. $  26,422  $  27,030
                                                          =========  =========
Earnings per share....................................... $    9.12  $    9.37
                                                          =========  =========
Weighted average number of common shares.................     2,896      2,886
                                                          =========  =========

     See accompanying notes to condensed consolidated financial statements

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                     TELECABLE CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1994          1993
                                                      ------------- ------------
                       ASSETS
Cash and cash equivalents............................   $  2,553      $  5,509
Trade and other receivables..........................     13,904        10,766
  Less--allowance for doubtful receivables...........        985         1,127
                                                        --------      --------
                                                          12,919         9,639
                                                        --------      --------
Inventories, net.....................................        974           887
Prepaid expenses.....................................      2,307         1,720
Investments and other assets.........................     21,473        13,324
Property, plant and equipment--at cost:
  Distribution plant and other equipment.............    568,900       512,610
  Land, buildings, and improvement...................     20,513        19,944
  Vehicles...........................................     11,975        10,909
                                                        --------      --------
                                                         601,388       543,463
  Less--accumulated depreciation.....................    343,681       311,639
                                                        --------      --------
                                                         257,707       231,824
                                                        --------      --------
Cable television franchises..........................     20,788        20,673
  Less--accumulated amortization.....................     14,602        13,423
                                                        --------      --------
                                                           6,186         7,250
                                                        --------      --------
Purchased goodwill...................................     19,235        19,235
  Less--accumulated amortization.....................      6,919         6,576
                                                        --------      --------
                                                          12,316        12,659
                                                        --------      --------
Other intangibles....................................      5,685         5,493
  Less--accumulated amortization.....................      5,036         4,822
                                                        --------      --------
                                                             649           671
                                                        --------      --------
Total assets.........................................   $317,084      $283,483
                                                        ========      ========

                                                                     (continued)

                     TELECABLE CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1994          1993
                                                     ------------- ------------
       LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable--trade.............................   $   3,611    $   4,352
Accrued liabilities:
  Payroll and related expenses......................       3,152        3,979
  Interest..........................................       7,919        3,825
  Franchise taxes...................................       3,521        4,353
  Program services..................................       5,193        3,917
  Other.............................................       8,105        7,261
                                                       ---------    ---------
                                                          27,890       23,335
                                                       ---------    ---------
Income taxes payable................................         --         1,666
Dividends payable...................................         --         2,172
Debt................................................     281,810      278,372
Deferred income taxes...............................      47,747       45,163
Other liabilities...................................       6,243        5,406
                                                       ---------    ---------
Total liabilities...................................     367,301      360,466
Minority interest in consolidated subsidiaries......       2,605        2,344
Stockholders' deficit:
  Common stock
    Class A.........................................         291          291
    Class B.........................................       6,950        6,950
  Capital deficit...................................    (262,410)    (262,410)
  Notes receivable--executive stock purchase plan...      (3,252)      (3,479)
  Net unrealized gain on securities available for
   sale.............................................       4,200          --
  Retained earnings.................................     201,399      179,321
                                                       ---------    ---------
                                                         (52,822)     (79,327)
                                                       ---------    ---------
Liabilities and stockholders' deficit...............   $ 317,084    $ 283,483
                                                       =========    =========

     See accompanying notes to condensed consolidated financial statements

                     TELECABLE CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                          NET
                                                    NOTES              UNREALIZED
                          COMMON STOCK            RECEIVABLE            GAIN ON    TOTAL
                          ------------            EXECUTIVE            SECURITIES  STOCK-
                          CLASS CLASS   CAPITAL     STOCK    RETAINED  AVAILABLE  HOLDERS'
                            A     B     DEFICIT     PLANS    EARNINGS   FOR SALE  DEFICIT
                          ----- ------ ---------  ---------- --------  ---------- --------
Balance at December 31,
 1993...................  $291  $6,950 $(262,410)  $(3,479)  $179,321    $  --    $(79,327)
Net income..............                                       26,422               26,422
Dividends of $1.50 per
 share..................                                       (4,344)              (4,344)
Payments on executive
 stock notes............                               227                             227
Change in net unrealized
 gain on securities
 available for sale.....                                                  4,200      4,200
                          ----  ------ ---------   -------   --------    ------   --------
Balance at September 30,
 1994...................  $291  $6,950 $(262,410)  $(3,252)  $201,399    $4,200   $(52,822)
                          ====  ====== =========   =======   ========    ======   ========

     See accompanying notes to condensed consolidated financial statements

                     TELECABLE CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                              1994      1993
                                                            --------  --------
Cash flows from operating activities:
  Net income............................................... $ 26,422  $ 27,030
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation...........................................   32,042    32,056
    Amortization...........................................    1,754     2,190
    Deferred income tax benefit............................      (90)     (901)
    Gain on sale of assets.................................      (77)   (2,533)
    (Increase) decrease in certain assets:
      Receivables..........................................   (3,280)   (2,870)
      Inventory............................................      (87)      (49)
      Prepaids.............................................     (587)     (926)
    Increase (decrease) in certain liabilities:
      Accounts payable.....................................     (741)     (503)
      Accrued liabilities..................................    5,379     3,953
      Deferred income......................................     (196)     (363)
      Income taxes payable.................................   (1,666)   (1,012)
    Other, net.............................................      210        93
                                                            --------  --------
    Net cash provided by operating activities..............   59,083    56,165
                                                            --------  --------
Cash flows from investing activities:
  Purchases of property, plant and equipment...............  (57,926)  (32,789)
  Proceeds from investments................................      438     4,016
  Purchase of investments and other assets.................   (1,700)   (1,180)
                                                            --------  --------
    Net cash used by investing activities..................  (59,188)  (29,953)
                                                            --------  --------
Cash flows from financing activities:
  Change in revolving debt, net............................   (5,929)    1,824
  Change in term debt......................................    9,367   (23,071)
  Dividends paid...........................................   (6,516)   (6,492)
  Purchase of company stock................................      --       (412)
  Payments received on stock notes receivable..............      227       244
                                                            --------  --------
    Net cash provided by (used for) financing activities...   (2,851)  (27,907)
                                                            --------  --------
Net decrease in cash and cash equivalents..................   (2,956)   (1,695)
Cash and cash equivalents at beginning of period...........    5,509     7,160
                                                            --------  --------
Cash and cash equivalents at end of period................. $  2,553  $  5,465
                                                            ========  ========

     See accompanying notes to condensed consolidated financial statements

                     TELECABLE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION:

  The accompanying unaudited financial statements of TeleCable Corporation and subsidiaries ("TeleCable") have been prepared using accounting principles consistent with those disclosed in the December 31, 1993 financial statements. Due to the interim nature of the financial statements, they do not include all of the disclosures and notes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the nine month periods ended September 30, 1994 and 1993 are not necessarily indicative of results that may be expected for the entire year or any interim period. These financial statements should be read in connection with TeleCable's December 31, 1993 financial statements.

  On January 1, 1994, TeleCable adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". One of the provisions of FAS 115 requires that equity securities be classified as available for sale, or trading. Available for sale securities are carried at their fair values with the amount of unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity. TeleCable does not have any securities classified as trading. Accordingly, TeleCable classified equity securities with a fair value of $9.2 million at September 30, 1994 as available for sale. Stockholders' deficit at September 30, 1994 includes $4.2 million relating to unrealized gains on securities available for sale, net of income taxes.

NOTE 2--DEBT:

  In March 1994, TeleCable repaid $30 million of expiring term debt with proceeds from a new unsecured $40 million note that is due 2004. Interest is payable semi-annually at a fixed rate of 6.52%.

NOTE 3--PROPOSED MERGER TRANSACTION:

  On August 8, 1994, TeleCable, Tele-Communications, Inc. ("TCI"), and TCI Communications, Inc. ("TCIC") entered into a definitive merger agreement, whereby TeleCable will be merged into TCIC, a wholly-owned subsidiary of TCI. The aggregate $1.6 billion purchase price will be satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of shares of TCI Class A Common Stock (currently estimated to be approximately 42 million shares) and 1 million shares of TCI Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The TCI Series D Preferred Stock, which will accrue dividends at a rate of 5.5% per annum, will be convertible into 10 million shares of TCI Class A Common Stock. The TCI Series D Preferred Stock will be redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. Although the amount of net liabilities to be assumed by TCIC and the number of shares of TCI Class A Common Stock to be issued to TeleCable's shareholders are subject to closing adjustments, TeleCable does not believe that any such adjustments will be material. The merger agreement requires the approval of TeleCable's shareholders and various franchise and government authorities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

February 4, 1994

The Stockholders and Directors
TeleCable Corporation and Subsidiaries

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of TeleCable Corporation and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Norfolk, Virginia

                     TELECABLE CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1993        1992        1991
                                             ----------  ----------  ----------
                                             (DOLLARS IN THOUSANDS EXCEPT PER
                                                       SHARE DATA)
Operating revenues.........................  $  286,676  $  268,404  $  249,068
Operating costs and expenses:
  Operating expenses.......................     132,487     123,350     114,845
  Selling, general and administrative
   expenses................................      30,357      28,661      28,540
  Depreciation and amortization............      45,171      42,635      41,410
                                             ----------  ----------  ----------
                                                208,015     194,646     184,795
                                             ----------  ----------  ----------
  Operating income.........................      78,661      73,758      64,273
Interest income............................         595         585         552
Gain on sale of investments................       2,698       1,476       6,793
Interest expense...........................     (23,511)    (27,225)    (28,277)
Other expense, net.........................        (410)     (1,235)       (479)
Minority interest in income of consolidated
 subsidiary................................        (344)       (347)       (369)
                                             ----------  ----------  ----------
  Income before provision for income taxes.      57,689      47,012      42,493
Provision for income taxes.................      23,405      17,674      16,123
                                             ----------  ----------  ----------
  Net income...............................      34,284      29,338      26,370
Retained earnings--beginning of year.......     153,695     133,000     115,257
Dividends of $3.00 per share in 1993, 1992
 and 1991..................................      (8,658)     (8,643)     (8,627)
                                             ----------  ----------  ----------
Retained earnings--end of year.............  $  179,321  $  153,695  $  133,000
                                             ==========  ==========  ==========
Number of shares used to compute earnings
 per share.................................   2,884,894   2,878,397   2,875,150
                                             ==========  ==========  ==========
Earnings per share.........................  $    11.88  $    10.19  $     9.17
                                             ==========  ==========  ==========

                 See notes to consolidated financial statements

                     TELECABLE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                             DECEMBER 31,
                                                          --------------------
                                                            1993       1992
                                                          ---------  ---------
                                                              (DOLLARS IN
                                                              THOUSANDS)
                         ASSETS
Cash and cash equivalents................................ $   5,509  $   7,160
Accounts receivable--trade and other (net of allowance
 for doubtful accounts of $1,127 in 1993 and $1,959 in
 1992)...................................................     9,639      8,403
Inventories, at first-in, first-out cost.................       887        794
Prepaid expenses and other...............................     1,720      1,279
Investments and other assets.............................    13,324     12,494
Property, plant and equipment--at cost:
  Distribution plant and other equipment.................   512,610    498,693
  Land, buildings and improvements.......................    19,944     19,132
  Vehicles...............................................    10,909     10,092
                                                          ---------  ---------
                                                            543,463    527,917
  Less--accumulated depreciation.........................   311,639    299,156
                                                          ---------  ---------
                                                            231,824    228,761
                                                          ---------  ---------
Intangible assets, net:
  Goodwill, net of accumulated amortization of $6,576 in
   1993 and $6,118 in 1992...............................    12,659     13,116
  Cable television franchises and other, net of
   accumulated amortization of $18,246 in 1993 and
   $15,933 in 1992.......................................     7,921      9,714
                                                          ---------  ---------
                                                             20,580     22,830
                                                          ---------  ---------
      Total assets....................................... $ 283,483  $ 281,721
                                                          =========  =========
          LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable--trade.................................. $   4,352  $   1,760
Accrued liabilities:
  Payroll and related expenses...........................     3,979      3,511
  Interest...............................................     3,825      4,187
  Franchise taxes........................................     4,353      4,210
  Program services costs.................................     3,917      4,150
  Other..................................................     7,261      7,849
Dividends payable........................................     2,172      2,167
Income taxes payable.....................................     1,666      2,522
Debt.....................................................   278,372    304,195
Deferred income taxes....................................    45,163     45,382
Other liabilities........................................     5,406      4,689
                                                          ---------  ---------
      Total liabilities..................................   360,466    384,622
                                                          ---------  ---------
Minority interests in equity of consolidated subsidiary..     2,344      2,000
Stockholders' deficit:
  Common stock:
    Class A--voting--$2.50 par value; authorized 225,000
     shares; issued and outstanding 116,555 shares.......       291        291
    Class B--non-voting--$2.50 par value; authorized
     5,000,000 shares; issued and outstanding 2,779,801
     and 2,773,421 shares................................     6,950      6,934
  Capital deficit........................................  (262,410)  (262,703)
  Notes receivable--executive stock purchases............    (3,479)    (3,118)
  Retained earnings......................................   179,321    153,695
                                                          ---------  ---------
      Total stockholders' deficit........................   (79,327)  (104,901)
                                                          ---------  ---------
Commitments and contingencies (Note 8)
      Total liabilities and stockholders' deficit........ $ 283,483  $ 281,721
                                                          =========  =========

                 See notes to consolidated financial statements

                     TELECABLE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1992      1991
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income..................................... $ 34,284  $ 29,338  $ 26,370
  Adjustments to reconcile net income to cash
   provided by operating activities
    Depreciation.................................   42,403    39,720    38,542
    Amortization.................................    2,768     2,915     2,868
    Gain on sale of property, plant and
     equipment...................................      (59)      (72)      (47)
    Gain on sale of investments..................   (2,698)   (1,476)   (6,793)
    Deferred income taxes........................     (219)     (808)    1,754
    (Increase) decrease in certain assets
      Accounts receivable........................   (1,236)   (2,132)      522
      Inventories................................      (93)     (134)      139
      Prepaid expenses...........................     (441)     (157)      --
    Increase (decrease) in certain liabilities
      Accounts payable...........................    2,560    (1,574)       26
      Accrued liabilities........................      617     1,335     3,695
      Deferred income recognized.................     (465)     (235)      246
      Income taxes payable.......................     (856)      191       124
      Other, net.................................      356       240       102
                                                  --------  --------  --------
        Net cash provided by operating
         activities..............................   76,921    67,151    67,548
                                                  --------  --------  --------
Cash flows from investing activities
  Dividends and proceeds from sale of
   investments...................................    4,453     8,309     3,128
  Proceeds from sale of property, plant and
   equipment.....................................      122        77        63
  Purchases of investments and other assets......   (3,066)   (1,346)   (1,953)
  Purchases of property, plant and equipment.....  (45,529)  (40,818)  (39,219)
                                                  --------  --------  --------
        Net cash used by investing activities....  (44,020)  (33,778)  (37,981)
                                                  --------  --------  --------
Cash flows from financing activities
  Change in revolving debt, net..................   (2,683)   26,587   (11,504)
  Repayment of term debt.........................  (23,140)  (50,390)  (10,395)
  Dividends paid.................................   (8,654)   (8,635)   (8,625)
  Purchase of company stock......................     (411)     (479)     (162)
  Payments received on stock notes receivable....      336       430       207
                                                  --------  --------  --------
        Net cash used by financing activities....  (34,552)  (32,487)  (30,479)
                                                  --------  --------  --------
Net (decrease) increase in cash and cash
 equivalents.....................................   (1,651)      886      (912)
Cash and cash equivalents at beginning of year...    7,160     6,274     7,186
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $  5,509  $  7,160  $  6,274
                                                  ========  ========  ========

                 See notes to consolidated financial statements

                     TELECABLE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of consolidation

   The accompanying consolidated financial statements include the accounts of TeleCable Corporation and its subsidiaries (the "Company"). Intercompany balances and transactions have been eliminated in consolidation. Certain prior year balances have been reclassified to conform with the current year presentation with no effect on previously reported net income.

   Cash and cash equivalents

   The Company considers all highly liquid debt instruments, including repurchase agreements, with an original maturity of three months or less to be cash equivalents.

   Property, plant and equipment and depreciation

   Property, plant and equipment, including capitalized interest and assets acquired under capital leases, are recorded at cost and depreciated over their estimated useful lives using accelerated and straight-line methods for tax and financial reporting purposes, respectively. The asset cost and related accumulated depreciation are eliminated from the accounts when assets are fully depreciated. The cost of cable television systems constructed by the Company includes all costs and expenses, including, if appropriate, capitalized interest incurred prior to receipt of the first subscriber revenues from the system. From that time until completion of construction, costs capitalized include all direct construction costs and a portion of certain fixed operating expenses based on progress toward achieving expected subscriber levels.

   Maintenance, repairs and minor renewals are charged to operations. Major renewals and betterments are capitalized.

   Estimated lives used to compute depreciation are:

      Distribution plant and other equipment......................... 8-12 years
      Building and improvements...................................... 8-25 years
      Vehicles.......................................................    5 years

   Intangible assets

   Costs associated with developing and acquiring cable television franchises are capitalized and amortized on a straight-line basis over the expected life of the franchise, generally 8 to 15 years.

   Goodwill consists of acquisition costs in excess of the fair value of net tangible and identifiable intangible assets acquired (principally cable television franchises and purchased minority interests). Goodwill is being amortized over 40 years.

   Income taxes

   On January 1, 1992, the Company adopted Statement of Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes," which uses an asset and liability method to recognize the deferred income tax effects of transactions which are reported in different periods for financial reporting and income tax return purposes. Under this approach, deferred income tax balance sheet amounts are measured using currently enacted tax rates. The deferred income tax provision is the difference between such beginning and ending balance sheet amounts. Prior to the adoption of FAS 109, the Company

                     TELECABLE CORPORATION AND SUBSIDIARIES
   used Statement of Financial Accounting Standard No. 96, "Accounting for Income Taxes." This change in accounting principles did not have a material effect on the Company's financial position or its results of operations.

   Earnings per share

   Earnings per share are calculated using the annual weighted average number of common shares outstanding.

NOTE 2--RETIREMENT PLANS

   The Company sponsors an employee savings plan covering substantially all employees. The Company contributes an amount which, when added to forfeitures, equals fifty percent of employee contributions up to four percent of compensation. The Company's contributions were $727,000, $675,000 and $598,000 for 1993, 1992 and 1991, respectively.

   The Company also sponsors a defined benefit pension plan covering substantially all employees. The plan provides retirement benefits to eligible employees based primarily on years of service and career compensation. The Company's annual funding policy is to contribute no less than the minimum required by the Employee Retirement Income Security Act of 1974 and no more than the maximum which can be deducted under relevant IRS regulations. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be rendered in the future. At December 31, 1993, plan assets were invested primarily in marketable securities.

   For financial reporting purposes, pension expense was $632,000, $432,000 and $362,000 for 1993, 1992 and 1991, respectively, and was comprised of the following:

                                                 1993         1992       1991
                                              -----------  -----------  -------
                                                  (DOLLARS IN THOUSANDS)
    Service cost of the current period......  $       767  $       677  $  593
    Interest cost on the projected benefit
     obligation.............................          562          457     379
    Actual return on assets held in the
     plan...................................         (622)        (592)   (519)
    Net amortization of unrecognized transi-
     tion asset and net asset gain..........          (75)        (110)    (91)
                                              -----------  -----------  ------
      Pension expense.......................  $       632  $       432  $  362
                                              ===========  ===========  ======

   The pension plan's funding status at December 31 was:

                                                 1993         1992
                                              -----------  -----------
                                              (DOLLARS IN THOUSANDS)
    Accumulated benefit obligation, includ-
     ing vested benefits of $5,963 in 1993
     and $3,983 in 1992.....................  $     6,536  $     4,406
    Effect of anticipated future compensa-
     tion and other events..................        2,472        2,392
                                              -----------  -----------
    Projected benefit obligation............        9,008        6,798
    Fair value of assets held in the plan...        9,121        7,806
                                              -----------  -----------
      Plan assets in excess of projected
       benefit obligation...................          113        1,008
    Net unrecognized gain from past experi-
     ence different than assumed............       (1,056)      (1,260)
    Unrecognized transitional asset.........         (591)        (636)
    Unrecognized prior service cost.........         (127)        (141)
                                              -----------  -----------
      Net pension liability included in
       other liabilities....................  $     1,661  $     1,029
                                              ===========  ===========

                     TELECABLE CORPORATION AND SUBSIDIARIES

   The weighted average discount rate used to measure the projected benefit obligation was reduced from 8% at December 31, 1992 and 1991 to 7% at December 31, 1993. In addition, the rate of increase in future compensation levels was reduced from 6.5% at December 31, 1992 and 1991 to 4.5% at December 31, 1993. The weighted average expected long-term rate of return on assets was 8.0% for 1993, 1992 and 1991.

   The Company also sponsors a supplemental benefit plan which provides supplemental retirement benefits on a nonqualified basis to certain executives whose benefits under the pension plan are restricted by various limitations under the Internal Revenue Code. Supplemental benefit expense was $182,000, $152,000 and $137,000 for 1993, 1992 and 1991, respectively.

   On January 1, 1993, the Company adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" which deals principally with employers' recognition of retiree medical and life insurance benefit costs and obligations. The Company recognized $122,000 of net periodic postretirement benefit cost in 1993 related to the accounting change. Adoption of this new standard had an immaterial impact on the Company's financial position and results of operations.

NOTE 3--INCOME TAXES

   The provision for income taxes consists of the following:

                                                       1993     1992     1991
                                                      -------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
    Current federal.................................. $21,107  $16,600  $12,589
    Current state....................................   2,517    1,882    1,779
    Deferred federal.................................  (1,586)  (1,100)   1,457
    Deferred state...................................     144      292      298
    Adjustment to deferred income tax liability for
     change in tax rate..............................   1,223      --       --
                                                      -------  -------  -------
                                                      $23,405  $17,674  $16,123
                                                      =======  =======  =======

   Income taxes paid during the year were $24.4 million in 1993, $18.2 million in 1992 and $14.2 million in 1991. Included in deferred income taxes and the provision for income taxes as of and for the year ended December 31, 1993 is an additional accrual of approximately $1.2 million to reflect the effect of the 1993 increase in income tax rates on the temporary differences existing at the date of enactment.

   The provision for income taxes differs from the amount computed by applying the statutory federal tax rate to income before income taxes as follows:

                                                         1993    1992    1991
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
    Income tax computed at 35% in 1993 and 34% in 1992
     and 1991.........................................  $20,191 $15,984 $14,573
    State income taxes net of federal tax benefit.....    1,730   1,435   1,371
    Effect of change in rates on temporary differ-
     ences............................................    1,223     --      --
    Other.............................................      261     255     179
                                                        ------- ------- -------
                                                        $23,405 $17,674 $16,123
                                                        ======= ======= =======

   Significant components of the Company's deferred income tax liability are as follows:

                                                        1993         1992
                                                     -----------  -----------
                                                     (DOLLARS IN THOUSANDS)
    Property and equipment, principally due to de-
     preciation..................................... $    50,280  $    50,665
    Accrued vacation liability......................        (669)        (617)
    Accrued pension liability.......................        (649)        (402)
    Other...........................................      (3,799)      (4,264)
                                                     -----------  -----------
    Net deferred tax liability...................... $    45,163  $    45,382
                                                     ===========  ===========

                     TELECABLE CORPORATION AND SUBSIDIARIES

   The Internal Revenue Service has proposed tax adjustments for the years 1986 through 1989 in the approximate amount of $3,100,000. The IRS challenged the investment tax credits (ITC) claimed on transitional property under the Tax Reform Act of 1986, certain intangible allocations of a 1988 acquisition, and the treatment of make-ready expenditures as part of cable plant costs. The years 1990 and 1991 are also part of this audit, but the IRS does not intend to propose adjustments until the appeal for the prior years has been considered. Management believes that its original filing position was correct and will file an appeals protest of all issues in early 1994. Since 1985, the Company has recognized $5,500,000 in net transitional ITC tax benefits and approximately $1,000,000 in tax benefits for the amortization of the 1988 acquisition intangibles being challenged.

NOTE 4--ACCOUNTS RECEIVABLE

   Accounts receivable consist primarily of amounts due from the Company's subscribers for cable and related services and amounts due from advertisers. During 1993, the Company ceased charging subscribers for certain equipment which was not returned to the Company upon disconnection of service. Since equipment charges were fully offset by a provision for doubtful accounts, the change in policy resulted in a significant decrease in the allowance for doubtful accounts. The components of accounts receivable and the related allowance consist of:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1993        1992
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
    Accounts receivable
      Cable............................................ $     4,540 $     4,805
      Advertising......................................       4,689       3,770
      Equipment........................................         112       1,169
      Other............................................       1,425         618
                                                        ----------- -----------
                                                             10,766      10,362
                                                        ----------- -----------
    Allowance for doubtful accounts
      Cable............................................         682         496
      Advertising......................................         333         294
      Equipment........................................         112       1,169
                                                        ----------- -----------
                                                              1,127       1,959
                                                        ----------- -----------
    Accounts receivable, net........................... $     9,639 $     8,403
                                                        =========== ===========

NOTE 5--INVESTMENTS AND OTHER ASSETS

   Investments and other assets, stated at the lower of cost or net realizable value, consist of:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1993        1992
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
    Investment in PPVN, Inc. ("Viewer's Choice")....... $     5,770 $     5,466
    Investment in U.K. franchises......................         --        1,313
    Other, primarily equity investments................       7,554       5,715
                                                        ----------- -----------
                                                        $    13,324 $    12,494
                                                        =========== ===========

   The Company's remaining rights to provide cable and telecoms services within the United Kingdom were sold in April and July 1993 for $3.9 million resulting in a gain of $2.2 million.

                     TELECABLE CORPORATION AND SUBSIDIARIES

   In December 1991 and January 1992, the Company sold its investment in QVC Network, Inc. resulting in gains of $4.1 million and $1.2 million, respectively. In February 1991, the Company sold one of its United Kingdom subsidiaries for $3.1 million, resulting in a gain of $2.7 million.

   Other investments include marketable equity investments which are recorded at a cost of $2.3 million and have a market value of $12.3 million at December 31, 1993. The remainder of other investments consists primarily of equity investments for which a ready market does not exist; however, management believes that the existing carrying value approximates the fair value of such investments.

NOTE 6--LONG-TERM DEBT

   Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1993        1992
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
    Term notes payable (A).............................. $   225,000 $   250,000
    Revolving credit and term loan agreements (B).......      51,425      54,108
    Other (C)...........................................       1,947          87
                                                         ----------- -----------
                                                         $   278,372 $   304,195
                                                         =========== ===========

   (A) The Company issued privately-placed unsecured, medium-term notes in 1986, 1988 and 1991. The notes were issued at par in the aggregate amount of $310 million with interest payable semi-annually at rates ranging from 8.75% to 9.44%. Through December 31, 1993, the Company has repaid $85 million. The Company intends to refinance notes due in 1994 with either funds available under the revolving credit agreements or a new term loan. The remaining note balances mature as follows:

      1994              $30 million                         1997                         $50 million
      1995              $40 million                         1998                         $50 million
      1996              $40 million                         1999                         $15 million

   The loan agreements contain restrictive provisions relating to stock redemptions, dividend payments, total debt in relation to cash flow, limitations on secured debt, and limitations regarding certain sales, mergers and other transactions. Through December 31, 1993, the Company was in compliance with all such restrictive provisions.

   (B) The Company's unsecured revolving credit and term loan agreements with four commercial banks provide $100 million of revolving credit lines which mature in early 1997. The Company has the option to convert revolving loans outstanding on the maturity dates into term loans payable in six equal annual installments.

   At the Company's option, loans bear interest tied to the bank prime rate, the London Interbank Offered Rate (LIBOR), the bank Certificate of Deposit
   (CD) rate, or a rate agreed upon from time to time between the Company and each bank. At December 31, 1993, the weighted average interest rate related to such loans was 3.6%. The rates can be fixed for periods ranging from one day to one year and are subject to certain adjustments at varying levels of debt in relation to operating cash flow. The banks charge commitment fees ranging from 1/8% to 3/8% on the unused portion of the revolving credit lines. The agreements contain restrictive provisions similar to those described in (A) above.

   (C) Other notes payable include amounts due for capital lease obligations and sundry other notes.

                     TELECABLE CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

   Based on the borrowing rates currently available to the corporation for loans with similar terms and average maturities, the fair value of term notes payable approximated $234 million and $263 million at December 31, 1993 and 1992, respectively. The carrying value of the Company's revolving credit and term loan agreements at December 31, 1993 and 1992 approximated fair value.

   The Company paid interest of $23.9 million in 1993, $28.4 million in 1992 and $27.2 million in 1991.

NOTE 7--STOCKHOLDERS' DEFICIT

   The Company has a capital deficit at December 31, 1993 and 1992 resulting from a return of capital paid to stockholders in May 1988.

   Notes received in exchange for stock sold to employees are full recourse notes and are shown in the accompanying balance sheet as a contra-equity account. The notes bear interest ranging from 6.50% to 9.25%. The interest rates on the notes receivable are established annually at rates which approximate market.

   Class B common stock and capital deficit accounts changed as follows:

                                                          CLASS B     CAPITAL
                                                        COMMON STOCK  DEFICIT
                                                        ------------ ---------
                                                        (DOLLARS IN THOUSANDS)
    Balance at December 31, 1991.......................    $6,927    $(262,819)
      Purchase of 9,945 shares of Class B stock........       (24)        (455)
      Sale of 12,510 shares of Class B stock...........        31          571
                                                           ------    ---------
    Balance at December 31, 1992.......................     6,934     (262,703)
      Purchase of 8,520 shares of Class B stock........       (21)        (390)
      Sale of 14,900 shares of Class B stock...........        37          683
                                                           ------    ---------
    Balance at December 31, 1993.......................    $6,950    $(262,410)
                                                           ======    =========

NOTE 8--COMMITMENTS AND CONTINGENCIES

   Effective September 1, 1993, the Company adjusted subscriber rates to comply with FCC standards issued to regulate such rates as contemplated by the Cable Television Consumer Protection and Competition Act of 1992. The Company's adjusted subscriber rates are subject to local and/or federal governmental review. Management does not expect that rate reviews will have an adverse impact on established rates.

   TeleCable and its subsidiaries lease utility poles and certain other facilities used in their operations. Total rent expense was $2.8 million, $2.7 million and $2.6 million in 1993, 1992 and 1991, respectively.

   On December 31, 1993, TeleCable and its subsidiaries were committed under non-cancelable operating leases which expire at various dates through 2069 and require the following minimum rents:

      1994             $894,000                       1997                             $  661,000
      1995             $836,000                       1998                             $  640,000
      1996             $722,000                       Thereafter                       $1,255,000

   In the ordinary course of business the Company has committed to invest in the renewal and expansion of its cable distribution plant and support its other cable related investments.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY TELE-COMMUNICATIONS, INC.)

               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1994
                                  (UNAUDITED)

   The following unaudited condensed pro forma combined balance sheet of TCIC, dated as of September 30, 1994, assumes that (i) the proposed Merger and (ii) the transfer of United Artists International, Inc. from TCIC to TCI International Holdings, Inc. (the "International Transfer") had occurred as of such date. See notes (1) and (2).

   In addition, the following unaudited condensed pro forma combined statements of operations of TCIC for the nine months ended September 30, 1994 and the year ended December 31, 1993 assume that the proposed Merger, the TCI/Liberty Combination (see note 3) and the International Transfer had occurred as of January 1, 1993.

   The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the proposed Merger, the TCI/Liberty Combination and the International Transfer had occurred as of January 1, 1993. These condensed pro forma combined financial statements of TCIC should be read in conjunction with the condensed pro forma financial statements and the related notes thereto of TCI included elsewhere herein and the respective historical financial statements and the related notes thereto of TCIC and TCI.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY TELE-COMMUNICATIONS, INC.)

                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                          SEPTEMBER 30, 1994
                         --------------------------------------------------------------------------------------
                                    INTERNATIONAL  PRO FORMA     TCIC                    TELECABLE
                            TCIC      TRANSFER    ADJUSTMENTS  PRO FORMA   TELECABLE     PRO FORMA      TCIC
                         HISTORICAL HISTORICAL(2)   (2)(3)     SUBTOTAL  HISTORICAL(1) ADJUSTMENTS(1) PRO FORMA
                         ---------- ------------- -----------  --------- ------------- -------------- ---------
                                                          AMOUNTS IN MILLIONS
ASSETS
Cash and receivables....  $   227        (21)         --           206         16            --           222
Due from affiliated
 companies..............       64        --           --            64        --             --            64
Investment in other
 affiliates and Turner
 Broadcasting System,
 Inc., and related
 receivables............    1,655       (404)         --         1,251         22            --         1,273
Property and equipment,
 net of accumulated
 depreciation...........    5,471        (12)         --         5,459        258            333 (4)    6,050
Franchise costs and
 other assets, net of
 amortization...........    9,791        (35)         --         9,756         21          1,020 (4)   11,580
                                                                                             783 (5)
                          -------       ----         ----       ------       ----          -----       ------
                          $17,208       (472)         --        16,736        317          2,136       19,189
                          =======       ====         ====       ======       ====          =====       ======
LIABILITIES AND
 STOCKHOLDER'S EQUITY
Payables and accruals...  $   871        (14)         --           857         31            --           888
Debt....................   10,479         (9)         --        10,470        282            --        10,752
Deferred income taxes...    3,426         14          --         3,440         48            783 (5)    4,271
Other liabilities.......       89        --           --            89          6            --            95
                          -------       ----         ----       ------       ----          -----       ------
    Total liabilities...   14,865         (9)         --        14,856        367            783       16,006
                          -------       ----         ----       ------       ----          -----       ------
Minority interests......      312        (28)         --           284          3            --           287
Common stockholder's
 equity:
  Class A common stock..        1        --           --             1        --             --             1
  Class B common stock..      --         --           --           --           7             (7)(6)      --
  Additional paid-in
   capital (deficit)....    2,842       (643)         643 (8)    2,842       (262)           262 (6)    4,142
                                                                                           1,300 (7)
  Cumulative foreign
   currency translation
   adjustment...........       (5)         5          --           --         --             --           --
  Unrealized holding
   gains for available-
   for-sale securities..      169        --           --           169          4             (4)(6)      169
  Note receivable from
   executive stock
   purchase plan........      --         --           --           --          (3)             3 (6)      --
  Accumulated earnings
   (deficit)............     (287)       203         (203)(8)     (287)       201           (201)(6)     (287)
  Investment in TCI.....     (689)       --          (440)(8)   (1,129)       --             --        (1,129)
                          -------       ----         ----       ------       ----          -----       ------
                            2,031       (435)         --         1,596        (53)         1,353        2,896
                          -------       ----         ----       ------       ----          -----       ------
                          $17,208       (472)         --        16,736        317          2,136       19,189
                          =======       ====         ====       ======       ====          =====       ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY TELE-COMMUNICATIONS, INC.)

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                     NINE MONTHS ENDED SEPTEMBER 30, 1994
                          -------------------------------------------------------------------------------------------
                                     INTERNATIONAL                     TCIC                    TELECABLE
                             TCIC      TRANSFER        PRO FORMA     PRO FORMA   TELECABLE     PRO FORMA      TCIC
                          HISTORICAL HISTORICAL(2) ADJUSTMENTS(2)(3) SUBTOTAL  HISTORICAL(1) ADJUSTMENTS(1) PRO FORMA
                          ---------- ------------- ----------------- --------- ------------- -------------- ---------
                                                              AMOUNTS IN MILLIONS
Revenue.................   $ 3,213        (17)            --           3,196        222           --          3,418
Operating, selling,
 general and
 administrative expenses
 and compensation
 relating to stock
 appreciation rights....    (1,882)        30             --          (1,852)      (127)          --         (1,979)
Depreciation and
 amortization...........      (711)         2             --            (709)       (34)          (35)(9)      (778)
                           -------        ---            ----         ------       ----           ---        ------
  Operating income......       620         15             --             635         61           (35)          661
Interest expense........      (566)       --              --            (566)       (17)          --           (583)
Interest and dividend
 income.................        26         (1)            --              25        --            --             25
Share of earnings of
 Liberty................       125        --             (125)(10)       --         --            --            --
Share of losses of other
 affiliates, net........       (59)        46             --             (13)       --            --            (13)
Other expense, net......        (4)        (7)            --             (11)        (1)          --            (12)
                           -------        ---            ----         ------       ----           ---        ------
  Earnings before income
   taxes................       142         53            (125)            70         43           (35)           78
Income tax expense......       (81)       (22)             51 (11)       (52)       (17)           14 (11)      (55)
                           -------        ---            ----         ------       ----           ---        ------
  Net earnings..........   $    61         31             (74)            18         26           (21)           23
                           =======        ===            ====         ======       ====           ===        ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY TELE-COMMUNICATIONS, INC.)

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                      YEAR ENDED DECEMBER 31, 1993
                          --------------------------------------------------------------------------------------
                                     INTERNATIONAL  PRO FORMA     TCIC                    TELECABLE
                             TCIC      TRANSFER    ADJUSTMENTS  PRO FORMA   TELECABLE     PRO FORMA      TCIC
                          HISTORICAL HISTORICAL(2)   (2)(3)     SUBTOTAL  HISTORICAL(1) ADJUSTMENTS(1) PRO FORMA
                          ---------- ------------- -----------  --------- ------------- -------------- ---------
                                                           AMOUNTS IN MILLIONS
Revenue.................   $ 4,153         (2)         --         4,151        287           --          4,438
Operating, selling,
 general and
 administrative expenses
 and compensation
 relating to stock
 appreciation rights....    (2,326)         9          --        (2,317)      (163)          --         (2,480)
Depreciation and
 amortization...........      (911)         1          --          (910)       (45)          (48)(9)    (1,003)
                           -------        ---          ---       ------       ----           ---        ------
  Operating income......       916          8          --           924         79           (48)          955
Interest expense........      (731)       --           --          (731)       (24)          --           (755)
Interest and dividend
 income.................        34         (2)         --            32        --            --             32
Share of earnings of
 Liberty................         4        --            (4)(10)     --         --            --            --
Share of losses of other
 affiliates, net........       (76)        62          --           (14)       --            --            (14)
Gain on dispositions....        42        --           --            42          2           --             44
Other expense, net......       (28)       --           --           (28)       --            --            (28)
                           -------        ---          ---       ------       ----           ---        ------
  Earnings before income
   taxes................       161         68           (4)         225         57           (48)          234
Income tax expense......      (168)       (28)           2 (11)    (194)       (23)           20 (11)     (197)
                           -------        ---          ---       ------       ----           ---        ------
  Net earnings (loss)...        (7)        40           (2)          31         34           (28)           37
Dividend requirement on
 redeemable preferred
 stocks.................        (2)       --             2 (12)     --         --            --            --
                           -------        ---          ---       ------       ----           ---        ------
  Net earnings (loss)
   applicable to common
   shareholders.........   $    (9)        40          --            31         34           (28)           37
                           =======        ===          ===       ======       ====           ===        ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY TELE-COMMUNICATIONS, INC.)

           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1994
                                  (UNAUDITED)

 (1) As of August 8, 1994, TCI, TCIC and TeleCable entered into a definitive merger agreement (the "Merger Agreement") whereby TeleCable will be merged into TCIC. The aggregate $1.6 billion purchase price will be satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of shares of TCI Class A common stock (currently estimated to be approximately 41.7 million shares) and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which will accrue dividends at a rate of 5.5% per annum, will be convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock will be redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. Although the amount of net liabilities to be assumed by TCIC and the number of shares of TCI Class A common stock to be issued to TeleCable's shareholders are subject to closing adjustments, management does not believe that any such adjustments will be material. The merger agreement requires the approval of TeleCable's shareholders and various franchise and other governmental authorities.

 (2) Subsequent to September 30, 1994, TCI was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital. In connection with this reorganization, on November 18, 1994, TCIC transferred its ownership of United Artists International, Inc. to TCI International Holdings, Inc. in exchange for 79,903 shares of a newly created class of TCI preferred stock, Redeemable Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). Such transaction has been reflected at historical cost. Series E Preferred Stock accrues dividends at the rate of 5.0% per annum and is convertible into TCI Class A common stock at the initial conversion rate of 1,000 shares of TCI Class A common stock for one share of the Series E Preferred Stock.

 (3) The TCI/Liberty Combination, which was consummated on August 4, 1994, was structured as a tax free exchange whereby the common stock of TCIC and Liberty and the preferred stock of Liberty were exchanged for like shares of TCI. The merger agreement provided that each share of TCIC's and Liberty's common stock (including shares held by TCIC's or Liberty's subsidiaries) would be converted into one share and 0.975 of a share, respectively, of the corresponding class of TCI's common stock. Shares of Liberty Class E Preferred Stock were converted into shares of a preferred stock of TCI having designations, preferences, rights and qualifications, limitations and restrictions substantially identical to the shares of preferred stock being converted. Shares of the remaining Liberty preferred stock held by subsidiaries of TCIC were converted into shares of a class of TCI preferred stock having an equivalent fair value to that which was given up. The TCI/Liberty Combination has been accounted for as a purchase of Liberty by TCI utilizing Liberty's historical predecessor cost.

 (4) Represents an allocation of the excess purchase price of TeleCable to its tangible and intangible assets. The cost allocations were estimated using information available at the date of preparation of these condensed pro forma combined financial statements and will be adjusted upon final appraisal of the assets acquired. Therefore, the actual allocations may differ from those allocations reflected herein.

 (5) Represents the estimated incremental deferred income tax liability associated with the TeleCable purchase price allocations, as described in note (4) above. The adjustment assumes a combined federal and state income tax rate of 41%.

 (6) Represents the elimination of TeleCable's historical stockholders' deficit, including the note receivable from the employee stock purchase plan. Pursuant to the Merger Agreement, any portion of such note

                   TCI COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY TELE-COMMUNICATIONS, INC.)

    NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS--(CONTINUED) receivable that remains unpaid at closing will not be included in the calculation of net liabilities to be assumed by TCIC at closing.

 (7) Represents TCI's capital contribution to TCIC resulting from the issuance by TCI to TeleCable shareholders of shares of TCI Class A common stock (currently estimated to be approximately 41.7 million shares) and 1 million shares of Series D Preferred Stock with an aggregate liquidation of $300 million. The number of shares of TCI Class A common stock to be issued, which will be calculated using a per share value of $24, is dependent upon the amount of net liabilities of TeleCable that is assumed by TCIC at closing and certain other factors. See note (1) above.

 (8) Represents the elimination of the historical equity of the International Transfer and the issuance of the Series E Preferred Stock to TCIC recorded at historical cost.

 (9) Represents depreciation and amortization of TeleCable's allocated excess purchase price, based upon weighted average lives of 12 1/2 years for property and equipment and 40 years for franchise costs. See note (4) above.

(10) Reflects the elimination of TCIC's share of Liberty's historical earnings. See note (3) above.

(11) Reflects the estimated income tax effect of the pro forma adjustments.

(12) Reflects the elimination of the preferred stock dividend requirement on TCIC preferred stock converted into common stock of TCIC during the year ended December 31, 1993.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1994
                                  (UNAUDITED)

  The following unaudited condensed pro forma combined balance sheet of TCI, dated as of September 30, 1994, assumes that the proposed Merger had occurred as of such date. See note (1).

  The following unaudited condensed pro forma combined statements of operations of TCI for the nine months ended September 30, 1994 and the year ended December 31, 1993, assume that the proposed Merger and the TCI/Liberty Combination (see note 2) had occurred as of January 1, 1993.

  The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the proposed Merger and the TCI/Liberty Combination had occurred as of January 1, 1993. These condensed pro forma combined financial statements of TCI should be read in conjunction with the condensed pro forma financial statements and the related notes thereto of TCIC included elsewhere herein and the respective historical financial statements and the related notes thereto of TCIC and TCI.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                              SEPTEMBER 30, 1994
                               -------------------------------------------------
                                  TCI       TELECABLE     PRO FORMA       TCI
                               HISTORICAL HISTORICAL(2) ADJUSTMENTS(2) PRO FORMA
                               ---------- ------------- -------------- ---------
                                              AMOUNTS IN MILLIONS
ASSETS
Cash, receivables and other
 current assets..............   $   369         16            --           385
Investment in other affili-
 ates and Turner Broadcasting
 System, Inc., and related
 receivables.................     2,218         22            --         2,240
Property and equipment, net
 of accumulated depreciation.     5,729        258            333 (3)    6,320
Franchise costs, intangibles
 and other assets, net of
 amortization................    10,801         21          1,020 (3)   12,625
                                                              783 (4)
                                -------       ----          -----       ------
                                $19,117        317          2,136       21,570
                                =======       ====          =====       ======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Payables and accruals........   $ 1,182         31            --         1,213
Debt.........................    10,654        282            --        10,936
Deferred income taxes........     3,729         48            783 (4)    4,560
Other liabilities............       131          6            --           137
                                -------       ----          -----       ------
    Total liabilities........    15,696        367            783       16,846
                                -------       ----          -----       ------
Minority interests...........       446          3            --           449
Series D Preferred Stock.....       --         --             300 (6)      300
Stockholders' equity:
  Preferred Stock............       --         --             --           --
  Class A common stock.......       571        --              42 (6)      613
  Class B common stock.......        89          7             (7)(5)       89
  Additional paid-in capital.     2,833       (262)           958 (6)    3,791
                                                              262 (5)
  Cumulative foreign currency
   translation adjustment....        (5)       --             --            (5)
  Unrealized holding gains
   for available-for sale se-
   curities..................       433          4             (4)(5)      433
  Accumulated earnings (defi-
   cit)......................      (285)       201           (201)(5)     (285)
  Receivable from related
   party.....................       (15)        (3)             3 (5)      (15)
  Treasury stock.............      (646)       --             --          (646)
                                -------       ----          -----       ------
                                  2,975        (53)         1,053        3,975
                                -------       ----          -----       ------
                                $19,117        317          2,136       21,570
                                =======       ====          =====       ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1994
                          ----------------------------------------------------------------------------------------
                                                      LIBERTY        TCI                    TELECABLE
                             TCI        LIBERTY      PRO FORMA    PRO FORMA   TELECABLE     PRO FORMA       TCI
                          HISTORICAL HISTORICAL(1) ADJUSTMENTS(1) SUBTOTAL  HISTORICAL(2) ADJUSTMENTS(2) PRO FORMA
                          ---------- ------------- -------------- --------- ------------- -------------- ---------
                                               AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
Revenue.................   $ 3,427        790            (37)(7)    4,180        222           --          4,402
Operating, selling,
 general and
 administrative expenses
 and compensation
 relating to stock
 appreciation rights....    (2,080)      (726)            37 (7)   (2,769)      (127)          --         (2,896)
Depreciation and
 amortization...........      (722)       (32)           --          (754)       (34)          (35)(8)      (823)
                           -------       ----           ----       ------       ----           ---        ------
  Operating income......       625         32            --           657         61           (35)          683
Interest expense........      (568)       (22)            12 (9)     (578)       (17)          --           (595)
Interest and dividend
 income.................        26         15            (12)(9)       29        --            --             29
Share of earnings of
 Liberty................       125        --            (125)(10)     --         --            --            --
Share of earnings
 (losses) of affiliates,
 net....................       (56)        23            --           (33)       --            --            (33)
Gain on dispositions....       --         183            --           183        --            --            183
Other expense, net......        (4)       (11)           --           (15)        (1)          --            (16)
                           -------       ----           ----       ------       ----           ---        ------
  Earnings before income
   taxes................       148        220           (125)         243         43           (35)          251
Income tax expense......       (85)       (95)            51 (11)    (129)       (17)           14 (11)     (132)
                           -------       ----           ----       ------       ----           ---        ------
  Net earnings..........        63        125            (74)         114         26           (21)          119
Dividend requirement on
 redeemable preferred
 stocks.................        (3)       (14)             8 (13)      (9)       --            (12)(12)      (21)
                           -------       ----           ----       ------       ----           ---        ------
  Net earnings
   attributable to
   common shareholders..   $    60        111            (66)         105         26           (33)           98
                           =======       ====           ====       ======       ====           ===        ======
Primary and fully
 diluted earnings
 attributable to common
 shareholders per common
 and common equivalent
 share..................   $   .12                                                                        $  .15 (17)
                           =======                                                                        ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                        YEAR ENDED DECEMBER 31, 1993
                          ----------------------------------------------------------------------------------------
                                                      LIBERTY        TCI                    TELECABLE
                             TCI        LIBERTY      PRO FORMA    PRO FORMA   TELECABLE     PRO FORMA       TCI
                          HISTORICAL HISTORICAL(1) ADJUSTMENTS(1) SUBTOTAL  HISTORICAL(2) ADJUSTMENTS(2) PRO FORMA
                          ---------- ------------- -------------- --------- ------------- -------------- ---------
                                               AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
Revenue.................   $ 4,153       1,153          (55)(7)     5,251        287           --          5,538
Operating, selling,
 general and
 administrative expenses
 and compensation
 relating to stock
 appreciation rights....    (2,326)     (1,105)          55 (7)    (3,376)      (163)          --         (3,539)
Depreciation and
 amortization...........      (911)        (49)         --           (960)       (45)          (48)(8)    (1,053)
                           -------      ------          ---        ------       ----           ---        ------
  Operating income
   (loss)...............       916          (1)         --            915         79           (48)          946
Interest expense........      (731)        (31)          17 (9)      (745)       (24)          --           (769)
Interest and dividend
 income.................        34          23          (17)(9)        40        --            --             40
Share of earnings of
 Liberty................         4         --            (4)(10)      --         --            --            --
Share of earnings
 (losses) of affiliates,
 net....................       (76)         34          --            (42)       --            --            (42)
Gain on dispositions....        42          32          --             74          2           --             76
Loss on transactions
 with TCIC..............       --          (30)         --            (30)       --            --            (30)(16)
Loss on early
 extinguishment of debt.       (17)         (2)         --            (19)       --            --            (19)
Other expense, net......       (11)         (9)         --            (20)       --            --            (20)
                           -------      ------          ---        ------       ----           ---        ------
  Earnings before income
   taxes................       161          16           (4)          173         57           (48)          182
Income tax expense......      (168)        (12)           2 (11)     (178)       (23)           20 (11)     (181)
                           -------      ------          ---        ------       ----           ---        ------
  Net earnings (loss)...        (7)          4           (2)           (5)        34           (28)            1
Dividend requirement on
 redeemable preferred
 stocks.................        (2)        (32)           9 (13)       (9)       --            (17)(12)      (26)
                                                          2 (14)
                                                         14 (15)
                           -------      ------          ---        ------       ----           ---        ------
  Loss attributable to
   common shareholders..   $    (9)        (28)          23           (14)        34           (45)          (25)
                           =======      ======          ===        ======       ====           ===        ======
Loss attributable to
 common shareholders per
 common share...........      (.02)                                                                       $ (.04)(18)
                           =======                                                                        ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 JUNE 30, 1994
                                  (UNAUDITED)

 (1) The TCI/Liberty Combination, which was consummated on August 4, 1994, was structured as a tax free exchange whereby the common stock of TCIC and Liberty and the preferred stock of Liberty were exchanged for like shares of TCI. The merger agreement provided that each share of TCIC's and Liberty's common stock (including shares held by TCIC's or Liberty's subsidiaries) would be converted into one share and 0.975 of a share, respectively, of the corresponding class of TCI's common stock. Shares of Liberty Class E Preferred Stock were converted into shares of a preferred stock of TCI having designations, preferences, rights and qualifications, limitations and restrictions substantially identical to the shares of preferred stock being converted. Shares of the remaining Liberty preferred stock held by subsidiaries of TCIC were converted into shares of a class of TCI preferred stock having an equivalent fair value to that which was given up. All preferred stock of TCI held by TCIC or its subsidiaries has been eliminated in consolidation. The TCI/Liberty Combination has been accounted for as a purchase of Libery by TCI utilizing Liberty's historical predecessor cost.

 (2) As of August 8, 1994, TCI, TCIC and TeleCable entered into the Merger Agreement whereby TeleCable will be merged into TCIC. The aggregate $1.6 billion purchase price will be satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of shares of TCI Class A common stock (currently estimated to be approximately 41.7 million shares) and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which will accrue dividends at a rate of 5.5% per annum, will be convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock will be redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. Although the amount of net liabilities to be assumed by TCIC and the number of shares of TCI Class A common stock to be issued to TeleCable's shareholders are subject to closing adjustments, management does not believe that any such adjustments will be material. The merger agreement requires the approval of TeleCable's shareholders and various franchise and other governmental authorities.

 (3) Represents an allocation of the excess purchase price of TeleCable to its tangible and intangible assets. The cost allocations were estimated using information available at the date of preparation of these condensed pro forma combined financial statements and will be adjusted upon final appraisal of the assets acquired. Therefore, the actual allocations may differ from those allocations reflected herein.

 (4) Represents the estimated incremental deferred income tax liability associated with the TeleCable purchase price allocations, as described in note (3) above. The adjustment assumes a combined federal and state income tax rate of 41%.

 (5) Represents the elimination of TeleCable's historical stockholders' deficit, including the note receivable from the employee stock purchase plan. Pursuant to the Merger Agreement, any portion of such note receivable that remains unpaid at closing will not be included in the calculation of net liabilities to be assumed by TCIC at closing.

 (6) Represents TCI's capital contribution to TCIC resulting from the issuance by TCI to TeleCable shareholders of shares of TCI Class A common stock (currently estimated to be approximately 41.7 million shares) and 1 million shares of Series D Preferred Stock with an aggregate liquidation of $300 million. The number of shares of TCI Class A common stock to be issued, which will be calculated using a per share value of $24, is dependent upon the amount of net liabilities of TeleCable that is assumed by TCIC at closing and certain other factors. See note (2) above.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

         NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS--(CONCLUDED)

 (7) Represents the elimination of intercompany revenue and operating expenses between TCIC and Liberty arising from the sale of certain cable television programming to their respective cable television subscribers. See note (2) above.

 (8) Represents depreciation and amortization of TeleCable's allocated excess purchase price, based upon weighted average lives of 12 1/2 years for property and equipment and 40 years for franchise costs. See note (1).

 (9) Represents the elimination of interest on intercompany indebtedness between TCIC and Liberty. See note (1) above.

(10) Represents the elimination TCIC's share of Liberty's historical earnings.

(11) Reflects the estimated income tax effect of the pro forma adjustments.

(12) Represents the dividend requirements on TCI's Series D Preferred Stock (to be issued in connection with the proposed Merger--see note 2).

(13) Represents the elimination of the preferred stock dividend requirement on certain preferred stock of Liberty repurchased from TCIC in June of 1993.

(14) Reflects the elimination of the preferred stock dividend requirement on TCIC preferred stock converted into common stock of TCIC during the year ended December 31, 1993.

(15) Represents the elimination of the preferred stock dividend requirements on Liberty preferred stock held by TCIC converted into preferred stock of TCI.

(16) Amount not eliminated for pro forma purposes as a reserve for an impairment would have been required (based upon fair market value of underlying asset) equal to the loss recognized by Liberty.

(17) Reflects primary and fully diluted earnings per common and common equivalent share based upon 650,386,837 weighted average shares. Such amount is calculated utilizing 517,168,689 weighted average shares of TCI at September 30, 1994 (such amount representing TCI's weighted average shares, as disclosed in its historical financial statements), adjusted for the effect of shares issued in the TCI/Liberty Combination as if such transaction had occurred on January 1 and adjusted for the issuance of 41,700,000 shares of TCI Class A common stock to be issued in connection with the proposed Merger. Shares issuable upon conversion of the Series D Preferred Stock (see note 2) have not been included in the computation of weighted average shares outstanding for the nine months ended September 30, 1994 because their inclusion would be anti-dilutive.

(18) Reflects loss per common share based upon 591,282,340 weighted average shares. Such amount is calculated utilizing (i) 432,566,150 weighted average shares of TCIC at December 31, 1993 (such amount representing TCIC's weighted average shares, as disclosed in its historical financial statements) reduced by 6,525,721 shares of TCIC common stock previously held by Liberty (ii) 126,932,745 weighted averages shares of Liberty at December 31, 1993 (such amount representing Liberty's weighted average shares, as disclosed in its historical financial statements and Liberty common stock repurchased from TCIC in 1993, all of which have been adjusted by 0.975 of a share) reduced by 3,390,834 shares of Liberty common stock (as adjusted by 0.975 of a share) previously held by TCIC and
     (iii) 41,700,000 shares of TCI Class A common stock to be issued in connection with the proposed Merger. Shares issuable upon conversion of the Series D Preferred Stock (see note 2) have not been included in the computation of weighted average shares outstanding for the year ended December 31, 1993 because their inclusion would be anti-dilutive.

                                                                      APPENDIX I

                          Agreement and Plan of Merger

  THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") dated as of August 8, 1994, by and among Tele-Communications, Inc., a Delaware corporation ("Parent"), TCI Communications, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("Sub"), and TeleCable Corporation, a Virginia corporation (the "Company"):

                                  Witnesseth:

  Whereas, the Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent;

  Whereas, the Boards of Directors of Parent, Sub and the Company have approved the merger of the Company into Sub (the "Merger"), upon the terms and subject to the conditions set forth herein;

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, defined terms used herein are listed in Section 11.9 hereof.

  Now, Therefore, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), the Company shall be merged into Sub in compliance with the provisions of the Delaware General Corporation Law (the "DGCL") and the Virginia Stock Corporation Act (the "VSCA") and the separate existence of the Company shall thereupon cease, and the name of Sub, as the surviving corporation in the Merger (the "Surviving Corporation"), shall remain "TCI Communications, Inc."

  Section 1.2 Effective Date of the Merger. The parties hereto shall file properly executed Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia and a properly executed Certificate of Merger with the Secretary of State of the State of Delaware, which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Merger Agreement in accordance with Section 3.8 hereof. When used in this Merger Agreement, the term "Effective Date" shall mean the date and time at which both such filings shall have been made.

  Section 1.3 State Law. At the Effective Date, the Merger shall have the effects set forth herein and the effects set forth in Section 252 of the DGCL and Section 13.1-721 of the VSCA.

                                   ARTICLE II

                           The Surviving Corporation

  Section 2.1 Certificate of Incorporation. Subject to Section 8.6 hereof, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Merger Agreement.

  Section 2.2 By-Laws. Subject to Section 8.6 hereof, the By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation.

  Section 2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of Sub immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                                  ARTICLE III

                       Merger Value; Conversion of Shares

  Section 3.1 Merger Value. Subject to adjustment as provided in Section 3.2, the aggregate value of the consideration deliverable by Parent in the Merger (the "Merger Value") shall be $1,600,000,000 (the "Base Merger Value"), deliverable as follows: (i) 1,000,000 shares ($300,000,000 in aggregate initial liquidation value) of Preferred Stock of Parent having the designation, rights and preferences set forth in a certificate of designation in the form attached as Exhibit A (such class of stock, "Parent Preferred Stock"); and (ii) the balance in shares of Class A Common Stock of Parent (such class of stock, "Parent Common Stock" and, together with Parent Preferred Stock, "Parent Stock").

  Section 3.2 Adjustment of Merger Value.

  (a) To determine the Merger Value, the Base Merger Value shall be reduced by:

    (i) the amount of Net Liabilities as of the Effective Date; and

    (ii) the amount, if any, by which $1,540,000,000 exceeds 11.43 times Annualized EBITDA as of the Effective Date.

  (b) For purposes of this Section 3.2, "Net Liabilities" means the difference, determined as of the Effective Date, without duplication, between: (x)(i) all Liabilities (other than Liabilities for deferred taxes, Income Taxes, dividends payable, deferred revenue from the sale of QVC stock, and minority interests and any Liability caused by any action taken directly by Parent or Sub or any Subsidiary of either of them (excluding actions taken by any of them pursuant to this Agreement)) plus or minus (plus, if a payable, and minus, if a receivable), (ii) all Income Taxes (excluding deferred taxes) receivable or payable (excluding state and local income taxes arising as a result of transactions described in Section 8.13 hereof) including, for any taxable period that includes but does not end on the Effective Date, an accrual for such Income Taxes through the Effective Date as if such period ended on the Effective Date; and (y) (i) cash, cash equivalents, securities (excluding all shares of the capital stock of Turner Broadcasting System, Inc. held by the Company) and accounts receivable (excluding notes payable to the Company by executives of the Company in connection with purchases of Company Common Stock pursuant to the Company's Executive Stock Purchase Plans; provided, that, cash obtained by the Company upon a sale or redemption of such notes shall not be excluded from any calculation of Net Liabilities), plus (ii) prepaid expenses, but only to the extent that the book value thereof can be realized after the Effective Date. "Income Taxes" shall mean the Company's current but not deferred federal, state and local income Taxes. The items taken into account in the calculation of Net Liabilities, unless otherwise specifically provided, shall be determined for the Company on a consolidated basis in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that applied in the preparation of the Company's financial statements as of and for the year ended December 31, 1993.

  (c) For purposes of this Section 3.2: (i) "EBITDA" means, for any particular period, the earnings of the Company for such period, determined on a consolidated basis in accordance with GAAP, before "home office operating expenses" and extraordinary items and before deduction therefrom of any amount on account of interest, gain or loss on disposal of assets, Income Taxes, depreciation and amortization and all amounts attributable to minority interests in any Subsidiary that is not wholly owned, directly or indirectly, by the

Company, it being agreed that EBITDA shall be calculated in a manner consistent with that used by the Company in estimating its "revised system cash flow" for 1994, as set forth in a document entitled "TeleCable's Revised 1994 Budget" dated June 14, 1994, a copy of which is attached hereto as Schedule 3.2(c); and
(ii) "Annualized EBITDA" means, as of any date of determination, 400% of the EBITDA for the most recent period of three full calendar months ended prior to such date.

  Section 3.3 Adjustment Procedures.

  (a) Not later than a date that the Company reasonably believes is 20 business days prior to the Effective Date the Company shall deliver to Parent a schedule, accompanied by all reasonably necessary supporting information, setting forth the Company's reasonable and good faith estimates of Net Liabilities, Annualized EBITDA and Merger Value, all such estimates to be as of the Effective Date. Such schedule shall be accompanied by a certificate of the chief financial officer of the Company to the effect that the estimates contained therein were made in good faith and on a reasonable basis. Following receipt of such schedule, Parent shall have 10 business days to review such schedule and supporting information and to notify the Company of any disagreements with the Company's estimates contained thereon. If Parent provides a notice of disagreement with the Company's estimate of the Merger Value contained in such schedule within such 10 business day period, Parent and the Company shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Effective Date on the estimated Merger Value as of the Effective Date. The estimate so agreed upon by Parent and the Company or (if the parties do not reach such an agreement on the estimated amount of the Merger Value prior to the Effective Date or if Parent fails to provide a notice of disagreement with the Company's estimate of the Merger Value within the time provided) the estimate of the Merger Value contained in the schedule delivered to Parent by the Company, shall be the basis for determining the amount of Parent Common Stock issuable immediately after the Effective Date, subject to further adjustment as provided in this Section. Not later than a date that the Company reasonably believes (and provides notice to the Parent at least 5 business days before such date) is 45 business days prior to the Effective Date, the Parent shall deliver to the Company a list (the "Prepayment List") of all indebtedness for borrowed money of the Company that the Parent desires the Surviving Corporation to prepay. The schedule delivered by the Company pursuant to this Section 3.3(a) shall, in its calculation of Net Liabilities, include as Liabilities, any penalties or premiums payable upon the prepayment of the indebtedness included on the Prepayment List (whether or not the Company has taken any action that would legally obligate the Company to pay any such penalty or premium).

  (b) Not later than 60 days following the Effective Date, Parent shall deliver or cause to be delivered to Shareholders' Representative a schedule substantially in the form of the schedule described in subsection (a) above providing detailed calculations, as of the Effective Date, of Net Liabilities, Annualized EBITDA and the Merger Value, together with all reasonably necessary supporting information. Such calculations shall be accompanied by a certificate of a vice president of Parent that such calculations were prepared in good faith and on a reasonable basis. With respect to the indebtedness listed on the Prepayment List, the schedule provided pursuant to this Section 3.3(b) shall reflect in its calculation of Net Liabilities only those penalties or premiums payable upon prepayment of such indebtedness as the Surviving Corporation (i) has actually paid as of the date such schedule is delivered or (ii) is, as of the date such schedule is delivered, irrevocably legally obligated to pay thereafter.

  (c) Following receipt of the information referred to in subsection (b) above, Shareholders' Representative shall have 10 business days to review such information and to notify Parent in writing of any disagreement with Parent's calculations, which notice shall specify in reasonable detail the nature and extent of such disagreement.

  (d) If Shareholders' Representative fails to provide a notice of disagreement with Parent's calculations of Net Liabilities, Annualized EBITDA and the Merger Value within the period specified in subsection (c) above, Parent's calculations thereof referred to in subsection (b) above shall be final, conclusive and nonappealable.

  (e) If Shareholders' Representative provides a notice of disagreement with Parent's calculations within the period specified in subsection (c) above, Parent and Shareholders' Representative shall negotiate in good faith to resolve any such dispute for a period of 30 days following the notification thereof. At the end of such period, if the dispute is not resolved or the negotiation period has not been mutually extended, the matter shall be referred to an independent public accounting firm selected by mutual agreement of the parties (or, if the parties cannot agree to the selection of such a firm within 10 days after Shareholders' Representative shall have provided a notice of disagreement, an independent public accounting firm selected by mutual agreement of KPMG Peat Marwick and Price Waterhouse), which firm shall render its decision as to whether Parent's position is correct, Shareholders' Representatives' position is correct or some position between the two is correct (together with an explanation of the basis therefor) to the parties to the dispute not later than 45 days following submission of the dispute to it, which decision shall be final, conclusive and nonappealable.

  (f) Upon the final determination of Net Liabilities, Annualized EBITDA and the Merger Value pursuant to subsections (b)-(e) above, (i) if the Merger Value as of the Effective Date is determined to be less than the estimate of the Merger Value made pursuant to subsection (a) above, the Merger Value shall be deemed to be reduced by the amount of the difference, effective as of the Effective Date, and Certificates representing the number of Holdback Shares, if any, remaining after subtracting from the total number of Holdback Shares the number of Holdback Shares determined by dividing (x) such reduction in the Merger Value by (y) $24.00, shall be delivered to the shareholders of the Company entitled thereto or (ii) if the Merger Value as of the Effective Date is determined to be greater than the estimate of Merger Value made pursuant to subsection (a) above, the Parent shall issue to the shareholders of the Company entitled thereto the number of shares of Parent Common Stock (which shall include all the Holdback Shares) equal to the difference between (a) the number of shares issuable upon final determination of the Merger Value (based on a $24.00 price per share) and (b) the number of shares of Parent Common Stock previously issued to the shareholders of the Company based upon the estimate of Merger Value pursuant to subsection (a) above.

  (g) The Company and the Parent shall make the calculations required pursuant to this Section 3.3 in a manner consistent with the accounting practices and methodologies utilized by the Company in the preparation of its December 31, 1993 audited financial statements.

  Section 3.4 Conversion of Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any common stock of the Company:

    (a) Cancellation of Shares. All shares of Class A Common Stock of the Company ("Company Class A Common Stock") and all shares of Class B Common Stock of the Company ("Company Class B Common Stock" and collectively with the Company Class A Common Stock, the "Company Common Stock") which are held by the Company or any Subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other Subsidiary of Parent, shall be cancelled.

    (b) Conversion Numbers. Each share of Company Common Stock issued and outstanding immediately prior to the Merger (except shares subject to Section 3.4(a)) shall be converted into and shall become (i) that number of fully paid and nonassessable shares of Parent Common Stock equal to the Common Conversion Number and (ii) that number of fully paid and nonassessable shares of Parent Preferred Stock equal to the Preferred Conversion Number. For purposes of this Merger Agreement: (A) "Common Conversion Number" means the number determined as of the Effective Date by dividing (x) the quotient resulting from dividing the Merger Value, less $300,000,000, by $24.00 by (y) the total number of shares of Company Common Stock outstanding at the Effective Date, including as shares of Company Common Stock deemed to be outstanding for purposes of calculating the Common Conversion Number, without duplication, shares issuable pursuant to any outstanding option, warrant, convertible security or other right to acquire Company Common Stock issued or granted by the Company, whether or not then exercisable or convertible, but excluding shares of Company Common Stock held by any Subsidiary of the Company; and (B) "Preferred Conversion Number" means the number determined as of the Effective Date by dividing
  (x) 1,000,000 by (y) the total number of shares of Company Common

  Stock outstanding at the Effective Date, including as shares of Company Common Stock deemed to be outstanding for purposes of calculating the Preferred Conversion Number, without duplication, shares issuable pursuant to any outstanding option, warrant, convertible security or other right to acquire Company Common Stock issued or granted by the Company, whether or not then exercisable or convertible, but excluding shares of Company Common Stock held by any Subsidiary of the Company.

    (c) Adjustment to Conversion Numbers. (i) Except as provided in subsection (ii) below, in the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares after the date hereof with respect to, or rights issued in respect of, Parent Common Stock, the Common Conversion Number and the Preferred Conversion Number shall be adjusted accordingly; (ii) with respect to any stock or rights offering made to the holders of Parent Common Stock by the Parent or any Affiliate of the Parent, all (but not less than all) of the holders of the Company Common Stock shall, with respect to the shares of Parent Common Stock that are to be issued hereunder to them at the Effective Date, be entitled to participate at the sole discretion of the Shareholders' Representative, for all purposes, and subject to all requirements and limitations of such offering as if they were holders of Parent Common Stock as of the relevant time, and receive the benefits of such offering effective as of the Effective Date.

    (d) Dissenters' Rights. Notwithstanding anything in this Merger Agreement to the contrary, but only in the circumstances and to the extent provided by the VSCA, shares of Company Common Stock that are outstanding immediately prior to the Effective Date and that are held by shareholders who were entitled to but did not vote such shares in favor of the Merger and who shall have properly and timely delivered to the Company a written demand for payment of the fair value of shares of Company Common Stock in the manner provided in, and shall have complied with all of the relevant provisions of, Sections 13.1-730 et seq. of the VSCA ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, shares of Parent Stock. Instead, the holders thereof shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 13.1-737 of the VSCA; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw his demand for payment of the fair value of such Dissenting Shares or (ii) if any holder fails to establish and perfect his entitlement to the relief provided in such
  Section 13.1-735 of the VSCA, the rights and obligations of such holder to receive such fair value shall terminate, and such Dissenting Shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Date, shares of Parent Stock in accordance with Section 3.4(b) hereof. Prior to the Effective Date, the Company will not settle any demand with respect to any Dissenting Shares without the consent of Parent, which consent will not be unreasonably withheld or delayed.

    (e) Holdback Shares. To effect the adjustments to the Merger Value, Parent shall retain, out of the Parent Stock otherwise issuable immediately after the Effective Date, 1,000,000 shares of Parent Common Stock (the "Holdback Shares"), pending final determination of the Merger Value and distribution of certificates representing that portion, if any, of the Holdback Shares required to be delivered to the shareholders of the Company entitled thereto, as provided in Section 3.3(f).

  Section 3.5 Parent to Make Certificates Available. As soon as practicable after the date hereof, Parent shall select Bank of New York, or such other Person or Persons reasonably satisfactory to the Company, to act as Exchange Agent for the Merger (the "Exchange Agent"). Prior to the Effective Date, Parent shall make available to the Exchange Agent certificates ("Certificates") representing the Parent Stock to be delivered in accordance with Section 3.4(b) hereof. As soon as practicable after the Effective Date, each holder of Company Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock for cancellation, certificates representing the number of shares of Parent Common Stock and Parent Preferred Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.7 hereof. Parent Stock (other than Holdback Shares not required to be delivered) into which Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Date.

  Section 3.6 Dividends; Transfer Taxes. Upon surrender by a Person of the certificates representing Company Common Stock, there shall be paid to such Person in whose name the Certificates representing Parent Common Stock and Parent Preferred Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock and Parent Preferred Stock in respect of a record date after the Effective Date. Any transfer taxes payable by the holders of Company Common Stock in connection with the Merger and the conversion of Company Common Stock into Parent Stock shall be paid by the Parent except that any transfer taxes payable as a result of the issuance of Parent Stock to a Person other than the registered holder of Company Common Stock as of the Effective Date shall be paid by the shareholder.

  Section 3.7 No Fractional Shares. No certificates or scrip representing any numbers other than a whole number of shares of Parent Common Stock or Parent Preferred Stock shall be issued upon the surrender for exchange of certificates representing Company Common Stock pursuant to Section 3.4(b) hereof. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock or Parent Preferred Stock upon surrender of certificates evidencing shares of Company Common Stock for exchange, pursuant to Section 3.4(b) hereof, shall be paid upon such surrender cash in an appropriate amount based upon the value of the Parent Common Stock (determined by reference to the closing sale price thereof on the last trading day preceding the Effective Date) and the initial liquidation value of the Parent Preferred Stock.

  Section 3.8 Shareholders' Approval. After the Registration Statement has been declared and remains effective, the Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to have this Agreement and the transaction contemplated hereby approved by the holders of capital stock of the Company. The Company shall notify Parent of the date set for any shareholder action to be taken in connection with approval of the Merger not later than 30 days prior to such date. Subject to
Section 8.9 hereof, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of this Merger Agreement at the Company Meeting.

  Section 3.9 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Parent Common Stock and Parent Preferred Stock and/or cash as provided in Sections 3.4(b) and 3.7.

  Section 3.10 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Merger Agreement.

  Section 3.11 Closing. The closing of the transactions contemplated by this Merger Agreement shall take place (i) at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, at 9:00 A.M. local time on the date that is three business days after the day on which the last of the conditions set forth in Article IX (excluding delivery of opinions and certificates) is fulfilled or waived, but in no event prior to October 1, 1994, or (ii) at such other time and place as Parent and Company shall agree in writing.

                                   ARTICLE IV

                    Representations and Warranties of Parent

  Except as disclosed in this Merger Agreement (including the Schedules and Exhibits hereto), Parent represents and warrants to the Company as follows:

  Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect.

  Section 4.2 Capitalization of Parent. As of the date hereof, the authorized capital stock of Parent consists of:

    (a) One billion one hundred million (1,100,000,000) shares of Common Stock designated as Class A Common Stock with a par value of $1.00 per share; of which, as of August 4, 1994, 570,793,473 shares were issued and outstanding (85,713,880 of which were owned by Subsidiaries of Sub); 9,750,836 shares were reserved for issuance pursuant to the 1994 Incentive Stock Plan of Parent; and 38,710,990 shares were reserved for issuance pursuant to convertible debt securities of Parent;

    (b) One hundred fifty million (150,000,000) shares of Common Stock designated as Class B Common Stock with a par value of $1.00 per share; of which, as of August 4, 1994, 89,514,039 shares were issued and outstanding (3,537,712 of which were owned by Subsidiaries of Sub); and no shares were reserved for issuance;

    (c) Seven hundred thousand (700,000) shares of Preferred Stock designated as Class A Preferred Stock with a par value of $.01 per share; of which, as of August 4, 1994, 592,798 shares were issued and outstanding (all of which were owned by Subsidiaries of Sub);

    (d) One million six hundred seventy five thousand and ninety six (1,675,096) shares of Preferred Stock designated as Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock with a par value of $.01 per share; of which, as of August 4, 1994, 1,675,096 shares were issued and outstanding (55,070 of which were owned by Subsidiaries of Sub); and no shares were reserved for issuance;

    (e) Ten million (10,000,000) shares of Preferred Stock designated as Series Preferred Stock with a par value of $.01 per share; of which, as of August 4, 1994, no shares were issued; and

    (f) Eighty thousand (80,000) shares designated as Preferred Stock, Series C with a par value of $1.00 per share; of which, as of August 8, 1994, 70,559 shares were issued and outstanding; no shares were in treasury; and no shares were reserved for issuance.

  All issued and outstanding shares of Parent Common Stock and Class B Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, and are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as set forth in Parent's SEC Reports or as described on Schedule 4.2 hereto, as of the date hereof there are no existing options, warrants, calls or other rights, agreements or commitments of any character, to which the Parent or any of its Subsidiaries is a party relating to the issued or unissued capital stock of the Parent. All shares of Parent Stock issuable in connection with the Merger will be, at the Effective Date, duly authorized, validly issued and fully paid and nonassessable, and not subject to and not issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws.

  Section 4.3 Authority Relative to this Merger Agreement. Parent has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors and the Parent's Board of Directors has authorized the voting of the Common Stock of the Sub in favor of the Merger. This Merger Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to or obligated under (i) any Governing Document or
(ii) any indenture or other loan document provision or any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation, Lien or the loss of a benefit, by its executing and carrying out this Merger Agreement other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations or accelerations, Liens or losses which, individually or in the aggregate, will not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and
(B) the laws and regulations referred to in clauses (i) through (v) of the next sentence. Except as referred to herein or in connection, or in compliance, with the provisions of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the corporation, securities or blue sky laws or regulations of the various states of the United States, and (v) the rules and regulations of the relevant Governmental Entities, and provisions contained in Franchises regarding transfer of ownership or control of Franchises and Federal Communications Commission ("FCC") licenses, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

  Section 4.4 Reports and Financial Statements. Parent, Sub and Liberty Media Corporation, a wholly owned subsidiary of Parent ("Liberty"), have previously furnished or will furnish the Company with true and complete copies of their respective (i) Annual Report on Form 10- K for the fiscal years ended December 31, 1993, December 31, 1992, and December 31, 1991, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1991, and (iv) all other reports or registration statements filed by Parent, Sub or Liberty with the Commission since December 31, 1991, as amended prior to the date hereof (the documents described in clauses (i) through (iv) (together with all subsequent filings referred to in the next two sentences) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates or effective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports, except as the same may have been corrected, updated or superseded by means of a subsequent filing with the Commission prior to the date hereof. As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the Commission prior to the date hereof, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all filings referred to in the previous sentence have been, or will be, provided to the Company. Since January 1, 1990, Parent, Sub and Liberty have filed with the Commission all reports required to be filed therewith by each of them. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent, Sub and Liberty included in the Parent SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Parent SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the respective consolidated financial position of Parent and its Subsidiaries, Sub and its Subsidiaries and Liberty and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim consolidated financial statements, to normal year-end audit adjustments and any other adjustments described therein.

  Section 4.5 Absence of Certain Changes or Events. Except as described in the Parent SEC Reports, since December 31, 1993, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, individually or in the aggregate, has had, or in the future is likely to have, a Parent Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial or market conditions or affecting the cable television industry in general) or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Parent.

  Section 4.6 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present (a) approved the Merger in accordance with the applicable provisions of Section 252 of the DGCL, (b) taken any necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Merger Agreement, and (c) adopted a resolution having the effect of causing Parent not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

  Section 4.7 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE V

                 Representations and Warranties of the Company

  Except as disclosed in this Merger Agreement (including the Schedules and Exhibits hereto), the Company represents and warrants to Parent and Sub as follows:

  Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 5.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 225,000 shares of Company Class A Common Stock and 5,000,000 shares of Company Class B Common Stock. As of the close of business on August 4, 1994, 116,555 shares of Company Class A Common Stock were outstanding, 2,779,801 shares of Company Class B Common Stock were outstanding and 4,877 shares of Company Class A Common Stock were held by a Subsidiary of the Company. All issued and outstanding shares of Company Class A Common Stock and Company Class B Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. There are no existing options, warrants, calls or other rights, agreements or commitments of any character, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of the Company.

  Section 5.3 Subsidiaries. The only Subsidiaries or entities (other than Subsidiaries) in which the Company directly or through one or more of its Subsidiaries holds a 5% or greater equity interest (each an "Equity Affiliate") of the Company are those set forth on Schedule 5.3 hereto, which Schedule reflects the percentage and nature of the Company's ownership of each such Subsidiary or Equity Affiliate. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or partnership power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of the Company's Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Company Material Adverse Effect. All the outstanding shares of capital stock of each of the Company's Subsidiaries that is a corporation are validly issued, fully paid and nonassessable. The shares of capital stock or partnership or other ownership interests in each of the Company's Subsidiaries or Equity Affiliates that are owned by the Company or by a Subsidiary of the Company are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as set forth on
Schedule 5.3 hereto, there are no existing options, warrants, calls or other rights, agreements or commitments of any character, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or partnership or other ownership interests of any of the Subsidiaries or Equity Affiliates of the Company.

  Section 5.4 Authority Relative to this Merger Agreement. The Company has the corporate power to enter into this Merger Agreement and, subject to approval of this Merger Agreement by the holders of the Company Common Stock, to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and Lehman Brothers Inc. has orally advised the Company's Board of Directors that the consideration to be received in the Merger is fair, from a financial point of view, to the Company's shareholders taken as a whole. Subject to approval of the shareholders of the Company in accordance with the VSCA, this Merger Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Except as set forth on Schedule 5.4 hereto and except as provided in the Note Purchase Agreements or the Credit Agreement, neither the Company nor any of its Subsidiaries is subject to or obligated under (i) any Governing Document or (ii) any indenture or other loan document provision or any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation, Lien or the loss of a benefit, by its executing and carrying out this Merger Agreement, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations or accelerations, Liens or losses which, either individually or in the aggregate, will not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and thereby and (B) the laws and regulations referred to in clauses (i) through (iv) of the next sentence. Except as referred to herein or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance with, the provisions of (i) the HSR Act, (ii) the Securities Act, (iii) the corporation, securities or blue sky laws or regulations of the various states of the United States and (iv) the rules and regulations of the relevant Governmental Entities or the provisions of Franchises regarding transfer of ownership or control of Franchises and FCC licenses, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

  Section 5.5 Reports and Financial Statements. The Company has previously furnished Parent with copies of audited financial statements for the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991 (the "Company Reports") and a copy of the interim financial statements for the six month period ended June 30, 1994 (the "Interim Company Reports"). The Company Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates indicated therein and the consolidated results of their operations and cash flows for the periods then ended. The Interim Company Reports have been prepared in a manner consistent with past practice (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its Subsidiaries as of the dates indicated therein and the consolidated results of their operations for the periods then ended, subject to normal year-end audit adjustments and any other adjustments described therein.

  Section 5.6 Absence of Certain Changes or Events. Except as set forth on
Schedule 5.6 hereto, since December 31, 1993, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, individually or in the aggregate, has had, or in the future is likely to have, a Company Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial or market conditions or affecting the cable television industry in general), (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company (except for regularly scheduled cash dividends out of current earnings at an annual rate not greater than $3.00 per share of Company Common Stock (the "Regular Company Dividends"), or (iii) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice or except as contained in the Company's capital budget set forth as
Schedule 5.6 ("Capital Budget"). As of December 31, 1993, the Company did not have any indebtedness, liability or obligation of the type required by GAAP, consistently applied, to be reflected on a balance sheet that is not reflected or reserved against in the Company's balance sheet dated as of December 31, 1993, except for such indebtedness, liability or obligations as do not have a Company Material Adverse Effect.

  Section 5.7 Litigation. Except as set forth on Schedule 5.7 hereto, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that has had or is likely to have a Company Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries that has had or is likely to have a Company Material Adverse Effect.

  Section 5.8 Labor and Employee Matters. There are no collective bargaining agreements or employment agreements to which the Company or any of its Subsidiaries is a party (together, the "Company Labor Contracts"). To the Knowledge of the Company, no default exists with respect to the obligations of the Company or any of its Subsidiaries under any Company Labor Contracts, which default, individually or in the aggregate, has had or is likely to have a Company Material Adverse Effect. Since December 31, 1993, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under any Company Labor Contracts, which have not been finally resolved, settled or otherwise disposed of, or, to the Knowledge of the Company and its Subsidiaries, the failure of which to resolve, settle or otherwise dispose of, individually or in the aggregate, has had or is likely to have a Company Material Adverse Effect. Since December 31, 1993, there have been no strikes, lockouts or work stoppages or slowdowns that have had, or are likely to have, a Company Material Adverse Effect, or to the Knowledge of the Company and its Subsidiaries, jurisdictional disputes or organizing activity occurring or threatened with respect to the business or operations of the Company or its Subsidiaries that have had, or are likely to have, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all laws relating to the employment of the employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and are not likely to have, a Company Material Adverse Effect. There are no outstanding labor relations board, occupational health and safety or human rights investigations, complaints, prosecutions or orders which could reasonably be expected to have a Company Material Adverse Effect.

  Section 5.9 ERISA.

  (a) Schedule 5.9(a) hereto sets forth all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that the Company or any trade or business (whether or not incorporated) which is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("Code Affiliate") maintains or has an obligation to make contributions (the "Company Benefit Plans").

  (b) Neither the Company nor any Code Affiliate has incurred any unsatisfied withdrawal liability, as defined in Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except for any such liability which would not have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Code Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except for any such liability which would not have a Company Material Adverse Effect.

  (c) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of the Company, nothing has occurred with respect to any such plan since such determination which could reasonably be expected to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each Company Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws.

  (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the Company Benefit Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and no accumulated funding deficiency exists with respect to any of the Company Benefit Plans subject to Section 412 of the Code.

  (e) No Company Benefit Plan which is subject to Title IV of ERISA has: (i) an accumulated benefit obligation that exceeds the assets of such plan, determined as of the last applicable annual valuation date using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such plan prepared in accordance with Statement Number 87 of the Financial Accounting Standards Board, or (ii) been a plan with respect to which there has been a "reportable event," as defined in Section 4043 of ERISA and the regulations thereunder, which would require the giving of notice to the PBGC. Except for premiums paid to the PBGC, neither the Company nor any Code Affiliate has incurred or reasonably expects to incur any liability under
Section 4062 or 4063 of ERISA to the PBGC, or any trustee appointed under
Section 4042 of ERISA, except for any such liability which would not have a Company Material Adverse Effect.

  (f) To the Knowledge of the Company, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of the Company Benefit Plans, except for such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

  (g) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts which could reasonably form the basis for any such actions, claims or lawsuits, except for any such actions, claims or lawsuits which, individually or in the aggregate, would not have a Company Material Adverse Effect.

  (h) Except as provided in Schedule 5.9(h) and as may be required under
Section 4980B of the Code, neither the Company nor any Code Affiliate maintains any Company Benefit Plan that provides medical or welfare benefits to former employees.

  Section 5.10 Company Action. The Board of Directors of the Company (at a meeting duly called and held or by unanimous written consent) has by the requisite vote of all directors (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 13.1-718 of the VSCA, (c) recommended the approval of this Merger Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the Meeting and
(d) adopted a resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

  Section 5.11 Financial Advisor. Except for Lehman Brothers Inc. (whose fee will be paid by the Company), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company.

  Section 5.12 Compliance with Applicable Laws.

  (a) Except as set forth on Schedule 5.12 hereto, the Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "Company Permits") of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), except for such Company Permits the failure of which to hold, individually or in the aggregate, does not have and, in the future is not likely to have, a Company Material Adverse Effect. To the Company's Knowledge, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply, which individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth on Schedule 5.12 hereto, to the Company's Knowledge, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same, other than those the outcome of which would not have a Company Material Adverse Effect.

  (b) To the Company's Knowledge, the Company and each of its Subsidiaries have made all submissions (including, without limitation, registration statements) required under the Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, as amended, and the Cable Television Consumer

Protection and Competition Act of 1992 (collectively, the "Communications Act"), and the applicable rules and regulations thereunder (the "Rules and Regulations"), and has obtained all necessary FCC authorizations, licenses, registrations, permits and tower approvals, except for such authorizations, licenses, registrations, permits and tower approvals as are not necessary for the consummation of the transactions contemplated hereby.

  Section 5.13 Taxes. Except as set forth on Schedule 5.13 hereto, the Company and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes claimed by the Company to be owed in respect of the periods covered by such returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any material Tax, assessment or governmental charge. Except as set forth on Schedule 5.13 hereto, no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. For the purposes of this Merger Agreement, the term "Tax" shall include all federal, state, local and foreign income, profits, estimated, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

  Section 5.14 Environmental Laws. Except as described on Schedule 5.14:

    (a) each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental Laws; and

    (b) no orders, directions or notices have been issued pursuant to any Environmental Law and no Governmental Entity has submitted to any of the Company and its Subsidiaries any request for information pursuant to any Environmental Law.

  Section 5.15 Intellectual Property. To the Knowledge of the Company, the conduct of its business does not infringe, in any material way, upon the patents, trademarks, copyrights, trade names or other intellectual property rights, domestic or foreign, of any Person except for such infringements as do not have a Company Material Adverse Effect. No Person has asserted any claim to the Company with respect to any such infringement except for such infringements as do not have a Company Material Adverse Effect.

  Section 5.16 Company Representation. To the Knowledge of the Company, (other than an exchange undertaken with respect to any stock or rights offering contemplated by Section 3.4(c) hereof) there is no present plan or intention on the part of those shareholders of the Company who, individually, own less than 5% of the outstanding Company Common Stock (collectively, the "5% Shareholders") to sell, exchange or otherwise dispose of, in the aggregate, a number of shares of Parent Common Stock that would have a value exceeding 60% of the aggregate value of Parent Stock to be received by the 5% Shareholders in the Merger, such value to be measured at the Effective Date.

                                   ARTICLE VI

                  Representations and Warranties Regarding Sub

  Parent and Sub jointly and severally represent and warrant to the Company as follows:

  Section 6.1 Organization and Qualification. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect. Certified copies of the Certificate of Incorporation and By-laws of the Sub have been delivered to the Company.

  Section 6.2 Capitalization. The authorized capital stock of Sub consists of 1,000,000 shares of Common Stock par value $1.00 per share divided into the following classes: 905,553 shares of Common Stock designated as Class A Common Stock with a par value of $1.00 per share, of which 811,655 are issued and outstanding and 94,447 shares of Common Stock with a par value of $1.00 per share, of which 94,447 are issued and outstanding.

  Section 6.3 Authority Relative to this Merger Agreement. Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of (i) the HSR Act, (ii) the Securities Act, (iii) the Exchange Act, (iv) the corporation, securities or blue sky laws or regulations of the various states and (v) the rules and regulations of the relevant Governmental Entities and provisions contained in Franchises regarding transfer of ownership or control of Franchises and FCC licenses, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Sub of the Merger or the other transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not prevent the consummation of the transactions contemplated hereby. This Merger Agreement constitutes a valid and binding obligation of Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                                  ARTICLE VII

                     Conduct of Business Pending the Merger

  Section 7.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing or as set forth on Schedule 7.1 hereto:

    (i) The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course, and shall, and shall cause its Subsidiaries to, use their reasonable best efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them;

    (ii) except as required or permitted by this Merger Agreement the Company shall not (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries, (B) amend or propose to amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than Regular Company Dividends), (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of capital stock of the Company, or (E) agree to do any of the foregoing;

    (iii) the Company shall not, nor shall it permit any of its Subsidiaries to, (A) except as required by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock, (B) acquire, lease or dispose of or agree to acquire, lease or dispose of any capital assets or any other assets, other than in the ordinary course of business or pursuant to the Capital Budget; provided, notwithstanding anything to the contrary in this Merger Agreement, the Company may (1) sell at book value any or all shares of preferred stock of certain Subsidiaries of Landmark Communications, Inc. owned by the Company or its Subsidiaries and (2) may sell or permit the redemption of, at the lesser of face value and fair-market value, certain notes having in the aggregate a face value of no greater than $3,541,587 issued to the Company by executives of the Company in connection with purchases of Company Common Stock pursuant to the Company's Executive Stock Purchase Plans; (C) create, assume or incur any additional indebtedness for borrowed money or mortgage, pledge or subject to any Lien any of its assets or enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice or otherwise pursuant to existing credit facilities; (D) make any payments with respect to any indebtedness of the Company or its Subsidiaries except for such payments that are scheduled to come due prior to the Effective Date; (E) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this Clause (E) which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except that the Company may acquire new Franchises, or interests therein, in the ordinary course of business; or
  (F) agree to do any of the foregoing;

    (iv) the Company shall not, nor shall it permit, any of its Subsidiaries to, except as required to comply with applicable law or existing contracts or plans, (A) adopt or terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business consistent with past practice), (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (except for such awards made in the ordinary course of business consistent with past practice unless such award is otherwise prohibited under Section 7.1(iii)(A)), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan (except for such actions made in the ordinary course of business consistent with past practice) or (E) agree to do any of the foregoing;

    (v) the Company shall not make any affirmative election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding;

    (vi) the Company shall (A) make capital expenditures in accordance with the Capital Budget; provided, that the Company may make such departures from the Capital Budget as are consistent with recent past practice;

    (vii) the Company shall not, and shall cause its Subsidiaries not to take, or agree in writing or otherwise to take, any actions that would (i) make any representation or warranty of the Company contained in this Merger Agreement untrue or incorrect so as to cause the condition set forth in
  Section 9.3(a) hereof not to be fulfilled as of the Effective Date or, (ii) result in any of the other conditions of this Merger Agreement set forth in
  Section 9.3 hereof not being satisfied as of the Effective Date; provided, that, the Parent's and Sub's sole remedy (except as otherwise expressly provided in this Merger Agreement) for any breach of this Section 7.1(vii) shall be injunctive relief;

    (viii) the Company shall consult with Parent concerning, and permit Parent to participate in, any proceedings for or negotiations with respect to (A) any Franchise that is subject to renewal between the date of this Merger Agreement and the Effective Date and (B) obtaining the consent of any Governmental Authority with respect to the transfer of ownership or control of any Franchise in connection with the transactions contemplated by this Agreement; and

    (ix) the Company shall not amend, alter or otherwise modify the provisions of, or agree to undertake any obligation not required to be performed under, the provisions of any Franchise of the Company as of the date hereof that would materially increase the obligations of the Company under such Franchise if included as an amendment thereto. Nothing in this
  Section 7.1 shall prevent the Company from engaging in any transaction with its Subsidiaries or prevent the Subsidiaries from engaging in any transaction with other Subsidiaries of the Company.

  Section 7.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise contemplated or permitted by this Merger Agreement: (a) Parent shall not, and shall cause its Subsidiaries not to take, or agree in writing or otherwise to take, any actions that would (i) make any representation or warranty of Parent or its Subsidiaries contained in this Merger Agreement untrue or incorrect so as to cause the condition set forth in Section 9.2(a) hereof not to be fulfilled as of the Effective Date or (ii) result in any of the other conditions of this Merger Agreement not being satisfied as of the Effective Date. Company's sole remedy (except as otherwise expressly provided in this Merger Agreement) for any breach of this Section 7.2 shall be injunctive relief.

                                  ARTICLE VIII

                             Additional Agreements

  Section 8.1 Access and Information. Except as otherwise required pursuant to a contractual obligation that exists as of the date of this Merger Agreement, each of the Company and Parent and their respective Subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated December 13, 1993 between Parent and the Company (the "Confidentiality Agreement").

  Section 8.2 Registration Statement.

  (a) As promptly as reasonably practicable after the execution of this Merger Agreement, the Parent shall prepare and file with the Commission the Registration Statement on Form S-4 (the "Registration Statement") with respect to the Parent Common Stock and the Parent Preferred Stock to be issued in connection with the Merger and the Parent Common Stock into which the Parent Preferred Stock is convertible under any circumstances, and shall for three years from the Effective Date keep the Registration Statement effective with respect to 5,000,000 shares of Parent Common Stock and 125,000 shares of Parent Preferred Stock (which numbers shall not be reduced as a result of any resales made pursuant to the Registration Statement) to permit resales of Parent Common Stock (including Parent Common Stock that is issuable upon any conversion or exchange of the Parent Preferred Stock) thereunder by Affiliates of the Company. As promptly as reasonably practicable after comments are received from the Commission with respect to the Registration Statement, the Parent shall file with the Commission any amendments to the Registration Statement required to be filed with the Commission and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The form and content of the filings referred to in this Section 8.2(a) shall be reasonably satisfactory to the Company.

  (b) Parent and the Company shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, and under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto (the "Other Filings").

  (c) On or before the Effective Date, Parent shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") with the Affiliates of the Company identified pursuant to Section 8.3, in the form attached hereto as Exhibit B.

  (d) The Company shall cooperate with Parent and provide Parent all information required to be included in the Registration Statement and the Other Filings and shall provide promptly to Parent any information that the Company may obtain that could necessitate amending any such document.

  Section 8.3 Compliance with the Securities Act. Prior to the Effective Date, the Company shall cause to be delivered to the Parent a letter from the Company, identifying all Persons who were, in its opinion, at the time of the Company Shareholders' meeting, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Parent may cause the Certificates evidencing Parent Stock issued to such Persons to bear a legend referring to the applicability of paragraphs (c) and (d) of Rule 145 under the Securities Act.

  Section 8.4 Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock issued in connection with the Merger and the Parent Common Stock into which the Parent Preferred Stock issued in connection with the Merger is convertible to be listed on the NASD/NM, subject to official notice of issuance.

  Section 8.5 Employee Arrangements.

  (a) On or after the Effective Date, Parent shall, or shall cause its Affiliates to, honor in accordance with their terms all obligations arising with respect to current and former employees of the Company who participate in:
(i) the Severance Plan Covering Key Employees of Telecable Corporation and its Operating Subsidiaries, (ii) the Severance Plan Covering Regular Full-Time Home Office, Home Office Targeting and Greenbriar Telemarketing Employees of Telecable Corporation and (iii) the Telecable Supplemental Benefit Plan. Each Employee of the Company who is not covered by any Company severance pay plan or policy on the Effective Date and whose employment is terminated without cause by Parent or any of its Affiliates within six months of the Effective Date shall be eligible for severance benefits under the severance plan or policy maintained by Parent based on such terminated employee's combined service with the Company, Parent and their respective Affiliates occurring prior to and after the Effective Date.

  (b) Except as provided in Section 8.5(a), Parent shall, or shall cause its Affiliates to, recognize all service with the Company and any Affiliate thereof of the Company's employees who become employees of Parent or Sub at or after the Effective Date for the purposes of determining eligibility to participate, vesting, eligibility for benefits and benefit accruals under any such "employee benefit plan," as defined in Section 3(3) of ERISA, and all other Parent employee benefit policies, programs, arrangements or practices, including, without limitation, any sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, stock purchase, hospitalization, health, dental and life insurance benefits, maintained or to which contributions are made by Sub or Parent for the benefit of their respective employees following the Effective Date.

  Section 8.6 Indemnification.

  (a) Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company and its Subsidiaries as provided in the Company's and its Subsidiaries' Certificates of Incorporation and By-Laws (which shall be amended prior to the Effective Date, if necessary, to grant the maximum indemnification permitted under applicable law, including, without limitation, any mandatory indemnification and rights to receive advances), with respect to matters occurring through the Effective Date shall survive the Merger, Parent (i) shall cause the Surviving Corporation to continue to provide indemnification to the employees, officers and directors of the Company to the fullest extent permitted under applicable law in full force and effect for a period of not less than six years from the Effective Date and
(ii) subject to the occurrence of the Effective Date, Parent hereby guarantees unconditionally full payment and performance of such indemnification. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 8.6. Prior to the Effective Date, Parent shall communicate in writing with each employee, officer and director of the Company to confirm the Parent's obligation to such employees, officers and directors under this Section 8.6.

  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Merger Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

  Section 8.7 HSR Act. The Company and Parent shall use their reasonable best efforts to file as soon as reasonably practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The Company and Parent shall take such actions as are reasonably necessary to overcome any objections which may be raised by the FTC or Antitrust Division; provided, however, that no actions will be required to be taken pursuant to this sentence that would have a Combined Material Adverse Effect.

  Section 8.8 Additional Agreements.

  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Entities), and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

  (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the Parent and the Company shall take all such reasonably necessary action.

  (c) From and after the Effective Date, Parent shall conduct its business, and shall cause Sub to conduct its business, in a manner that will not adversely affect the characterization of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

  (d) Prior to the Effective Date, Parent shall file with the Secretary of State of Delaware the certificate of designation with respect to the Parent Preferred Stock.

  (e) The parties acknowledge that the holders of Company Common Stock listed on Schedule 8.8(e)(i) (which Schedule also lists the number of shares of Company Class A Common Stock and Company Class B Common Stock held by each such holder) are, concurrent with the execution hereof, entering into a Voting Agreement in the form attached as Exhibit C and the holders of Common Stock listed on Schedule 8.8(e)(ii)

(which Schedule also lists the number of shares of Company Class A Common Stock and Company Class B Common Stock held by each such holder) are entering into a Voting Agreement in the form attached hereto as Exhibit D. Further, the Company agrees to use reasonable efforts to secure written agreements from the holders (including, without limitation, those listed on Schedules 8.8(e)(i) and (ii)) of a sufficient number of shares of Company Class A Common Stock and Company Class B Common Stock to ensure satisfaction of the condition set forth in
Section 9.1(a) hereof, such reasonable efforts to include the recommendation by the Chairman of the Company's Board of Directors that such holders enter into such an agreement.

  Section 8.9 No Solicitation. Subject to the fiduciary duties of the Board of Directors of the Company, as advised by outside counsel, neither the Company nor any of its Subsidiaries or any of their respective officers, directors, representatives or agents shall take any action to (i) initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in negotiations with any Person in connection with any Acquisition Proposal. The Company will promptly communicate to the Parent any solicitation or inquiry received by the Company and the terms of any proposal or inquiry that it may receive in respect of any Acquisition Proposal, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of all or any substantial part of the assets of the Company or its Subsidiaries,
(C) issue, sale or other disposition of securities representing 50% or more of the voting power of the Company Common Stock or (D) any transaction in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the outstanding Company Common Stock.

  Section 8.10 Special Dividends. Notwithstanding anything else in this Merger Agreement to the contrary:

    (a) Prior to the Effective Date, the Company may, in lieu of its Regular Company Dividends covering the period described in clause (i), declare a special cash dividend on the Company Common Stock to holders of record of such shares as of the record date established therefor (which record date shall be prior to the Effective Date) with a payment date prior to or on the Effective Date. Such special dividend may be in an amount per share not greater than the product of (A) a fraction, (i) the numerator of which equals the number of days between the record date with respect to the most recent regular common stock dividend paid by the Company and the Effective Date and (ii) the denominator of which equals 90, and (B) $.75.

    (b) Upon written notice to Parent given within 45 days after the date of this Merger Agreement, the Company may declare, in addition to the special dividend described in subsection (a) of this Section, a special cash dividend on the Company Common Stock to holders of record of such shares on the record date established therefor (which record date shall be prior to the Effective Date) with a payment date prior to the Effective Date in an aggregate amount equal to "Free Cash Flow." "Free Cash Flow" means EBITDA less the sum of (i) the Company's home office expenses, (ii) scheduled payments of interest and principal on indebtedness for borrowed money and
  (iii) capital expenditures, in each case as determined for the period from July 1, 1994 to the end of the most recent month ending prior to the Effective Date for which the information necessary to calculate Free Cash Flow is then available.

  Section 8.11 Cancellation of Stock Restrictions. Immediately prior to and contingent upon the consummation of the Merger, all of the Company's rights to repurchase shares of Company Common Stock acquired by the Company executives pursuant to the Company's Executive Stock Purchase Plans in effect from time to time, at the formula price stock set forth in related Stock Restriction Agreements entered into between the Company and such executives, shall be cancelled. Schedule 8.11 lists the shareholders and the number of shares to which this action relates. Because Parent Common Stock is publicly traded and freely transferable, no purpose would be served in continuing the Company's rights of repurchase. Accordingly, the Company, Parent and Sub agree that such cancellation is noncompensatory and that no consideration whatsoever will at any time be required to be provided to the Company by the holders of Company Common Stock affected by such cancellation. Because such cancellation is noncompensatory, the Company, Parent and Sub irrevocably agree that no tax deduction, credit, claim for refund or tax benefit of any nature will be claimed by reason of such cancellation in any individual or consolidated tax return filed by any of them for any tax year. On or before 30 days following the Effective Date, Parent shall cause Sub to provide a written statement to each of the shareholders listed on Schedule 8.11, which statement shall be substantially in the form of Exhibit E hereto, which notice shall be prepared by the Company and provided to Parent prior to the Effective Date.

  Section 8.12 Information in Disclosure Documents, Registration Statements, Etc. Each of Parent, Sub and the Company agrees that none of the information supplied by it for inclusion in the Registration Statement for the purpose of registering the shares of Parent Common Stock and Parent Preferred Stock to be issued in the Merger and the Parent Common Stock into which the Parent Preferred Stock is convertible, will at the time the Registration Statement becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and Sub agree that the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

  Section 8.13 Merger of Holding Companies into the Company. Prior to the Effective Date the Company shall (i) cause its wholly owned Subsidiary, TeleCable Investment Corporation, a Virginia corporation, to merge with and into the Company's wholly owned Subsidiary, TeleCable Technologies, Inc., a Virginia corporation ("TTI"), and (ii) thereafter cause TTI to merge with and into the Company, with the Company as the surviving corporation.

                                   ARTICLE IX

                              Conditions Precedent

  Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

    (a) This Merger Agreement and the transactions contemplated hereby shall have been duly approved by the holders of the Company Common Stock.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and any necessary state securities law approvals shall have been obtained. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

    (d) No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction lifted).

  Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

    (a) Parent and Sub shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true (except (i) as contemplated or permitted by this Merger Agreement and (ii) where the failure to be true, in the aggregate, would not have a Parent Material Adverse Effect) when made and on and as of the Effective Date as if made on and as of such date and the Company shall have received a certificate of the Parent executed by the President or a Vice President of Parent and Sub to that effect.

    (b) The Company shall have received, on the date hereof and on the Effective Date, a favorable opinion of its counsel, Willkie Farr & Gallagher, based upon certain factual representations of the Company, Parent and Sub reasonably requested by such counsel, dated such dates, to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code and that accordingly:

      (i) No gain or loss will be recognized by the shareholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock and Parent Preferred Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares);

      (ii) The tax basis of the shares of Parent Common Stock and Parent Preferred Stock received by the shareholders of the Company on the conversion of Company Common Stock pursuant to the Merger will be the same as the basis of the shares of Company Common Stock converted (less any portion of such basis allocable to any fractional interest in any share of Parent Common Stock); and

      (iii) The holding period of the Parent Common Stock and Parent Preferred Stock into which shares of Company Common Stock are converted will include the period that such shares of Company Common Stock were held by the holder, provided such shares were held as a capital asset by such holder.

    (c) Parent Stock issued in connection with the Merger and Parent Common Stock into which the Parent Preferred Stock issued in connection with the Merger is convertible shall have been authorized for listing on the NASD/NM upon official notice of issuance.

  Section 9.3 Conditions to Obligations of Parent and Sub to Effect the
Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

    (a) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and, subject to Section 8.9 and except as contemplated or permitted by this Merger Agreement, the representations and warranties of the Company contained in this Merger Agreement that are subject to a Company Material Adverse Effect modifier shall be true when made and on and as of the Effective Date as if made on and as of such date, the representations and warranties of the Company contained in this Merger Agreement that are not subject to such a qualifier shall be true (except for each failure to be true that does not have a Company Material Adverse Effect) when made and as of the Effective Date as if made on and as of such date, and Parent and Sub shall have received a certificate of the Company executed by the President or an Executive Vice President of the Company to that effect.

    (b) Any authorization, consent, order or approval of any Governmental Entity necessary for the transfer of control of each Franchise listed on
  Schedule 9.3(b) in connection with the consummation of the transactions contemplated by this Merger Agreement shall have been obtained or deemed obtained pursuant to the Rules and Regulations and other applicable laws, regulations, ordinances or similar enactments of each Governmental Entity having jurisdiction over such Franchise.

    (c) The FCC shall have consented, to the extent such consent is legally required, to the transfer to Parent of all FCC licenses possessed by the Company, except where the failure to receive such consent would not have a Combined Material Adverse Effect.

                                   ARTICLE X

                       Termination, Amendment and Waiver

  Section 10.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

    (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated on or before May 31, 1995 (except if the condition contained in Section 9.1(a) shall not have been satisfied as of such date, in which event, August 31, 1995), provided that the party seeking to terminate this Agreement has not breached its obligations hereunder in any material respect;

    (c) by the Company, provided the Company has not breached any of its obligations hereunder in any material respect, if any of the conditions specified in Sections 9.1 or 9.2 have not been met or waived by the Company (or, in the case of Section 9.1, waived by the Company, Parent and Sub) at such time as such condition is no longer capable of satisfaction; or

    (d) by Parent, provided Parent has not breached any of its obligations hereunder in any material respect, if any of the conditions specified in Sections 9.1 or 9.3 have not been met or waived by Parent (or, in the case of Section 9.1, waived by Parent, Sub and the Company) at such time as such condition is no longer capable of satisfaction.

  Section 10.2 Effect of Termination. In the event of termination of this Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company, Parent or Sub or their respective officers or directors.

  Section 10.3 Amendment. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by all of their Boards of Directors, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Date, but, after such approval, no amendment shall be made which alters the indemnification provisions of Section 8.6 or changes the ratios at which Company Common Stock is to be converted into Parent Common Stock and Parent Preferred Stock as provided in Section 3.4 or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 10.4 Waiver. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                        General Provisions; Definitions

  Section 11.1 Non-Survival of Representations, Warranties and Agreements. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.9, 3.10, 8.2, 8.3 (last sentence), 8.4, 8.5, 8.6,
8.8, 8.11, 10.2, 10.3, 10.4 and Article XI.

  Section 11.2 Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to the Company:
    TeleCable Corporation
    Dominion Tower, 9th Floor
    999 Waterside Drive
    Norfolk, VA 23510
    Attention: Alfred F. Ritter, Jr.
    Telephone No.: (804) 624-5006
    Telecopy No.: (804) 624-5056

    and:

    Louis F. Ryan, Esq.
    150 Brambleton Avenue
    Norfolk, VA 23510
    Telephone No.: (804) 446-2009
    Telecopy No.: (804) 446-2489

    With a copy to:

    Willkie Farr & Gallagher
    One Citicorp Center
    153 East 53rd Street
    New York, NY 10022
    Attention: William J. Grant, Jr.
    Telephone No.: (212) 821-8000
    Telecopy No.: (212) 821-8111

    If to Parent or Sub:

    Tele-Communications, Inc.
    Terrace Tower II
    Englewood, Colorado 80111-3000
    Attention: Mary S. Willis, Esq., Legal Department
    Telecopy No.: (303) 488-3217

    With a copy to:

    Sherman & Howard L.L.C.
    633 17th Street, Suite 3000
    Denver, Colorado 80202
    Attention: Charles Y. Tanabe, Esq.
    Telecopy No.: (303) 298-0940

or to such other addresses as any party may have furnished to the other parties in writing in accordance with this Section.

  Section 11.3 Fees and Expenses. Except as provided in Schedule 11.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses. Notwithstanding the preceding sentence, the Company shall pay the cost and expenses incurred by the Parent if the transaction is terminated as a result of a failure of the condition set forth in Section 9.1(a) either alone or among other conditions to be satisfied. The Company's expenses relating to the transactions contemplated hereby, including, without limitation, fees of Lehman Brothers, Inc. and counsel to the Company, shall be paid or accrued by the Company prior to the Effective Date.

  Section 11.4 Publicity. So long as this Merger Agreement is in effect prior to the Effective Date, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement. Prior to the Effective Date, neither the Parent, Sub nor the Company shall issue any such press release or make any such public statement without the prior written consent of the other parties, except as may be required by law or by obligations pursuant to any listing agreement with any national securities market. The commencement of litigation relating to this Merger Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 11.4.

  Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 11.6 Third Party Beneficiaries. The parties hereto agree that the Company's shareholders, officers, directors, employees, attorneys and agents are intended third party beneficiaries of the terms of this Merger Agreement, to the extent such terms refer expressly to such Persons, with full rights hereunder as if each of them were a party hereto.

  Section 11.7 Entire Agreement. This Merger Agreement shall be of no force or effect until executed and delivered by all of the parties hereto. This Merger Agreement may be amended, modified or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Company, Parent and Sub.

  Section 11.8 Miscellaneous. This Merger Agreement (including the documents and instruments referred to herein) (a) when executed and delivered, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the confidentiality agreement between the Company and Parent as the same may be amended) and (b) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Any certificate delivered pursuant to this Merger Agreement shall be made without personal liability on the part of the person giving such certificate.

  Section 11.9 Definitions.

  "Acquisition Proposal" shall have the meaning set forth in Section 8.9 hereof.

  "Affiliate" shall mean as to any person or entity, any other person or entity which, directly or indirectly, controls, or is under common control with, or is controlled by, such person or entity. As used in this definition, "control" (including, with its correlative meanings, "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through the ownership of securities, or partnership or other ownership interest, by contract or otherwise).

  "Antitrust Division" shall have the meaning set forth in Section 8.7 hereof.

  "Base Merger Value" shall have the meaning set forth in Section 3.1 hereof.

  "Capital Budget" shall have the meaning set forth in Section 5.6 hereof.

  "Certificates" shall have the meaning set forth in Section 3.5 hereof.

  "Code" shall have the meaning set forth in the recitals.

  "Code Affiliate" shall have the meaning set forth in Section 5.9 hereof.

  "Combined Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Parent, Sub and the Company, taken as a whole.

  "Commission" shall have the meaning set forth in Section 4.4 hereof.

  "Common Conversion Number" shall have the meaning set forth in Section 3.4(b) hereof.

  "Communications Act" shall have the meaning set forth in Section 5.12 hereof.

  "Company" shall have the meaning set forth in the first paragraph hereof.

  "Company Benefit Plans" shall have the meaning set forth in Section 5.9(a) hereof.

  "Company Class A Common Stock" shall have the meaning set forth in Section 3.4(a) hereof.

  "Company Common Stock" shall have the meaning set forth in Section 3.4(a) hereof.

  "Company Class B Common Stock" shall have the meaning set forth in Section 3.4(a) hereof.

  "Company Labor Contracts" shall have the meaning set forth in Section 5.8 hereof.

  "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Company and its Subsidiaries, taken as a whole (after taking into account any adequate related reduction in Base Merger Value), or on the ability of Company to perform its obligations under this Merger Agreement.

  "Company Meeting" shall have the meaning set forth in Section 3.8 hereof.

  "Company Permits" shall have the meaning set forth in Section 5.12 hereof.

  "Company Reports" shall have the meaning set forth in Section 5.5 hereof.

  "Confidentiality Agreement" shall have the meaning set forth in Section 8.1 hereof.

  "Credit Agreements" shall mean (i) the three Amended and Restated Revolving and Term Loan Agreements, dated as of December 1, 1993, between the Company, on the one hand, and each of Mellon Bank, N.A., Wachovia Bank of North Carolina, N.A. and Nationsbank of Virginia, N.A. on the other and (ii) the Revolving and Term Loan Agreement, dated as of October 27, 1986, between the Company and Morgan Guaranty Trust Company of New York

  "DGCL" shall have the meaning set forth in Section 1.1 hereof.

  "Dissenting Shares" shall have the meaning set forth in Section 3.4(d) hereof.

  "EBITDA" shall have the meaning set forth in Section 3.2(c) hereof.

  "Effective Date" shall have the meaning set forth in Section 1.2 hereof.

  "Environmental Law" means any applicable federal, state, local or foreign law, statute, standard, ordinance, rule, regulation, code, license, permit, authorization or approval, and any consent order, administrative or judicial order, judgment, decree, injunction, or settlement agreement between the Company or any of its Subsidiaries and a Governmental Entity relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

  "Equity Affiliate" shall have the meaning set forth in Section 5.3 hereof.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall have the meaning set forth in Section 4.3 hereof.

  "Exchange Agent" shall have the meaning set forth in Section 3.5 hereof.

  "FCC" shall have the meaning set forth in Section 4.3 hereof.

  "Franchise" shall mean authority to provide cable television service pursuant to a governmental franchise or similar authorization.

  "Franchise Area" shall mean any of the geographic areas in which the Company or its Subsidiaries is authorized to provide cable television service pursuant to a Franchise or similar authorization or provides cable television service without a Franchise.

  "Free Cash Flow" shall have the meaning set forth in Section 8.10(b) hereof.

  "FTC" shall have the meaning set forth in Section 8.7 hereof.

  "GAAP" shall have the meaning set forth in Section 3.2(b) hereof.

  "Governing Document" shall mean, with respect to any Person, such Person's
(x) certificate of incorporation, articles of incorporation or other corporate organizational document, (y) by-laws and (z) partnership agreement relating to the formation of such Person as in effect at the time of determination to include any amendments thereto.

  "Governmental Entity" shall have the meaning set forth in Section 5.12 hereof.

  "Holdback Shares" shall have the meaning set forth in Section 3.4(e) hereof.

  "HSR Act" shall have the meaning set forth in Section 4.3 hereof.

  "Income Taxes" shall have the meaning set forth in Section 3.2(b) hereof.

  "Interim Company Reports" shall have the meaning set forth in Section 5.5 hereof.

  "Knowledge" shall mean the personal knowledge of system managers of the Company and all officers and employees of the Company based at the Company's corporate headquarters in Norfolk, Virginia having a title of Vice President or above.

  "Landmark" shall have the meaning set forth in Section 7.1(iii) hereof.

  "Liabilities" shall mean any debts, liabilities or obligations whatsoever, whether absolute, contingent or otherwise, as the same would appear on a balance sheet of the Company in accordance with GAAP consistently applied.

  "Liberty" shall have the meaning set forth in Section 4.4 hereof.

  "Lien" shall mean any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or encumbrance of any nature.

  "Merger" shall have the meaning set forth in the recitals.

  "Merger Agreement" shall have the meaning set forth in the first paragraph hereof.

  "Merger Value" shall have the meaning set forth in Section 3.1 hereof.

  "NASD/NM" shall refer to the National Association of Securities
Dealers/National Market.

  "Net Liabilities" shall have the meaning set forth in Section 3.2(b) hereof.

  "Note Purchase Agreements" shall mean (i) the Note Agreement, dated as of April 29, 1988, among the Company, Teachers Insurance and Annuity Association of America and certain other lenders relating to the purchase of $150,000,000 in 9.32% Notes due May 1, 1993, (ii) the Note Agreement, dated as of October 16, 1991, among the Company, Teachers Insurance and Annuity Association of America and certain other lenders relating to the purchase of (a) $10,000,000 in 9.25% Notes due October 15, 1997, (b) $50,000,000 in 9.38% Notes due October 15, 1998 and (c) $15,00,000 in 9.44% Notes due October 15, 1999 and (iii) the
Note Agreement, dated as of March 31, 1994, among the Company and Teachers Insurance and Annuity Association of America and certain other lenders relating to the purchase of $40,000,000 in 6.25% Senior Notes due March 31, 2004.

  "Other Filings" shall have the meaning set forth in Section 8.2(b) hereof.

  "Parent" shall have the meaning set forth in the first paragraph hereof.

  "Parent Common Stock" shall have the meaning set forth in Section 3.1 hereof.

  "Parent Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of Parent and its Subsidiaries, taken as a whole, or on the ability of Parent to perform its obligations under this Merger Agreement.

  "Parent Preferred Stock" shall have the meaning set forth in Section 3.1 hereof.

  "Parent SEC Reports" shall have the meaning set forth in Section 4.4 hereof.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity of any nature.

  "Preferred Conversion Number" shall have the meaning set forth in Section 3.4 hereof.

  "Prospectus" means the prospectus included as part of the Registration Statement.

  "Registration Rights Agreement" shall have the meaning set forth in Section 8.2(c) hereof.

  "Registration Statement" shall have the meaning set forth in Section 8.2(a) hereof.

  "Regular Company Dividends" shall have the meaning set forth in Section 5.6 hereof.

  "Rules and Regulations" shall have the meaning set forth in Section 5.12(b) hereof.

  "Securities Act" shall have the meaning set forth in Section 4.3 hereof.

  "Shareholders' Representative" shall mean Frank Batten.

  "Stock Restriction Agreements" shall have the meaning set forth in Section
8.11 hereof.

  "Sub" shall have the meaning set forth in the first paragraph hereof.

  "Subsidiary" shall mean with respect to any Person, any corporation or partnership more than 50% of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such Person.

  "Surviving Corporation" shall have the meaning set forth in Section 1.1 hereof.

  "TTI" shall have the meaning set forth in Section 8.13 hereof.

  "Tax" shall have the meaning set forth in Section 5.13 hereof.

  "VSCA" shall have the meaning set forth in Section 1.1 hereof.

  All accounting terms not otherwise defined in this Merger Agreement shall have the meanings ascribed to them under GAAP.

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          Tele-Communications, Inc.

                                                /s/ Bernard W. Schotters
                                          By: _________________________________
                                            Name:  Bernard W. Schotters
                                            Title:   Executive Vice President

                                          TCI Communications, Inc.

                                                /s/ Bernard W. Schotters
                                          By: _________________________________
                                            Name:  Bernard W. Schotters
                                            Title:   Executive Vice President

                                          Telecable Corporation

                                                    /s/ Frank Batten
                                          By: _________________________________
                                            Name:  Frank Batten
                                            Title:   Chairman

                                                                     APPENDIX II

                                LEHMAN BROTHERS

                                                                  August 8, 1994

Board of Directors
TeleCable Corporation
Dominion Tower
999 Waterside Drive
Norfolk, VA 23510

Members of the Board:

  We understand that TeleCable Corporation ("TeleCable" or the "Company") and Tele-Communications, Inc. ("TCI") have entered into a definitive merger agreement whereby TeleCable will be merged with and into TCI Communications, Inc., a wholly owned subsidiary of TCI. The aggregate consideration to be paid in the merger for all of TeleCable's issued and outstanding shares of common stock will be equal to 41,666,667 shares of Class A Common Stock of TCI (subject to certain closing adjustments pursuant to the Agreement (as defined below)) and 1,000,000 shares of Convertible Preferred Stock of TCI with an aggregate liquidation value of $300,000,000 and a 5.5% annual dividend payable semi-annually, with each share convertible into ten shares of TCI Class A Common Stock at a conversion price of $30.00 per share (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated August 8, 1994 between TCI and the Company (the "Agreement").

  We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders taken as a whole of the aggregate consideration to be received in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the allocation of such consideration among the stockholders of the Company or (ii) the Company's underlying business decision to proceed with or effect the Proposed Transaction.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) such publicly available information concerning TCI (including information pertaining to Liberty Media Corporation ("Liberty") which was merged into TCI on August 4, 1994) which we believe to be relevant to our inquiry, including the TCI and Liberty Annual Reports on Form 10-K for the year ended December 31, 1993, the Quarterly Reports on Form 10-Q for the quarter ended March 31, 1994 and June 23, 1994 proxy materials; (3) financial and operating information with respect to the business and operations of the Company and TCI furnished to us by the Company and TCI including, in the case of the Company, the Company's audited December 31, 1993 financial statements, 1994 budget, unaudited interim monthly financial statements between October 1993 and June 1994 and individual cable system operating data for these periods; (4) trading histories of the common stock of both TCI and Liberty from April 22, 1992 to the present and a comparison of those trading histories with those of other companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company and TCI with those of other companies which we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions which we deemed relevant; (7) the ownership profile and liquidity characteristics of the Class A Common Stock and the Convertible Preferred Stock of TCI to be received as consideration, and the pro forma effects of the transaction on the ownership profile of TCI; (8) the voting characteristics of the Class A Common Stock and Convertible Preferred Stock of TCI to be received as consideration and the voting control position to be held by the majority stockholders in TCI; (9) the dividend, conversion premium, call provisions and other characteristics of the Convertible Preferred Stock of TCI to be received as

                              LEHMAN BROTHERS INC.
             3 WORLD FINANCIAL CENTER 18TH FLOOR NEW YORK, NY 10285 consideration by the TeleCable stockholders; and (10) the results of our efforts to solicit indications of interest from third parties with respect to a purchase of the Company. In addition, we have had discussions with the management of the Company and the management of TCI concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

  We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification and have further relied upon the assurances of management of the Company and TCI that they are not aware of any facts that would make such information materially inaccurate or misleading. In arriving at our opinion, we have not had access to any projections or forecasts from the Company or TCI regarding their respective future financial performance. In addition, we have not conducted any physical inspection of the properties and facilities of the Company or TCI and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or TCI. Upon advice of the Company and its legal advisors, we have assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the aggregate consideration to be received by the Company's stockholders in the Proposed Transaction is fair to such stockholders taken as a whole.

  We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion. We also have performed various investment banking services for TCI in the past (including the underwriting of debt and equity securities) and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of TCI for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is solely for the use and benefit of the Board of Directors of the Company and shall not be relied upon by any third party without our prior approval. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          Lehman Brothers

                                                    /s/ Jill Greenthal
                                          By: _________________________________
                                             Jill Greenthal Managing Director

                                                                    APPENDIX III

                                   ARTICLE 15
                               DISSENTER'S RIGHTS

  13.1-729 DEFINITIONS.--In this article:

  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

  "Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 13.1- 730 and who exercises that right when and in the manner required by (S)(S) 13.1-732 through 13.1-739.

  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

  "Shareholder" means the record shareholder or the beneficial shareholder.

  13.1-730 RIGHT TO DISSENT.--A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    1. Consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by (S) 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (S) 13.1-719;

    2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

                                     III-1

  C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

    1. The articles of incorporation of the corporation issuing such shares provide otherwise;

    2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

      a. Cash;

      b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

      c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

    3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in (S) 13.1-725.

  D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

    1. The proposed corporate action is abandoned or rescinded;

    2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    3. His demand for payment is withdrawn with the written consent of the corporation.

  13.1-731 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--A. A record shareholder may assert dissenters rights as to fewer than all the shares registered on his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

  13.1-732 NOTICE OF DISSENTERS' RIGHTS.--A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

  B. If corporate action creating dissenters' rights under (S) 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 13.1-734.

                                     III-2

  13.1-733 NOTICE OF INTENT TO DEMAND PAYMENT.--A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights
(i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

  B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

  13.1-734 DISSENTERS' NOTICE.--A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (S) 13.1-733.

  B. The dissenters' notice shall:

    1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

    2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

    4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

    5. Be accompanied by a copy of this article.

  13.1-735 DUTY TO DEMAND PAYMENT.--A. A shareholder sent a dissenters' notice described in (S) 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to paragraph 3 of subsection B of
(S) 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

  B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are cancelled or modified by the taking of the proposed corporate action.

  C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

  13.1-736 SHARE RESTRICTIONS.--A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

  B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are cancelled or modified by the taking of the proposed corporate action.

  13.1-737 PAYMENT.--A. Except as provided in (S) 13.1-738, within thirty days after receipt of a payment demand made pursuant to (S) 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the

                                     III-3
election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

  B. The payment shall be accompanied by:

    1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

    3. A statement of the dissenters' right to demand payment under (S) 13.1-739; and

    4. A copy of this article.

  13.1-738 AFTER-ACQUIRED SHARES.--A. A corporation may elect to withhold payment required by (S) 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

  B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 13.1-739.

  13.1-739 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 13.1-737), or reject the corporation's offer under (S) 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under (S) 13.1-737 or offered under (S) 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

  B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

  13.1-740 COURT ACTION.--A. If a demand for payment under (S) 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

                                     III-4

  D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

  E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 13.1-738.

  13.1-741 COURT COSTS AND COUNSEL FEES.--A. The court in an appraisal proceeding commenced under (S) 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under (S) 13.1-739.

  B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

    1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of (S)(S) 13.1-732 through 13.1-739; or

    2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

  C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

  D. In a proceeding commenced under subsection A of (S) 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.


                                     III-5

                                                                     APPENDIX IV

                           TELE-COMMUNICATIONS, INC.
                           CERTIFICATE OF DESIGNATION

                               ----------------

SETTING FORTH A COPY OF A RESOLUTION CREATING AND AUTHORIZING THE ISSUANCE OF A SERIES OF PREFERRED STOCK DESIGNATED AS "CONVERTIBLE PREFERRED STOCK, SERIES D"
         ADOPTED BY THE BOARD OF DIRECTORS OF TELE-COMMUNICATIONS, INC.

                               ----------------

  The undersigned Executive Vice President of Tele-Communications, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the Board of Directors duly adopted the following resolutions creating a series of preferred stock designated as "Convertible Preferred Stock, Series D":

  "BE IT RESOLVED, that, pursuant to authority expressly granted by the provisions of the Restated Certificate of Incorporation of this Corporation, the Board of Directors hereby creates and authorizes the issuance of a series of preferred stock, par value $.01 per share, of this Corporation, to consist of 1,000,000 shares, and hereby fixes the designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the designations, preferences and relative, participating, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to preferred stock of all series) as follows:

  1. Designation. The designation of the series of preferred stock, par value $.01 per share, of this Corporation authorized hereby is "Convertible Preferred Stock, Series D" (the "Convertible Preferred Stock").

  2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have the meanings herein specified:

  Affiliate: As to any person or entity, any other person or entity which, directly or indirectly, controls, or is under common control with, or is controlled by, such person or entity. As used in this definition, "control" (including, with its correlative meanings, "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through the ownership of securities, or partnership or other ownership interest, by contract or otherwise).

  Board of Directors: The Board of Directors of this Corporation and any authorized committee thereof.

  Business Day: Any day other than a Saturday, Sunday, or holiday in which banking institutions in Denver, Colorado, are closed for business.

  Capital Stock: Any and all shares, interests, participations or other equivalents (however designated) of corporate stock of this Corporation.

  Class A Common Stock: The Class A Common Stock, par value $1.00 per share, of this Corporation as such exists on the date of this Certificate of Designation, and Capital Stock of any other class into which such Class A Common Stock may thereafter have been changed.

  Class B Common Stock: The Class B Common Stock, par value $1.00 per share, of this Corporation as such exists on the date of this Certificate of Designation, and Capital Stock of any other class into which such Class B Common Stock may thereafter have been changed.

  Class B Preferred Stock: The Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share of the Corporation.

  Class C Preferred Stock: The Convertible Preferred Stock, Series C, par value $.01 per share, of the Corporation.

  Class E Preferred Stock: The Convertible Preferred Stock, Series E, par value $.01 per share, of the Corporation.

  Common Stock: The Class A Common Stock, Class B Common Stock and any other class of Capital Stock of this Corporation designated as Common Stock.

  Conversion Rate: As defined in Section 5(b).

  Convertible Securities: Securities, other than the Class B Common Stock, that are convertible into or exchangeable for Class A Common Stock.

  Debt Instrument: Any bond, debenture, note, indenture, guarantee or other instrument or agreement evidencing any Indebtedness of this Corporation, whether existing at the Issue Date or thereafter created, incurred, assumed or guaranteed.

  Dividend Payment Date: As defined in Section 3(b).

  Dividend Period: The period from but excluding the First Accrual Date to and including the first Dividend Payment Date and each six-month period from but excluding the Dividend Payment Date for the preceding Dividend Period to and including the Dividend Payment Date for such Dividend Period.

  Exchange Option. As defined in Section 7(a).

  Expiration Date. As defined in Section 7(d).

  First Accrual Date: The Issue Date.

  Indebtedness: Any (i) liability, contingent or otherwise, of this Corporation
(x) for borrowed money whether or not the recourse of the lender is to the whole of the assets of this Corporation or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to an obligation under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) liability of others described in the preceding clause (i) which this Corporation has guaranteed or which is otherwise its legal liability; (iii) obligations secured by a mortgage, pledge, lien, charge or other encumbrance to which the property or assets of this Corporation are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be this Corporation's legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (i), (ii) and (iii) above.

  Issue Date: The first date on which any shares of the Convertible Preferred Stock are first issued or deemed to have been issued.

  Junior Securities: All shares of Common Stock, Class B Preferred Stock and any other class or series of stock of this Corporation not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Convertible Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of Section 4 hereof, any class or series of stock of this Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of this Corporation until the Convertible Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

  Liquidation Value: Measured per Share of the Convertible Preferred Stock as of any particular date, the sum of (i) $300 plus (ii) an amount equal to all dividends accrued on such Share through the Dividend Payment Date immediately preceding the date on which the Liquidation Value is being determined, which pursuant to Section 3(c) or (d) have been added to and remain a part of the Liquidation Value as of such date, plus (iii), for purposes of determining amounts payable pursuant to Sections 4 and 6 hereof, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (i) and (ii) above to the date as of which the Liquidation Value is being determined.

  Merger Agreement: The Agreement and Plan of Merger, dated as of August 8, 1994 among this Corporation, TCI Communications, Inc. and TeleCable Corporation.

  Mirror Preferred Stock. As defined in Section 7(c).

  Option Notice. As defined in Section 7(d).

  Parity Securities: Any class or series of stock of this Corporation entitled to receive payment of dividends on a parity with the Convertible Preferred Stock or entitled to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation on a parity with the Convertible Preferred Stock. The Class A Preferred Stock, the Class C Preferred Stock and the Class E Preferred Stock rank on a parity basis with the Convertible Preferred Stock.

  Record Date: For dividends payable on any Dividend Payment Date, the fifteenth day of the month preceding the month during which such Dividend Payment Date shall occur.

  Redemption Date: As to any Share, the date fixed for redemption of such Share as specified in the notice of redemption given in accordance with Section 6(d), provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid on such date or the consideration sufficient for the payment thereof, and for no other purpose, has been irrevocably set apart in trust for the benefit of the holders of Shares to be redeemed, and if the Redemption Price is not so paid in full or the consideration sufficient therefor so irrevocably set apart in trust for the benefit of the holders of Shares to be redeemed, then the Redemption Date will be the date on which such Redemption Price is fully paid or the consideration sufficient for the payment thereof, and for no other purpose, has been irrevocably set apart in trust for the benefit of the holders of Shares to be redeemed; and provided, further that for purposes of Section 6(c) hereof, the date fixed for redemption of Shares which are required to be redeemed pursuant to such Section shall be the Business Day which is 20 Business Days after the date this Corporation receives the notice referred to in such Section from the holder of Shares therein specified.

  Redemption Price: As to any Share that is to be redeemed on any Redemption Date, the Liquidation Value as in effect on such Redemption Date; provided, however, that for purposes of Section 5(p) hereof (but not Section 5(a) as it may refer to Section 5(p)) and this definition, the date otherwise fixed for redemption of such Shares shall be deemed the Redemption Date in respect of such Shares.

  Rights. As defined in Section 7(a).

  Senior Securities: Any class or series of stock of this Corporation ranking senior to the Convertible Preferred Stock in respect of the right to receive payment of dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of this Corporation.

  Share: As defined in Section 3(a).

  Special Liquidation Value: In respect of any Dividend Payment Date and Shares, all accrued dividends not paid or irrevocably set apart in trust for the benefit of the holders of Shares on or before such date.

  Special Securities: Capital Stock (other than Class A Common Stock or Class B Common Stock) of this Corporation or a Subsidiary thereof which (a) is common stock of the issuer thereof or (b) participates in one or more business operations of the issuer thereof in such a manner that if such operations were owned by a corporation and such Capital Stock were issued thereby such Capital Stock would be common stock of such corporation.

  Special Record Date: As defined in Section 3(c).

  Subsidiary: With respect to any person or entity, any corporation or partnership more than 50% of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

  Successor Interest: As defined in Section 5(g).

  3. Dividends.

  (a) Subject to the rights of any Parity Securities with respect to dividends, the holders of the Convertible Preferred Stock shall be entitled to receive, and, subject to any prohibition or restriction contained in any Debt Instrument, this Corporation shall be obligated to pay, but only out of funds legally available therefor, preferential cumulative cash dividends which shall accrue as provided herein. Except as otherwise provided in Sections 3(c) or 3(d) hereof, dividends on each share of Convertible Preferred Stock (hereinafter referred to as a "Share") shall accrue on a daily basis at the rate of 5 1/2% per annum of the Liquidation Value to and including the date of conversion thereof pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Share is made available pursuant to Section 4 or 6 hereof, respectively. Dividends on the Convertible Preferred Stock shall accrue as provided herein, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally or contractually available for the payment of dividends and regardless of the provisions of any Parity Securities or Debt Instrument.

  (b) Accrued dividends on the Convertible Preferred Stock shall be payable semiannually on the first day of each [month of Issue Date] and [6th month after month of Issue Date], or the immediately succeeding Business Day if such first day is not a Business Day (each such payment date being hereinafter
referred to as a "Dividend Payment Date"), commencing on [       1, 1995] [6th
month after month of Issue Date] to the holders of record of the Convertible Preferred Stock as of the close of business on the applicable Record Date. For purposes of determining the amount of dividends "accrued" as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the rate per annum specified in Section 3(a) for actual days elapsed from but excluding the First Accrual Date (in the case of any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date in respect of which dividends were fully paid or irrevocably set apart in trust for the benefit of the holders of Shares (or shares of Class A Common Stock were issued in respect of the Special Liquidation Value as provided in Section 5(o) hereof), in the case of any other date, to and including the date as of which such determination is to be made, based on a 365-day year.

  (c) If on any Dividend Payment Date this Corporation pursuant to applicable law or the terms of any Debt Instrument shall be prohibited or restricted from paying in cash the full dividends to which holders of the Convertible Preferred Stock and any Parity Securities shall be entitled, the amount available for such payment pursuant to applicable law and which is not restricted by the terms of any Debt Instrument shall be distributed among the holders of the Convertible Preferred Stock and such Parity Securities ratably in proportion to the full amounts to which they would otherwise be entitled except for the issuance of the Class A Common Stock issued in respect of the partial conversion of Shares pursuant to Section 5(o) hereof. To the extent not paid on each Dividend Payment Date, all dividends which have accrued on each Share during the Dividend Period ending on such Dividend Payment Date will be added cumulatively to the Liquidation Value of such Share and will remain a part thereof until such dividends are paid. In the event that dividends are not paid in full on two consecutive Dividend Payment Dates, dividends on that portion of the Liquidation Value of each Share which consists of accrued dividends that have theretofore been or thereafter are added to, and remain a part of, the Liquidation Value in accordance with the preceding sentence shall accrue cumulatively on a daily basis at the rate of ten percent (10%) per annum, from and after such second consecutive Dividend Payment Date to and including the date of conversion of such Share pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Share is made available pursuant to Section 4 or 6 hereof, respectively, unless such portion of the Liquidation Value that consists of accrued unpaid dividends shall be earlier paid in full. Such portion of the Liquidation Value as consists of accrued unpaid dividends, may be declared and paid at any time on any Business Day without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than 50 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors of this Corporation (the "Special Record Date").

  (d) In the event that on any date fixed for redemption of Shares pursuant to
Section 6 this Corporation shall fail to pay the Redemption Price due and payable upon presentation and surrender of the stock certificates evidencing Shares to be redeemed, then dividends on such Shares shall accrue cumulatively on a daily basis at the rate of ten percent (10%) per annum of the Liquidation Value thereof from and after such date fixed for redemption to and including the date of conversion of such Shares pursuant to Section 5 or the date on which the Liquidation Value or Redemption Price of such Shares is made available pursuant to Section 4 or 6 hereof, respectively.

  (e) Notice of each Special Record Date shall be mailed, in the manner provided in Section 6(d), to the holders of record of the Convertible Preferred Stock not less than 15 days prior thereto.

  (f) As long as any Convertible Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Security, nor shall any shares of any Junior Security be purchased, redeemed, or otherwise acquired for value by this Corporation, unless the holders of the Convertible Preferred Stock shall have received all dividends to which they are entitled pursuant to Section 3(a) hereof for all the Dividend Periods preceding the date on which such dividend on the Junior Securities is to occur, or such dividends shall have been declared and the consideration sufficient for the payment thereof irrevocably set apart in trust for the benefit of the holders of Shares so as to be available for the payment in full thereof and for no other purpose. The provisions of this Section 3(f) shall not apply (i) to a dividend payable in any Junior Security, or (ii) to the repurchase, redemption or other acquisition of shares of any Junior Security solely through the issuance of Junior Securities (together with a cash adjustment for fractional shares, if any) or through the application of the proceeds from the sale of Junior Securities. This Corporation shall not permit a Subsidiary thereof to take any action which this Corporation is prohibited by this Section 3(f) from taking.

  4. Liquidation. Upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Value at the date fixed for liquidation of all Shares outstanding before any distribution or payment is made upon any Junior Securities, which payment shall be made pari passu with any such payment made to the holders of any Parity Securities. The holders of Convertible Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of this Corporation after receiving the Liquidation Value per Share. If upon such liquidation, dissolution or winding up, the assets of this Corporation to be distributed among the holders of Convertible Preferred Stock and to all holders of Parity Securities are insufficient to permit payment in full to such holders of the aggregate preferential amounts which they are entitled to be paid, then the entire assets of this Corporation to be distributed to such holders shall be distributed ratably among them based upon the full preferential amounts to which the shares of Convertible Preferred Stock and such Parity Securities would otherwise respectively be entitled. Upon any such liquidation, dissolution or winding up, after the holders of Convertible Preferred Stock and Parity Securities have been paid in full the amounts to which they are entitled, the remaining assets of this Corporation may be distributed to the holders of Junior Securities. This Corporation shall mail written notice of such liquidation, dissolution or winding up to each record holder of Convertible Preferred Stock not less than 30 days prior to the payment date stated in such written notice. Neither the consolidation or merger of this Corporation into or with any other corporation or corporations, nor the sale, transfer or lease by this Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of this Corporation within the meaning of this Section 4.

  5. Conversion.

  (a) Unless previously called for, or otherwise subject to, redemption as provided in Section 6 hereof, the Convertible Preferred Stock may be converted at any time or from time to time, in such manner and upon such terms and conditions as hereinafter provided in this Section 5 into fully paid and non-assessable full shares of Class A Common Stock. No Share of Class A Common Stock shall be issued in respect of the conversion of the Convertible Preferred Stock (other than pursuant to Section 5(o) or 5(p) hereof) after the fifteenth Business Day (the "Cut-off Date") preceding the date fixed for redemption; provided that the conversion of Shares surrendered for conversion in accordance with Section 5 after the Cut-off Date shall be given effect as of the date of such surrender if the Redemption Price to be paid, or to be irrevocably set apart in trust for the benefit of the holders of Shares to be so redeemed, has not been paid or so set apart on or before such date fixed for redemption. In case cash, securities or property other than Class A Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Class A Common Stock in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

  (b) Subject to the provisions for adjustment hereinafter set forth in this
Section 5, the Convertible Preferred Stock may be converted into Class A Common Stock at the initial conversion rate of 10 fully paid and non-assessable shares of Class A Common Stock for one share of the Convertible Preferred Stock. (This conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the "Conversion Rate").

  (c) In case after August 8, 1994 this Corporation shall (i) pay a dividend or make a distribution on its outstanding shares of Class A Common Stock in shares of its Capital Stock or capital stock of any Subsidiary, (ii) subdivide the then outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, (iii) combine the then outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, or (iv) issue by reclassification of its shares of Class A Common Stock any shares of any other class of Capital Stock of this Corporation (including any such reclassification in connection with a merger in which this Corporation is the continuing corporation), then the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock of this Corporation (or capital stock of a Subsidiary) that such holder would have owned or been entitled to receive immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior to such time. An adjustment made pursuant to this Section 5(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 5(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

  (d) In case this Corporation shall after August 8, 1994 issue any rights or warrants to all holders of shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Class A Common Stock (or Convertible Securities) at a price per share of Class A Common Stock (or having an initial exercise price or conversion price per share of Class A Common Stock) less than the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 5(f) below) on such record date, the number of shares of Class A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Class A Common Stock into which such Share was theretofore convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of additional shares of Class A Common Stock offered for subscription or purchase (or into which the Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of shares of Class A Common Stock which the aggregate offering price of the total number of shares of Class A Common Stock so offered (or the aggregate initial conversion or exercise price of the Convertible Securities so offered) would purchase at the then current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 5(f) below) on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Class A Common Stock (or all of the Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Convertible Securities which have been exercised, all of the shares of Class A Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall be readjusted retroactively to be the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Class A Common Stock (or Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Class A Common Stock issued upon the conversion of any Share prior to the date such subsequent adjustment is made.

  (e) In case this Corporation shall distribute after August 8, 1994 to all holders of shares of Class A Common Stock (including any such distribution made in connection with a merger in which this Corporation is the continuing corporation, other than a merger to which Section 5(g) is applicable) any securities, evidences of its indebtedness or assets (other than cash dividends out of earnings since July 1, 1994 (determined without regard to gains on the sale of significant capital assets) or Capital Stock in respect of which an adjustment is made pursuant to Section 5(c) hereof) or rights or warrants to purchase shares of Class A Common Stock or Class B Common Stock or securities convertible into shares of Class A Common Stock or Class B Common Stock (excluding those referred to in Section 5(d) above), then in each such case the number of shares of Class A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Class A Common Stock into which such Share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction of which the numerator shall be the then current market price per share of Class A Common Stock (as determined accordance with the provisions of Section 5(f) below) on such record date and of which the denominator shall be such current market price per share of Class A Common Stock less the fair market value on such record date (as determined by the Board of Directors of this Corporation, whose determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights and warrants so to be distributed applicable to one share of Class A Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

  (f) For the purpose of any computation under Section 5(d), (e), (k), (o) or
(p) or Section 7, the current market price per share of Class A Common Stock at any date shall be deemed to be the average of the daily closing prices for a share of Class A Common Stock for the ten (10) consecutive trading days before the day in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the composite tape, or if the shares of Class A Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which the shares of Class A Common Stock are listed or admitted to trading, or if they are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted closing bid and asked prices if there were no reported sales) as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system, or if the Class A Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

  (g) In case of any reclassification or change in the Class A Common Stock (other than any reclassification or change referred to in Section 5(c) and other than a change in par value) or in case of any consolidation of this Corporation with any other corporation or any merger of this Corporation into another corporation or of another corporation into this Corporation (other than a merger in which this Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Section 5(c) is applicable) in the outstanding Class A Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of this Corporation, in any such case after August 8, 1994, this Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a Share shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property (a "Successor Interest") that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such Share into Class A Common Stock immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share of Class A Common Stock the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Convertible Preferred Stock shall have no other conversion rights under these provisions (other than pursuant to Section 5(o) or 5(p) hereof, provided that upon any conversion effected pursuant to Section 5(o) or 5(p) after any event to which this Section 5(g) is applicable, references in Section 5(o) and 5(p) to Class A Common Stock shall be deemed to be references to Successor Interests); provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Convertible Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Convertible Preferred Stock remaining outstanding or other convertible preferred stock or other Convertible Securities received by the holders of Convertible Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Convertible Preferred Stock remaining outstanding, or other convertible preferred stock or other convertible securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

  (h) Whenever the Conversion Rate or the conversion privilege shall be adjusted as provided in Sections 5(c), (d), (e) or (g), this Corporation shall promptly cause a notice to be mailed to the holders of record of the Convertible Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Convertible Preferred Stock shall be convertible after such event. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 5(j).

  (i) This Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; provided, however, that any adjustments which by reason of this Section 5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. In any case in which this
Section 5(i) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock or other Capital Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock, or other Capital Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to Section 5(n); provided, however, that, if requested by such holder, this Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Class A

Common Stock or other Capital Stock, and such cash, upon the occurrence of the event requiring such adjustment.

  (j) In case at any time:

    (i) this Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to this Section;

    (ii) there shall be any capital reorganization or reclassification of the Class A Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of this Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Class A Common Stock representing, together with any shares of Class B Common Stock tendered for in such tender offer, at least a majority of the total voting power represented by the outstanding shares of Class A Common Stock and Class B Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Class A Common Stock; or

    (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

then, in any such event, this Corporation shall give written notice, in the manner provided in Section 6(d) hereof, to the holders of the Convertible preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause (ii) of this Section 5(j) shall be given in the manner and at the time that such notice is given to the holders of Class A Common Stock. Without limiting the obligations of this Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 5(j) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

  (k) Before any holder of Convertible Preferred Stock shall be entitled to convert the same into Class A Common Stock (other than pursuant to Section 5(o) hereof but including pursuant to Section 5(p) hereof), such holder shall surrender the certificate or certificates for such Convertible Preferred Stock at the office of this Corporation or at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to this Corporation or in blank or accompanied by proper instruments of transfer to this Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to this Corporation), and shall give written notice to this Corporation at said office that such holder elects to convert all or a part of the Shares represented by said certificate or certificates in accordance with the terms of this Section 5 (and in the case of a conversion pursuant to Section 5(p) hereof, specifying that such conversion is made pursuant to
Section 5(p) hereof), and shall state in writing therein the name or names in which such holder wishes the certificates for Class A Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Convertible Preferred Stock and this Corporation, whereby the holder of such Convertible Preferred Stock shall be deemed to subscribe for the amount of Class A Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Convertible Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Convertible Preferred Stock to be converted, and thereby this Corporation shall be deemed to agree that the surrender of the shares of Convertible Preferred Stock to be converted shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. This Corporation will as soon as practicable after such deposit of a certificate or certificates for Convertible Preferred Stock, accompanied by the written notice and the statement above prescribed, or on the Dividend Payment Date described in Section 5(o) hereof as contemplated in such Section, issue and deliver at the office of this Corporation or of said transfer agent to the person for whose account such Convertible Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), or the holders of Convertible Preferred Stock on the Record Date in respect of the Dividend Payment Date described in Section 5(o) hereof, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Convertible Preferred Stock are converted only in part, this Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Convertible Preferred Stock to be converted or on such Dividend Payment Date described in Section 5(o) hereof, as the case may be; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

  Upon the conversion of any Share (other than pursuant to Section 5(o) or 5(p) hereof), this Corporation shall pay, to the holder of record of such Share on the immediately preceding Record Date, if such date is after the most recent Dividend Payment Date, or otherwise to the holder of record of such Share as of the date of conversion, all accrued but unpaid dividends on such Share to the date of the surrender of such Share for conversion. Such payment shall be made in cash or, at the election of this Corporation, the issuance of certificates representing such number of shares of Class A Common Stock as have an aggregate current market price (as determined in accordance with Section 5(f)) on the date of issuance equal to the amount of such accrued but unpaid dividends. Upon the making of such payment to the person entitled thereto as determined pursuant to the first sentence of this paragraph, no further dividends shall accrue on such Share or be payable to any other person.

  The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share or shares of Convertible Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to this Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of this Corporation that such tax has been paid.

  Except for conversion pursuant to Section 5(o) or 5(p) hereof, this Corporation shall not be required to convert any shares of Convertible Preferred Stock, and no surrender of Convertible Preferred Stock shall be effective for that purpose, while the stock transfer books of this Corporation are closed for any purpose; but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Convertible Preferred Stock was surrendered.

  (l) This Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Convertible Preferred Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all outstanding Shares, provided that nothing contained herein shall be construed to preclude this Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Convertible Preferred Stock by delivery of shares of Class A Common Stock which are held in the treasury of this Corporation. This Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class A Common Stock issuable upon conversion of shares of Convertible Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

  (m) All shares of Convertible Preferred Stock received by this Corporation upon conversion thereof into Class A Common Stock shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Convertible Preferred Stock).

  (n) This Corporation shall not be required to issue fractional shares of Class A Common Stock or scrip upon conversion of the Convertible Preferred Stock. As to any final fraction of a share of Class A Common Stock which a holder of one or more Shares would otherwise be entitled to receive upon conversion of such Shares in the same transaction, this Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of Class A Common Stock. For purposes of this Section 5(n), the market value of a share of Class A Common Stock shall be the last reported sale price regular way on the business day immediately preceding the date of conversion, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the composite tape, or if the shares of Class A Common Stock are not quoted on the composite tape, on the principal United States securities exchange registered under the Exchange Act on which the shares of Class A Common Stock are listed or admitted to trading, or if the shares of Class A Common Stock are not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted last reported bid and asked prices if there were no reported sales) as reported by NASDAQ or any comparable system, or if the Class A Common Stock is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation for that purpose or, in the absence of such quotations, such other method of determining market value as the Board of Directors shall from time to time deem to be fair.

  (o) To the extent all cash dividends on the Convertible Preferred Stock which have accrued on any Dividend Payment Date are not paid, or are not irrevocably set apart in trust for the benefit of the holder of such Shares, on such date, then each Share shall be deemed to be automatically partially converted into a number of duly authorized, fully paid and non-assessable shares of Class A Common Stock equal to the quotient obtained by dividing the Special Liquidation Value in respect of such Share on such Dividend Payment Date by 95% of the current market price of the Class A Common Stock on such date (as determined in accordance with Section 5(f) hereof) and this Corporation shall issue and deliver to the holder of record of such Share on the Record Date in respect of such Dividend Payment Date a certificate evidencing such number of shares of Class A Common Stock and payment in respect of fractional shares as provided in
Section 5(n) hereof. Upon the issuance of such Class A Common Stock the dividend otherwise accrued on such Dividend Payment Date shall for all purposes be deemed paid. Partial conversion of Shares pursuant to this Section 5(o) shall not reduce Liquidation Value (except for Special Liquidation Value to the extent included in Liquidation Value), or (except as provided in the immediately preceding sentence) otherwise affect the right of the holder of such Shares to convert the same pursuant to the other provisions of this
Section 5.

  (p) If this Corporation fails on any Redemption Date to pay the Redemption Price in respect of Shares otherwise called for redemption pursuant to Section 6(a) or (b) hereof or which a holder elects to cause to be redeemed pursuant to
Section 6(c) hereof, the holder of such Shares may, in addition to any other right of conversion herein contained, convert such Shares into a number of shares of Class A Common Stock equal to the quotient obtained by dividing such Redemption Price by 95% of the current market price (determined in accordance with Section 5(f) hereof) on such Redemption Date. The holder's rights in this
Section 5(p) shall be in addition to any other rights such holder may have in respect of such failure.

  (q) If any shares of Class A Common Stock which would be issuable upon conversion of Shares require registration with or approval of any governmental authority before such shares may be issued upon conversion (whether or not, in the case of Section 5(o) or 5(p) hereof, any event giving rise to such issuance has occurred or is likely to occur), this Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be. This Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion of Shares prior to such delivery upon the principal national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

 6. Redemption.

  (a) Subject to the provisions of Section 6(g), if at any time after the third anniversary of the Issue Date the market value per share (as defined below) of the Class A Common Stock shall have equaled or exceeded $37.50 (as adjusted for dividends on Class A Common Stock payable in Class A Common Stock, stock splits and reverse stock splits in respect of the Class A Common Stock occurring after August 8, 1994) on any 20 out of a period of 30 consecutive Business Days ending within five days prior to the giving of a notice of redemption pursuant to this Section, the shares of Convertible Preferred Stock may be redeemed out of funds legally available therefor, at the option of this Corporation by action of the Board of Directors, in whole or in part, at the Redemption Price per Share as of the applicable Redemption Date. If less than all Shares are to be redeemed, Shares shall be redeemed ratably among the holders thereof. For purposes of this Section, the market values of the Class A Common Stock shall be the last reported sale price of the Class A Common Stock on the NASDAQ National Market System (or, if not quoted on the NASDAQ National Market System, then on such exchange on which the Class A Common Stock is listed as the Corporation may designate) on each such Business Day or if there shall not have been a sale on any such Business Day, the market value for that Business Day shall be the average of the bid and asked quotations on the NASDAQ National Market System on that Business Day, or, if the Class A Common Stock shall not then be quoted on the NASDAQ National Market System or listed on any exchange, the market value shall be the highest bid quotation in the over-the-counter market on such Business Day as reported by National Quotation Bureau, Inc. or its successor or such other generally accepted source of publicly reported bid and asked quotations as the Corporation may reasonably designate.

  (b) Subject to the provisions of Section 6(g), the shares of Convertible Preferred Stock may be redeemed out of funds legally available therefor, at the option of this Corporation by action of the Board of Directors, in whole or from time to time in part, at any time after the fifth anniversary of the Issue Date at the Redemption Price per Share as of the applicable Redemption Date. If less than all outstanding Shares are to be redeemed, Shares shall be redeemed ratably among the holders thereof.

  (c) Subject to the rights of any Parity Securities and subject to any prohibitions or restrictions contained in any Debt Instrument, at any time on or after the tenth anniversary of the Issue Date, any holder of Shares shall have the right, at such holder's option, to require redemption by this Corporation at the Redemption Price per Share as of the applicable Redemption Date of all or any portion of such holder's Shares having an aggregate Liquidation Value in excess of $50,000 (or, if all of the Shares held by such holder have an aggregate Liquidation Value of less than $50,000, all but not less than all of such Shares) by written notice to this Corporation stating the number of Shares to be redeemed. This Corporation shall redeem, out of funds legally available therefor, the Shares so requested to be redeemed on such date within 20 Business Days following this Corporation's receipt of such notice; provided, however, that notwithstanding the provisions of Section 5(p) hereof, if this Corporation fails on the Redemption Date to pay the Redemption Price in respect of Shares otherwise subject to redemption pursuant to this Section 6(c) and fails irrevocably to set apart such Redemption Price in trust for the benefit of the holders of such Shares, the holder of such Shares shall not exercise the conversion rights provided for in Section 5(p) for a period of one year from such date fixed for redemption (the "One-Year Period"); provided, further, that nothing contained in this Section 6(c) shall (i) affect any other rights of such holder, including, without limitation, the accrual of dividends as provided in Section 3 hereof with respect to any Shares in respect of which the Redemption Price has not been paid or funds irrevocably set apart in trust for the benefit of the holders of such Shares, (ii) otherwise affect the right of the holder to convert Shares or (iii) otherwise affect the right of the holder of any Shares in respect of which the Redemption Price has not been paid or funds irrevocably set apart in trust for the benefit of the holders of such Shares to convert the same pursuant to the provisions of Section 5 following the expiration of the One-Year Period. At any time during the One- Year-Period, this Corporation may pay, out of funds legally available therefor, ratably among the holders who have required Shares to be redeemed under this Section 6(c), the Redemption Price for all or part of such Shares. If the funds of this Corporation legally available for redemption of Shares are insufficient to redeem the total number of shares required to be redeemed pursuant to this
Section 6(c), those funds which are legally available for redemption of such Shares will be used to redeem the maximum possible number of such Shares ratably among the holders who have required Shares to be redeemed under this Section 6(c). Without limiting the holders' rights pursuant to Section 5(p) hereof, at any time thereafter when additional funds of this Corporation are legally available and not so restricted for such purpose, such funds will immediately be used to redeem the Shares this Corporation failed to redeem on such Redemption Date (to the extent not previously converted) until the balance of such Shares are redeemed.

  (d) Notice of any redemption pursuant to Section 6(a) or 6(b) shall be mailed, first class, postage prepaid, not less than 30 days nor more than 60 days prior to the Redemption Date, to the holders of record of the shares of Convertible Preferred Stock to be redeemed, at their respective addresses as the same appear upon the books of this Corporation or are supplied by them in writing to this Corporation for the purpose of such notice; but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Convertible Preferred Stock; provided that this sentence shall not prejudice the right of any holder to receive such damages which may result from any such defective notice. Such notice shall set forth the Redemption Price, the Redemption Date, the number of Shares to be redeemed and the place at which the Shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such Shares, be redeemed. In case fewer than the total number of shares of Convertible Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder.

  (e) If notice of any redemption by this Corporation pursuant to this Section 6 shall have been mailed as provided in Section 6(d) and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been irrevocably set apart in trust for the benefit of the holders of Shares to be so redeemed so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such Shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

  (f) All shares of Convertible Preferred Stock redeemed, retired, purchased or otherwise acquired by this Corporation shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Convertible Preferred Stock).

  (g) If at any time this Corporation shall have failed to pay, or declare and irrevocably set apart in trust for the benefit of the holders of Shares the consideration sufficient to pay, all dividends accrued up to and including the immediately preceding Dividend Payment Date on the Convertible Preferred Stock, and until all dividends accrued up to and including the immediately preceding Dividend Payment Date on the Convertible Preferred Stock shall have been paid or declared and irrevocably set apart in trust for the benefit of the holders of Shares so as to be available for the payment in full thereof and for no other purpose, this Corporation shall not redeem, pursuant to a sinking fund or otherwise, any shares of Convertible Preferred Stock, Parity Securities or Junior Securities, unless all then outstanding shares of Convertible Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Convertible Preferred Stock, Parity Securities or Junior Securities. If and so long as this Corporation shall fail to redeem on a Redemption Date pursuant to
Section 6(a), (b) and (c) all shares of Convertible Preferred Stock required to be redeemed on such date, this Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Junior Securities, unless all then outstanding shares of Convertible Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Convertible Preferred Stock (other than by way of redemption or conversion) or Junior Securities. Nothing contained in this Section 6(g) shall prevent the purchase or acquisition of shares of Convertible Preferred Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Convertible Preferred Stock, provided that as to holders of all outstanding shares of Convertible Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical and all accrued dividends on all Shares have been paid or shall have been paid or declared and irrevocably set apart in trust for the benefit of holders of Shares so as to be available for the payment in full thereof and for no other purpose. The provisions of this Section 6(g) are for the benefit of holders of Convertible Preferred Stock and accordingly the provisions of this Section 6(g) shall not restrict any redemption by this Corporation of Shares held by any holder, provided that all other holders of Shares shall have waived in writing the benefits of this provision with respect to such redemption. This Corporation shall not permit any Subsidiary thereof to take any action which this Corporation is prohibited from taking pursuant to this Section 6(g).

  7. Exchange Option.

  (a) In case this Corporation shall at any time distribute to all holders of the Class A Common Stock any rights or warrants ("Rights") to subscribe for or purchase Special Securities, each holder of Shares shall have the option (the "Exchange Option"), in lieu of any adjustment to the Conversion Rate pursuant to Section 5, to exchange shares of Convertible Preferred Stock for shares of Mirror Preferred Stock (as defined below) which shall have an initial aggregate liquidation value determined as follows:

    (i) in the case of Rights exercisable upon payment, in whole or in part, of cash or property other than Class A Common Stock, the maximum aggregate liquidation value of shares of Mirror Preferred Stock issuable to a holder of Convertible Preferred Stock upon exercise of the Exchange Option shall be equal to the product of (x) the number shares of Special Securities issuable upon exercise of the Rights which this Corporation would have distributed to such holder of Convertible Preferred Stock had such holder's Shares been converted immediately prior to the record date for the distribution of such Rights, and (y) the amount of cash, or the fair market value of such other property (as reasonably determined by the Board of Directors; with respect to any Class A Common Stock that is included in such property, the fair market value thereof shall be the current market price as determined pursuant to Section 5(f) as of such record date), payable by a holder of Class A Common Stock in respect of the purchase of any such shares upon exercise of a Right; or

    (ii) in the case of Rights exercisable upon the surrender of Class A Common Stock without payment of additional consideration, the maximum aggregate liquidation value of shares of Mirror Preferred Stock issuable upon exercise of the Exchange Option by the holder thereof shall be equal to the product of (x) the Conversion Rate expressed in dollars of Liquidation Value per share of Class A Common Stock as in effect on the record date for distribution of the Rights, and (y) the maximum number of shares of Class A Common Stock that would have been surrendered by such holder upon exercise of Rights that would have been distributed to such holder had such holder converted his Shares immediately prior to the record date for distribution of the Rights.

  (b) The exercise price of the Exchange Option shall be one dollar in Liquidation Value of Shares of Convertible Preferred Stock for each dollar of liquidation value of shares of Mirror Preferred Stock to be purchased upon exercise of the Exchange Option.

  (c) "Mirror Preferred Stock" means convertible preferred stock issued by the issuer of the Special Securities, such Mirror Preferred Stock to have terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof which are identical, or as nearly so as is practicable in the reasonable judgment of the Board of Directors, to those of the Convertible Preferred Stock, except that the running of any time periods pursuant to the terms of the Convertible Preferred Stock shall be tacked to such time periods in the Mirror Preferred Stock and except that Mirror Preferred Stock shall be convertible into shares of the Special Security in respect of which such Mirror Preferred Stock is issued pursuant to the terms hereof in lieu of Class A Common Stock. The rate at which Mirror Preferred Stock shall be convertible into Special Securities, expressed in shares of the Special Security per dollar of liquidation value of the Mirror Preferred Stock, shall:

    (i) in the case of Mirror Preferred Stock issued in respect of Rights exercisable upon payment, in whole or in part, of cash or property other than Class A Common Stock, be determined by a quotient, the numerator of which shall be the number of shares of Special Securities issuable upon exercise of the Rights which this Corporation would have distributed to all holders of Convertible Preferred Stock had all of the Shares been converted immediately prior to the record date for the distribution of such Rights and the denominator of which shall be equal to the aggregate liquidation value of Mirror Preferred Stock issuable (assuming exercise of all the Exchange Options) to all holders of Convertible Preferred Stock in respect of such Rights pursuant to Section 7(a)(i) above; or

    (ii) in the case of Mirror Preferred Stock issued in respect of Rights exercisable upon surrender of shares of Class A Common Stock without payment of additional consideration, be determined by the inverse of the product of (x) the Conversion Rate of the Convertible Preferred Stock expressed in dollars of Liquidation Value per share of Class A Common Stock as in effect immediately prior to the record date for distribution of the Rights (without giving effect to any antidilution adjustment pursuant to Section 6 in respect of such Rights) and (y) the number of shares of Class A Common Stock required to be surrendered upon the exercise of each Right.

  (d) If this Corporation distributes Rights in respect of which the holders of Convertible Preferred Stock are required to be granted an Exchange Option hereunder, this Corporation shall, concurrently with the distribution of such Rights to holders of Class A Common Stock, provide each holder of Convertible Preferred Stock a notice (the "Option Notice") stating that such holder may, on or before the date of expiration of the Rights (the "Expiration Date"), exercise the Exchange Option in accordance herewith, and setting forth a description of the Rights, the Special Securities, and the Mirror Preferred Stock. Such notice shall be accompanied by any prospectus or similar document provided to holders of Class A Common Stock in respect of the distribution of the Rights and a copy of the certificate of designations (or similar document) proposed to be filed by this Corporation or any Subsidiary with the appropriate government official in order to establish the Mirror Preferred Stock.

  (e) If a transaction described in this Section 7 occurs before the Issue Date, holders of the Convertible Preferred Stock may exercise the rights in this Section 7 within 45 days after the Issue Date or, if later, the date related Rights expire.

  (f) Upon the exchange of any Share, this Corporation shall pay, to the holder of record of such Share on the immediately preceding Record Date, if such date is after the most recent Dividend Payment Date, or otherwise, to the holder of record of such Share as of the date of exercise of the Exchange Option, all accrued but unpaid dividends on such Share to the date of the surrender of such Share for exchange. Such payment shall be made in cash or, at the election of this Corporation, the issuance of certificates representing such number of shares of Class A Common Stock as have an aggregate current market price (as determined in accordance with Section 5(f)) on the date of issuance equal to the amount of such accrued but unpaid dividends. Upon the making of such payment to the person entitled thereto as determined pursuant to the first sentence of this paragraph, no further dividends shall accrue on such Share or be payable to any other person.

  8. No Voting Rights. Except as required by law and Sections 9 and 11 hereof, the holders of the Convertible Preferred Stock shall not be entitled to vote on any matters submitted to a vote of the holders of the Capital Stock of this Corporation.

  9. Amendment. No amendment or modification of the designation, rights, preferences, and limitations of the Shares set forth herein shall be binding or effective without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares outstanding (excluding, for this purpose, Shares owned by this Corporation or any of its Affiliates) at the time such action is taken.

  10. Preemptive Rights. The holders of the Convertible Preferred Stock will not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by this

Corporation, provided that this Section 10 shall not limit the rights of holders of the Convertible Preferred Stock pursuant to Sections 5 or 7 hereof.

  11. Senior Securities. The Convertible Preferred Stock shall not rank junior to any other classes or series of stock of this Corporation in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of this Corporation. Without the prior consent of the holders of record of Shares representing 66 2/3% of the Liquidation Value of all Shares then outstanding (excluding, for this purpose, Shares owned by this Corporation or any of its Affiliates), this Corporation shall not issue any Senior Securities.

  12. Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to holders of Convertible Preferred Stock, the shares of Convertible Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these resolutions (as such resolutions may, subject to Section 9, be amended from time to time) and in the Restated Certificate of Incorporation of this Corporation.

  13. Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

  FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware."

                                          _____________________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation against all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of an action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues, and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

  Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

  Article V, Section E of TCI's Restated Certificate of Incorporation, as amended (the "TCI Charter"), provides as follows:

  A. Limitation on Liability

    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

  B. Indemnification

    a. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this

  Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    b. PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

    c. CLAIMS. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

    d. NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

    e. OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

  Article II, Section 2.9 of TCI's By-laws also contains an indemnity provision, requiring TCI to indemnify members of the Board of Directors and officers of TCI and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of TCI, to the fullest extent provided by the laws of the State of Delaware and the TCI Charter.

  TCI has entered into indemnification agreements with each person who is a director of TCI (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of TCI or is or was serving at TCI's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to TCI if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from TCI or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" of TCI (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, TCI will seek legal advice only from independent legal counsel selected by the indemnitee and approved by TCI.

  The indemnification agreements impose upon TCI the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under the DGCL, TCI By-laws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any director or officer of TCI if there is such a policy.

  TCI may purchase liability insurance policies covering its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS.

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
   2.1   Agreement and Plan of Merger dated as of August 8, 1994 by and among
         Tele-Communications, Inc., TCI Communications Inc. and TeleCable
         Corporation. (Included in Proxy Statement/Prospectus as Appendix I.)*
   3.1   Restated Certificate of Incorporation of Registrant, as amended
         (incorporated by reference to Exhibit 3.1 to a Registration Statement on Form S-4 filed by TCI (Registration No. 33-56135)).
   3.2   Bylaws of Registrant. (Incorporated by reference to Exhibit 3.4 to a
         Registration Statement on Form S-4 filed by TCI (Registration No. 33-
         54263).)
   4.1   Specimen Stock Certificate for the Class A Common Stock, par value
         $1.00 per share, of Registrant. (Incorporated by reference to Exhibit
         4.1 to a Registration Statement on Form S-4 filed by TCI (Registration
         No. 33- 54263).)
   4.2   Specimen Stock Certificate for the Class B Common Stock, par value
         $1.00 per share, of Registrant. (Incorporated by reference to Exhibit
         4.2 to a Registration Statement on Form S-4 filed by TCI (Registration
         No. 33- 54263).)
   4.3   Specimen Stock Certificate for the Class B 6% Cumulative Redeemable
         Exchangeable Junior Preferred Stock, par value $.01 per share, of
         Registrant. (Incorporated by reference to Exhibit 4.3 to a Registration
         Statement on Form S-4 filed by TCI (Registration No. 33-54263).)
   4.4   Specimen Stock Certificate for Convertible Preferred Stock, Series C,
         $.01 par value, of Registrant. (Incorporated by reference to Exhibit
         4.4 to a Registration Statement on Form S-4 filed by TCI (Registration
         No. 33-56135).)
   4.5   Restated Certificate of Incorporation of Registrant, as amended
         (included as Exhibit 3.1.)
   4.6   Form of Junior Exchange Note Indenture. (Incorporated by reference to
         Exhibit 4.5 to a Registration Statement on Form S-4 filed by TCI
         (Registration No. 33-54263).)
   4.7   Specimen Stock Certificate for the Redeemable Convertible Preferred
         Stock, Series E, par value $.01 per share, of Registrant. (Incorporated by reference to Exhibit 4.7 to a Registration Statement on Form S-4
         filed by TCI (Registration No. 33-56135).)
     5   Opinion of Sherman & Howard L.L.C. regarding legality of securities being requested.
     8   Form of tax opinion of Willkie Farr & Gallagher regarding certain
         Federal income tax matters.
  10.1   TCI 1994 Stock Incentive Plan. (Incorporated by reference to Exhibit
         10.1 to a Registration Statement on Form S-4 filed by TCI (Registration
         No. 33-54263) (included as Appendix IV to Proxy Statement/Prospectus, which constitutes a prospectus thereunder).)

EXHIBIT
NUMBER                                       DESCRIPTION
- -------                                      -----------
 10.2    Restated and Amended Employment Agreement, dated as of November 1,
         1992, between Tele-Communications, Inc. and Bob Magness. (Incorporated
         herein by reference to TCI Communications, Inc.'s (formerly Tele-
         Communications, Inc.) ("TCIC") Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment No. 1)
         Commission File No. 0-5550.)
 10.3    Restated and Amended Employment Agreement, dated as of November 1,
         1993, between Tele-Communications, Inc. and John C. Malone.
         (Incorporated herein by reference to TCIC's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A
         (Amendment No. 1) Commission File No. 0-5550.)
 10.4    Employment Agreement, dated as of November 1, 1992, between Tele-
         Communications, Inc. and J.C. Sparkman. (Incorporated herein by reference to TCIC's Annual Report on Form 10-K for the year ended
         December 31, 1992, as amended by Form 10-K/A (amendment No. 1)
         Commission File No. 0-5550.)
 10.5    Employment Agreement, dated as of November 1, 1992, between Tele-
         Communications, Inc. and Fred A. Vierra. (Incorporated herein by reference to TCIC's Annual Report on Form 10-K for the year ended
         December 31, 1992, as amended by Form 10-K/A (amendment No. 1)
         Commission File No. 0-5550.)
 10.6    Employment Agreement, dated as of February 8, 1991, between Liberty
         Media Corporation and John C. Malone. (Incorporated by reference to a
         Registration Statement on Form S-4 filed by Liberty Media Corporation
         (Registration No. 37673).)
 10.7    First Amendment, dated October 24, 1991, to Employment Agreement between Liberty Media Corporation and John C. Malone. (Incorporated by
         reference to a Registration Statement on Form S-4 filed by Liberty
         Media Corporation (Registration No. 37673).)
 10.8    Form of Indemnification Agreement. (Incorporated by reference to
         Exhibit 10.8 to a Registration Statement on Form S-4 filed by TCI
         (Registration No. 33-54263).)
 10.9    Qualified Employee Stock Purchase Plan of Tele-Communications, Inc., as
         amended. (Incorporated herein by reference to the TCIC's Registration
         Statement on Form S-8 (Commission File No. 33-59058).)
  12     Calculation of Ratios of Earnings to Combined Fixed Charges and
         Preferred Stock Dividends. (Incorporated by reference to Exhibit 12 to a Registration Statement on Form S-4 filed by TCI (Registration No. 33-
         56135).)
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of KPMG Peat Marwick LLP.
 23.3    Consent of Price Waterhouse LLP.
 23.4    Consent of Sherman & Howard L.L.C. (included in Exhibit 5).
 23.5    Consent of Willkie Farr & Gallagher (included in Exhibit 8).
  24     Power of Attorney (included herein on page II-6).
 99.1    Form of Proxy for Special Meeting of TeleCable Corporation.

- --------

  (B) FINANCIAL STATEMENT SCHEDULES.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

  (C) REPORTS, OPINIONS OR APPRAISALS.

  Opinion of Lehman Brothers (included in the Proxy Statement/Prospectus as Appendix II).

ITEM 22. UNDERTAKINGS


  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, provided, in the case of a transaction that (but for the possibility of integration with other transactions) would itself qualify for an exemption from registration, that (i) such transactions by itself or when aggregated with other such transactions made since the filing of the most recently audited financial statements of the Registrant would have a material financial effect upon the Registrant and (ii) the information required to be supplied in a post-effective amendment by this paragraph 6 is not contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF GREENWOOD VILLAGE, STATE OF COLORADO, ON JANUARY 23, 1995.

                                          TELE-COMMUNICATIONS, INC.


                                          By:      /s/ Stephen M. Brett
                                              ---------------------------------
                                                  STEPHEN M. BRETT
                                               EXECUTIVE VICE PRESIDENT
                                                    AND SECRETARY


              SIGNATURE                         TITLE               DATE
              ---------                         -----               ----

         /s/ John C. Malone*            Chief Executive         January 23, 1995
- -------------------------------------    Officer and
           JOHN C. MALONE                President
                                         (Principal
                                         Executive Officer)

        /s/ Donne F. Fisher*            Executive Vice          January 23, 1995
- -------------------------------------    President and
           DONNE F. FISHER               Treasurer
                                         (Principal
                                         Financial Officer
                                         and Principal
                                         Accounting Officer)

          /s/ Bob Magness*              Chairman of the         January 23, 1995
- -------------------------------------    Board and Director
             BOB MAGNESS

        /s/ John W. Gallivan*           Director                January 23, 1995
- -------------------------------------
          JOHN W. GALLIVAN

          /s/                           Director
- -------------------------------------
             KIM MAGNESS

        /s/                             Director
- -------------------------------------
           ROBERT A. NAIFY

         /s/ Jerome H. Kern*            Director                January 23, 1995
- -------------------------------------
           JEROME H. KERN

       /s/                              Director
- -------------------------------------
          ANTHONY L. COELHO

          /s/                           Director
- -------------------------------------
             R.E. TURNER

                                 EXHIBIT INDEX

                                                                               PAGE NUMBER IN
 EXHIBIT                                                                        SEQUENTIALLY
 NUMBER                              DESCRIPTION                               NUMBERED COPY
 -------                             -----------                               --------------
   2.1   Agreement and Plan of Merger dated as of August 8, 1994 by and among
         Tele-Communications, Inc., TCI Communications Inc. and TeleCable
         Corporation. (Included in Proxy Statement/Prospectus as Appendix I.)*
   3.1   Restated Certificate of Incorporation of Registrant, as amended
         (incorporated by reference to Exhibit 3.1 to a Registration Statement on Form S-4 filed by TCI (Registration No. 33-56135)).
   3.2   Bylaws of Registrant. (Incorporated by reference to Exhibit 3.4 to a
         Registration Statement on Form S-4 filed by TCI (Registration No. 33-
         54263).)
   4.1   Specimen Stock Certificate for the Class A Common Stock, par value
         $1.00 per share, of Registrant. (Incorporated by reference to Exhibit
         4.1 to a Registration Statement on Form S-4 filed by TCI (Registration
         No. 33- 54263).)
   4.2   Specimen Stock Certificate for the Class B Common Stock, par value
         $1.00 per share, of Registrant. (Incorporated by reference to Exhibit
         4.2 to a Registration Statement on Form S-4 filed by TCI (Registration
         No. 33- 54263).)
   4.3   Specimen Stock Certificate for the Class B 6% Cumulative Redeemable
         Exchangeable Junior Preferred Stock, par value $.01 per share, of
         Registrant. (Incorporated by reference to Exhibit 4.3 to a Registration
         Statement on Form S-4 filed by TCI (Registration No. 33-54263).)
   4.4   Specimen Stock Certificate for Convertible Preferred Stock, Series C,
         $.01 par value, of Registrant. (Incorporated by reference to Exhibit
         4.4 to a Registration Statement on Form S-4 filed by TCI (Registration
         No. 33-56135).)
   4.5   Restated Certificate of Incorporation of Registrant, as amended
         (included as Exhibit 3.1.)
   4.6   Form of Junior Exchange Note Indenture. (Incorporated by reference to
         Exhibit 4.5 to a Registration Statement on Form S-4 filed by TCI
         (Registration No. 33-54263).)
   4.7   Specimen Stock Certificate for the Redeemable Convertible Preferred
         Stock, Series E, par value $.01 per share, of Registrant. (Incorporated by reference to Exhibit 4.7 to a Registration Statement on Form S-4
         filed by TCI (Registration No. 33-56135).)
     5   Opinion of Sherman & Howard L.L.C. regarding legality of securities being requested.
     8   Form of tax opinion of Willkie Farr & Gallagher regarding certain
         Federal income tax matters.
  10.1   TCI 1994 Stock Incentive Plan. (Incorporated by reference to Exhibit
         10.1 to a Registration Statement on Form S-4 filed by TCI (Registration
         No. 33-54263) (included as Appendix IV to Proxy Statement/Prospectus, which constitutes a prospectus thereunder).)

                                                                               PAGE NUMBER IN
 EXHIBIT                                                                        SEQUENTIALLY
 NUMBER                              DESCRIPTION                               NUMBERED COPY
 -------                             -----------                               --------------
 10.2    Restated and Amended Employment Agreement, dated as of November 1,
         1992, between Tele-Communications, Inc. and Bob Magness. (Incorporated
         herein by reference to TCI Communications, Inc.'s (formerly Tele-
         Communications, Inc.) ("TCIC") Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment No. 1)
         Commission File No. 0-5550.)
 10.3    Restated and Amended Employment Agreement, dated as of November 1,
         1993, between Tele-Communications, Inc. and John C. Malone.
         (Incorporated herein by reference to TCIC's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A
         (Amendment No. 1) Commission File No. 0-5550.)
 10.4    Employment Agreement, dated as of November 1, 1992, between Tele-
         Communications, Inc. and J.C. Sparkman. (Incorporated herein by reference to TCIC's Annual Report on Form 10-K for the year ended
         December 31, 1992, as amended by Form 10-K/A (amendment No. 1)
         Commission File No. 0-5550.)
 10.5    Employment Agreement, dated as of November 1, 1992, between Tele-
         Communications, Inc. and Fred A. Vierra. (Incorporated herein by reference to TCIC's Annual Report on Form 10-K for the year ended
         December 31, 1992, as amended by Form 10-K/A (amendment No. 1)
         Commission File No. 0-5550.)
 10.6    Employment Agreement, dated as of February 8, 1991, between Liberty
         Media Corporation and John C. Malone. (Incorporated by reference to a
         Registration Statement on Form S-4 filed by Liberty Media Corporation
         (Registration No. 37673).)
 10.7    First Amendment, dated October 24, 1991, to Employment Agreement between Liberty Media Corporation and John C. Malone. (Incorporated by
         reference to a Registration Statement on Form S-4 filed by Liberty
         Media Corporation (Registration No. 37673).)
 10.8    Form of Indemnification Agreement. (Incorporated by reference to
         Exhibit 10.8 to a Registration Statement on Form S-4 filed by TCI
         (Registration No. 33-54263).)
 10.9    Qualified Employee Stock Purchase Plan of Tele-Communications, Inc., as
         amended. (Incorporated herein by reference to the TCIC's Registration
         Statement on Form S-8 (Commission File No. 33-59058).)
  12     Calculation of Ratios of Earnings to Combined Fixed Charges and
         Preferred Stock Dividends. (Incorporated by reference to Exhibit 12 to a Registration Statement on Form S-4 filed by TCI (Registration No. 33-
         56135).)
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of KPMG Peat Marwick LLP.
 23.3    Consent of Price Waterhouse LLP.
 23.4    Consent of Sherman & Howard L.L.C. (included in Exhibit 5).
 23.5    Consent of Willkie Farr & Gallagher (included in Exhibit 8).
  24     Power of Attorney (included herein on page II-6).
 99.1    Form of Proxy for Special Meeting of TeleCable Corporation.

- --------